     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 1, 1999
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                        COPPER MOUNTAIN NETWORKS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                               3661                            33-0702004
   (STATE OR OTHER JURISDICTION         PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                             2470 EMBARCADERO WAY
                              PALO ALTO, CA 94303
                                (650) 858-8500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
                                RICHARD GILBERT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        COPPER MOUNTAIN NETWORKS, INC.
                             2470 EMBARCADERO WAY
                              PALO ALTO, CA 94303
                                (650) 858-8500
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

              LANCE W. BRIDGES, ESQ.                             LARRY W. SONSINI, ESQ.
             MICHAEL A. NEWMAN, ESQ.                           JAMES N. STRAWBRIDGE, ESQ.
               LAUREN D. BOYD, ESQ.                              DON S. WILLIAMS, ESQ.
                COOLEY GODWARD LLP                         WILSON SONSINI GOODRICH & ROSATI,
         4365 EXECUTIVE DRIVE, SUITE 1100                       PROFESSIONAL CORPORATION
               SAN DIEGO, CA 92121                                 650 PAGE MILL ROAD
                  (619) 550-6000                                  PALO ALTO, CA 94304
                                                                     (650) 493-9300

                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                ---------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration serial number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
                                                       PROPOSED
                                                       MAXIMUM
              TITLE OF SECURITIES                     AGGREGATE          AMOUNT OF
                TO BE REGISTERED                 OFFERING PRICE(1)(2) REGISTRATION FEE
--------------------------------------------------------------------------------------
Common Stock ($.001 par value).................      $60,000,000          $16,680
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

(1) Includes shares that the Underwriters will have the option to purchase solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.

                                ---------------
  REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY + +NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN + +OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE +
+SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Issued       , 1999

                                          Shares

                     [COPPER MOUNTAIN NETWORKS, INC. LOGO]

                                  COMMON STOCK

                                  -----------

COPPER  MOUNTAIN NETWORKS, INC. IS  OFFERING              SHARES OF  ITS COMMON
 STOCK. THIS  IS OUR INITIAL PUBLIC  OFFERING, AND NO PUBLIC  MARKET CURRENTLY
  EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE
   WILL BE BETWEEN $     AND $     PER SHARE.

                                  -----------

             WE HAVE APPLIED TO LIST THE COMMON STOCK ON THE NASDAQ
                    NATIONAL MARKET UNDER THE SYMBOL "CMTN."

                                  -----------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                  -----------

                              PRICE $     A SHARE

                                  -----------

                                                       UNDERWRITING   PROCEEDS TO
                                          PRICE TO    DISCOUNTS AND      COPPER
                                           PUBLIC      COMMISSIONS      MOUNTAIN
                                          --------    -------------   -----------
Per Share.............................    $              $              $
Total.................................   $              $              $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Copper Mountain has granted the underwriters the right to purchase up to an
additional           shares to cover any over-allotments. Morgan Stanley & Co.
Incorporated expects to deliver the shares of common stock to purchasers on , 1999.

                                  -----------

MORGAN STANLEY DEAN WITTER

            BANCBOSTON ROBERTSON STEPHENS

                                        DAIN RAUSCHER WESSELS
                          a division of Dain Rauscher Incorporated

      , 1999

                           [INSIDE FRONT COVER PAGE]

                    PHOTOGRAPHS, DESCRIPTIONS AND CAPTIONS

1. Top Caption: Copper Mountain's DSL solutions are delivered through three product families:

2. Top left side: Color photo of CopperEdge DSL Access Concentrator, one of the Company's products. Caption: CopperEdge DSL Access Concentrators. CopperEdge DSL Access Concentrators enable Competitive Local Exchange Carriers (CLECs), Incumbent Local Exchange Carriers (ILECs), Internet service providers and multi-tenant unit service providers to deploy high-speed Internet and remote LAN access services at competitive rates using ordinary copper telephone wiring. CopperEdge allows DSL users to access network services at speeds ranging from 128 Kbps to 1.544 Mbps.

3. Center: Color photo of CopperRocket DSL Access Device, one of the Company's products. Caption: CopperRocket DSL Access Devices. CopperRocket customer premise equipment (CPE) is used by teleworkers, small and medium businesses and other DSL users. The CopperRocket provides high-performance, always-on, dedicated Internet and LAN access. Users improve productivity, while obtaining more affordable telecommunications costs. Multiple speeds from 128 Kbps to 1.544 Mbps fit today's budget and bandwidth needs.

4. Lower right side: Color photo of a computer monitor with the Company's CopperView logo on the screen. Caption: CopperView Network Management Tools. CopperView network management tools allow carriers to easily configure, diagnose and monitor their DSL networks end-to-end from one site, match service offerings to the budget and bandwidth needs of each customer and--with the touch of a button--migrate a user to a higher-speed service in real time.

                    [INTERIOR FOLD-OUT OF FRONT COVER PAGE]

              IMAGES, DIAGRAM, DIAGRAM DESCRIPTIONS AND CAPTIONS

1. Left side: Color logos of the following customers of the Company:
   NorthPoint Communications, Inc.; UUNET, a subsidiary of MCI WorldCom, Inc.; ICG Communications, Inc.; Rhythms NetConnections Inc.; InterAccess; JATO Communications Corporation; Pacific Crest Networks, Inc.; and OnSite Access LLC. Caption: Copper Mountain's CLEC Customers Deploy DSL Nationwide.

2. Center: Diagram of a communications network of a metropolitan CLEC DSL deployment with a CLEC metro office, multiple ILEC central offices with CopperEdge DSL Access Concentrators, multi-tenant building with a CopperEdge DSL Access Concentrator, and multiple small office, home office and residential subscribers with access devices and corporate, Internet service provider and Internet data services. Caption: CLEC Metropolitan DSL Network Enabled by Copper Mountain Networks.

3. Right: Captions describing four key benefits of Copper Mountain's solution:

    . Support for Business Applications: Our products enable telecommunications service providers to deliver business services such as high-speed Internet access, corporate networking, teleworking and remote PBX extension.

    . Full Coverage DSL: Our SDSL and IDSL-based products allow our telecommunications service provider customers the flexibility and range to reach their targeted customers.

    . Multi-Vendor CPE Interoperability: We have partnered with third-party DSL CPE manufacturers through the CopperCompatible program to develop a broad line of modems, routers and other innovative CPE which are compatible with our CopperEdge DSL Access Concentrators.

    . Trouble-Free Operations: Our products are designed to reduce installation and support requirements for our customers while allowing large scale central-office based deployment of DSL solutions with a zero-installation "plug and play" DSL CPE that eliminates complex configuration issues for the end user.

                               PROSPECTUS SUMMARY

  You should read this summary together with the more detailed information and financial statements and notes appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters set forth in "Risk Factors."

                                  THE COMPANY

  Copper Mountain Networks is a leading supplier of high-speed DSL-based communications products for the broadband access market. Our solutions enable telecommunications service providers to provide high-speed, cost-effective connectivity over the existing copper wire telephone infrastructure to the business, multi-tenant unit and residential markets. We believe there is significant demand for high-speed data access services, especially among business users who have found current last-mile solutions to be inadequate or too costly. Therefore, Copper Mountain has initially focused on producing equipment that supports practical, large-scale deployment of DSL services to businesses and their associated teleworkers.

  The emergence of electronic commerce, business usage of web-based communications, remote access for teleworkers, applications hosting and other services have generated enormous traffic for the existing communications infrastructure. While there are a number of alternatives to deliver broadband connectivity for the last mile, such as T-1, ISDN, coaxial cable and wireless, we believe that none have the cost, performance and coverage advantages of using the existing copper wire telephone infrastructure. Digital Subscriber Line ("DSL") is a technology that was developed to enable telecommunications service providers to exploit this existing infrastructure to provide guaranteed, dedicated bandwidth at a low cost to virtually all businesses and homes in the United States. Telecommunications service providers are seeking vendors that have effectively incorporated DSL into communications equipment solutions, enabling the deployment of cost-effective, full-coverage, high-bandwidth data access services. Our flexible, scalable solution consists of the following products: CopperEdge DSL Access Concentrators, CopperRocket DSL Customer Premise Equipment ("CPE"), and CopperView Network Management Tools. Our products offer support for business applications, full-coverage DSL, multi-vendor CPE interoperability and trouble-free operations. We sell our products through a direct sales force and selected OEMs and distributors to telecommunications service providers. Our customers include NorthPoint Communications, Inc., Rhythms NetConnections Inc., ICG Communications, Inc. and UUNET, a subsidiary of MCI WorldCom, Inc. We have also formed strategic relationships with Lucent Technologies Inc. and 3Com Corporation.

                                  THE OFFERING

 Common stock offered.........................       shares
 Over-allotment option........................       shares
 Common stock to be outstanding after the
  offering....................................       shares(1)
 Use of proceeds..............................  We intend to use the net proceeds from the offering for
                                                general corporate purposes,
                                                including working capital and
                                                capital expenditures. See "Use
                                                of Proceeds."
 Proposed Nasdaq National Market symbol.......  CMTN

                             SUMMARY FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              MARCH 11, 1996
                                                (INCEPTION)    YEAR ENDED
                                                 THROUGH      DECEMBER 31,
                                               DECEMBER 31,  ----------------
                                                   1996       1997     1998
                                              -------------- -------  -------
STATEMENT OF OPERATIONS DATA:
Net revenue..................................    $   --      $   211  $21,821
Gross profit.................................        --       (1,506)   9,421
Loss from operations.........................     (2,036)     (9,697)  (6,644)
Net loss.....................................     (1,992)     (9,526)  (6,451)
Pro forma net loss per share, basic and
 diluted (2).................................                         $  (.39)
Shares used in computing pro forma net loss
 per share (2)...............................                          16,668

                                                        AT DECEMBER 31, 1998
                                                       -----------------------
                                                       ACTUAL  AS ADJUSTED (3)
                                                       ------- ---------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments..... $18,529      $
Working capital.......................................  24,326
Total assets..........................................  36,209
Long-term debt and capital lease obligations, less
 current portion......................................   1,965
Total stockholders' equity............................  26,843

--------
(1) Based upon the number of shares of Copper Mountain common stock outstanding as of December 31, 1998. Excludes, as of December 31, 1998, (i) 5,370,305 shares of common stock reserved for issuance under the Company's stock option plans, of which 4,265,471 shares were subject to outstanding options at a weighted average exercise price of $.52 per share; and (ii) 355,706 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.08 per share. See "Capitalization," "Description of Capital Stock" and "Management--1996 Equity Incentive Plan."

(2) Pro forma per share calculations reflect the conversion upon the closing of the offering of all outstanding shares of preferred stock into 15,334,824 shares of common stock.

(3) As adjusted to reflect our sale of shares of common stock offered hereby
    (at an assumed initial public offering price of $    per share) and after
    deducting estimated underwriting discounts and commissions and offering expenses payable by us and the application of our net proceeds from this offering. See "Capitalization."

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Prospectus Summary.......................................................    3
The Company..............................................................    5
Risk Factors.............................................................    6
Special Note Regarding Forward-Looking Statements........................   19
Use of Proceeds..........................................................   20
Dividend Policy..........................................................   20
Capitalization...........................................................   21
Dilution.................................................................   22
Selected Financial Data..................................................   23
Management's Discussion and Analysis of Financial Condition and Operating
 Results.................................................................   24

                                                                            PAGE
                                                                            ----
Business...................................................................  32
Management.................................................................  44
Certain Transactions.......................................................  52
Principal Stockholders.....................................................  54
Description of Capital Stock...............................................  57
Shares Eligible for Future Sale............................................  59
Underwriters...............................................................  61
Legal Matters..............................................................  63
Experts....................................................................  63
Additional Information.....................................................  63
Index to Financial Statements.............................................. F-1

  We are a California corporation and will reincorporate in Delaware prior to the consummation of this offering. Our principal executive offices are located at 2470 Embarcadero Way, Palo Alto, California 94303, and our telephone number is (650) 858-8500. Our fiscal year ends on December 31. We maintain a worldwide web site at www.coppermountain.com. The reference to our worldwide web address does not constitute incorporation by reference of the information contained at this site. CopperThrottle and the Copper Mountain logo are registered trademarks of Copper Mountain. Copper Mountain, CopperEdge, CopperView, CopperCompatible, CopperCraft and CopperRocket are unregistered trademarks of Copper Mountain. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. In this prospectus, "Copper Mountain," "we," "us" and "our" refer to Copper Mountain Networks, Inc., unless the context otherwise requires.

  Except as otherwise noted, all information in this prospectus assumes (i) our reincorporation from California to Delaware, which will be effective prior to the completion of this offering, has already taken place, (ii) the conversion of all outstanding shares of our preferred stock into common stock on a three-for-two basis upon the completion of this offering, and (iii) no exercise of the underwriters' over-allotment option. In addition, all common share numbers and common per share data in this prospectus reflect a three-for-two stock split effected on November 25, 1998.

  UNTIL       , 1999 (25 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL
DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                  THE COMPANY

  Copper Mountain is a leading supplier of high-speed DSL-based communications products for the broadband access market. Our solutions enable telecommunications service providers to provide high-speed, cost-effective connectivity over the existing copper wire telephone infrastructure to the business, multi-tenant unit and residential markets. We believe there is significant demand for high-speed data access services, especially among business users who have found current last-mile solutions to be inadequate or too costly. Therefore, Copper Mountain has initially focused on producing equipment that supports practical, large-scale deployment of DSL services to businesses and their associated teleworkers.

  The emergence of electronic commerce, business usage of web-based communications, remote access for teleworkers, applications hosting and other services have generated enormous traffic for the existing communications infrastructure. While there are a number of alternatives to deliver broadband connectivity for the last mile, such as T-1, ISDN, coaxial cable and wireless, we believe that none have the cost, performance and coverage advantages of using the existing copper wire telephone infrastructure. Digital Subscriber Line ("DSL") is a technology that was developed to enable telecommunications service providers to exploit this existing infrastructure to provide guaranteed, dedicated bandwidth at a low cost to virtually all businesses and homes in the United States.

  Telecommunications service providers are seeking vendors that have effectively incorporated DSL into communications equipment solutions enabling the deployment of cost-effective, full-coverage, high-bandwidth data access services. Our flexible, scalable solution consists of the following products:
CopperEdge DSL Access Concentrators, CopperRocket DSL Customer Premise Equipment ("CPE") and CopperView Network Management Tools. Our products offer the following benefits:

  . Support for Business Applications. Our products enable telecommunications service providers to deliver business services such as high-speed Internet access, corporate networking, teleworking and remote PBX extension.

  . Full Coverage DSL. Our SDSL and IDSL-based products allow our telecommunications service provider customers the flexibility and range to reach their targeted customers.

  . Multi-Vendor CPE Interoperability. We have partnered with third-party DSL CPE manufacturers through the CopperCompatible program to develop a broad line of modems, routers and other innovative CPE which are compatible with our CopperEdge DSL Access Concentrators.

  . Trouble Free Operations. Our products are designed to reduce installation and support requirements for our customers while allowing large scale central-office based deployment of DSL solutions with a zero-installation "plug and play" DSL CPE that eliminates complex configuration issues for the end user.

  Our objective is to be the leading supplier of DSL solutions to telecommunications service providers. We will focus on expanding our presence in the business and multi-tenant building markets. In addition, we will address the emerging opportunities we expect to develop in the residential market as telecommunications service providers seek to offer DSL services to residential subscribers seeking high-speed access. Our products are designed to support future services and technology, and we are currently developing the capability required to support additional services, such as virtual private networking and voice-over-packet, as well as additional technologies, such as HDSL2 and UADSL, to meet evolving telecommunications service provider and subscriber requirements. Finally, we are working to drive interoperability of DSL technology to facilitate faster and broader market acceptance.

  We sell our products through a direct sales force and selected OEMs and distributors to telecommunications service providers. Our customers include NorthPoint Communications, Inc., Rhythms NetConnections Inc., ICG Communications, Inc. and UUNET, a subsidiary of MCI Worldcom, Inc. As of December 31, 1998, we have sold over 900 CopperEdge DSL Access Concentrators. We have also formed strategic relationships with Lucent Technologies Inc. and 3Com Corporation to allow us to expand our distribution and market presence. In addition, to facilitate faster and broader market acceptance of our solutions, we have promoted a "CopperCompatible" program through which we offer licenses of our DSL CPE technology to other manufacturers of CPE equipment.

  Copper Mountain was incorporated in California in 1996 and reincorporated in Delaware in 1999. Our principal executive offices are located at 2470 Embarcadero Way, Palo Alto, California 94303, and our telephone number is
(650) 858-8500.

                                 RISK FACTORS

  This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

COPPER MOUNTAIN HAS A HISTORY OF LOSSES AND MAY EXPERIENCE FUTURE LOSSES

  Copper Mountain has incurred net losses of approximately $2.0 million for the period from inception through December 31, 1996, approximately $9.5 million for fiscal year 1997 and approximately $6.5 million for fiscal year 1998. As of December 31, 1998, we had an accumulated deficit of approximately $18.0 million. We have not achieved profitability and may incur net losses in the future. We anticipate continuing to incur significant sales and marketing, product development and general and administrative expenses and, as a result, we will need to generate significantly higher revenues to achieve and sustain profitability on an annual basis. Although our revenues have grown in recent quarters, we cannot be certain that we will continue to achieve revenue growth or realize sufficient revenues to achieve profitability.

COPPER MOUNTAIN IS DEPENDENT ON A SMALL NUMBER OF CUSTOMERS

  Copper Mountain sells its products predominantly to competitive local exchange carriers ("CLECs"). Aggregate sales to our four largest customers accounted for approximately 95% of our total revenues for the twelve months ended December 31, 1998. Sales to our most significant customers, NorthPoint Communications, Inc. and Rhythms NetConnections, Inc., accounted for approximately 61% and 18% of Copper Mountain's total revenues, respectively, for the twelve months ended December 31, 1998. Accordingly, unless and until we diversify and expand our customer base, our future success will significantly depend upon the timing and size of future purchase orders, if any, from our largest customers, the product requirements of these customers, the financial and operational success of these customers and, in particular, the success of these customers' services deployed using our products. Sales to our largest customers have in the past fluctuated and may in the future fluctuate significantly from quarter-to-quarter and year-to-year. The loss of any one of these customers, the delay of significant orders or the occurrence of any sales fluctuations could materially adversely affect our business, financial condition and results of operations. ICG Communications, Inc., a significant current customer, recently signed an agreement to sell its Digital Subscriber Line ("DSL") assets, including those already deployed or scheduled for delivery, to NorthPoint Communications and to designate NorthPoint Communications as its preferred DSL provider. As a result, ICG Communications may reduce, or even eliminate, the completion of its own DSL network, and consequently reduce or cease its purchases of our products.

COPPER MOUNTAIN HAS A LIMITED OPERATING HISTORY AND IS SUBJECT TO RISKS FREQUENTLY ENCOUNTERED BY EARLY STAGE COMPANIES

  Copper Mountain has a very limited operating history. We were incorporated in March 1996 and have generated only limited revenues. In addition, our business model is evolving and relies entirely upon emerging DSL technologies and the emerging CLEC industry. Investors must consider our business and prospects in light of the risks typically encountered by companies in their early stages of development, particularly those in rapidly evolving markets such as the telecommunications equipment industry. Some of these risks, in addition to those risks discussed elsewhere in this "Risk Factors" section, include:

  .  a history of losses and potential of future losses;

  .  significant fluctuations in quarterly operating results;

  .  the intensely competitive market for telecommunications equipment;

  . the challenges encountered in expanding our sales, support and distribution organization;

  . the risks relating to the timely introduction of new products and product enhancements; and

  . the risks associated with the expansion of our operational infrastructure.

We discuss these and other risks in more detail below. We cannot be certain that our business strategy will be successful or that we will successfully address these risks.

COPPER MOUNTAIN'S OPERATING RESULTS FLUCTUATE SIGNIFICANTLY

  Copper Mountain's quarterly and annual operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of its control. Some of these factors include:

  . the timing and amount of, or cancellation or rescheduling of, orders for our products and services, particularly large orders from our key customers and OEMs;

  . our ability to develop, introduce, ship and support new products and product enhancements and manage product transitions;

  . announcements, new product introductions and reductions in price of products offered by our competitors;

  .  the decrease of the average selling prices of our products;

  .  our ability to achieve cost reductions;

  . our ability to obtain sufficient supplies of sole or limited source components for our products;

  .  changes in the prices of our components;

  . our ability to attain and maintain production volumes and quality levels for our products;

  . the mix of products sold and the mix of distribution channels through which they are sold;

  .  fluctuations in demand for our products and services;

  . costs relating to possible acquisitions and integration of technologies or businesses; and

  . telecommunications and DSL market conditions and economic conditions generally.

  Historically, our backlog at the beginning of each quarter has not been equal to expected revenue for that quarter. Accordingly, we are dependent upon obtaining orders in a quarter for shipment in that quarter to achieve our revenue objectives. In addition, due in part to factors such as the timing of product release dates, purchase orders and product availability, significant volume shipments of products could occur at the end of our fiscal quarter. Failure to ship products by the end of a quarter may adversely affect our operating results. Furthermore, our customers may delay delivery schedules or cancel their orders without notice.

  Due to these and other factors, quarterly revenues, expenses and results of operations could vary significantly in the future, and period-to-period comparisons should not be relied upon as indications of future performance. We may not be able to increase our revenues in future periods or be able to sustain our existing level of revenues or our rate of revenue growth on a quarterly or annual basis. In addition, our quarterly or annual operating results may not meet the expectations of securities analysts and investors. If this happens, the trading price of our common stock could significantly decline.

COPPER MOUNTAIN IS SUBSTANTIALLY DEPENDENT ON EMERGING TELECOMMUNICATIONS SERVICE PROVIDERS

  The customers of Copper Mountain's products to date have predominantly been telecommunications service providers. The market for the services provided by these competitive carriers has only begun to emerge since the passage of the Telecommunications Act of 1996 (the "Telecom Act"), and many competitive carriers are still building their infrastructure and rolling out their services. These competitive carriers require substantial capital for the development, construction and expansion of their networks and the introduction of their services. Financing may not be available to emerging competitive carriers on favorable terms, if at all. The inability of our current or potential emerging competitive carrier customers to acquire and keep customers, to successfully raise needed funds, or to respond to any other trends such as price reductions for their services or diminished demand for telecommunications services generally, could adversely affect their operating results or cause them to reduce their capital spending programs. If our customers are forced to defer or curtail their capital spending programs, our sales may be adversely affected, which would have a material adverse effect on our business, financial condition and results of operations. In addition, many of the industries in which telecommunications service providers operate have recently experienced consolidation. The loss of one or more of our telecommunications service provider customers, through industry consolidation or otherwise, could have a material adverse effect on our business, financial condition and results of operations.

COPPER MOUNTAIN IS SUBSTANTIALLY DEPENDENT ON ACCEPTANCE OF DSL TECHNOLOGY BY A LIMITED NUMBER OF TELECOMMUNICATIONS SERVICE PROVIDERS

  Copper Mountain's future success is substantially dependent upon whether DSL technology gains widespread market acceptance by telecommunications service providers and end users of their services. Given the capital requirements, complex regulatory framework and other barriers to entry in the market, there are a limited number of telecommunications service providers. We have invested substantial resources in the development of DSL technology, and all of our products are based on DSL technology. Many telecommunications service providers continue to evaluate DSL technology, but they may not continue to pursue the deployment of DSL technology. Even if telecommunications service providers adopt policies favoring full-scale implementation of DSL technology, they may not choose to purchase our DSL product offerings. In addition, we have limited ability to influence or control decisions made by telecommunications service providers. Telecommunications service providers are continuously evaluating alternate high-speed data access technologies and may, at any time, adopt technologies other than the DSL technologies offered by Copper Mountain.

COPPER MOUNTAIN MUST KEEP PACE WITH THE RAPIDLY CHANGING PRODUCT REQUIREMENTS OF ITS CUSTOMERS

  The telecommunications and data communications markets are characterized by rapid technological advances, evolving industry standards, changes in end-user requirements, frequent new product introductions and evolving offerings by telecommunications service providers. We believe our future success will depend, in part, on our ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands. Our inability to develop on a timely basis new products or enhancements to existing products, or the failure of such new products or enhancements to achieve market acceptance, could materially adversely affect our business, financial condition and results of operations. We expect that new technologies or standards, such as UADSL and HDSL2, will become increasingly important as competition in our industry increases and the need for higher bandwidth and more cost efficient transmission equipment expands. The introduction of products embodying new technologies or the emergence of new industry standards could render our existing products obsolete or unmarketable. As standards and technologies evolve, we will be required to modify our products or develop and support new versions of our products. Our announcements of planned or new product offerings or product announcements by our competitors may cause our customers to defer or cancel the purchase of existing products. In such a rapidly changing environment, product cycles tend to be short. Therefore, from time-to-time we may need to write-off excess and obsolete inventory. In the past, we have experienced such write-offs attributed to the obsolescence of certain printed circuit boards. For the years ended December 31, 1998 and 1997, we reduced the carrying value of inventory by approximately $1,297,000 and $315,000, respectively, to take into consideration excess inventory levels and obsolete inventory. We also recorded charges for purchase commitments related to obsolete inventory not yet received by December 31, 1997 of approximately $582,000.

COPPER MOUNTAIN'S BUSINESS WILL BE SUBSTANTIALLY DEPENDENT ON CERTAIN STRATEGIC RELATIONSHIPS

  Copper Mountain's success will be substantially dependent upon its strategic partnerships, including its recently signed OEM agreements with Lucent Technologies Inc. and 3Com Corporation. Under the Lucent OEM agreement, Lucent will market and sell our DSL equipment for a period of up to four years. Under this agreement, we have agreed to manufacture, co-brand and sell our products to Lucent and to provide Lucent with training, installation and technical support for these products. In January 1999, shortly after we entered into our OEM agreement with Lucent, Lucent announced an agreement to acquire Ascend Communications, Inc., a competitor of ours which offers a competing DSL solution. As a result, Lucent may seek to reduce the marketing and/or sales of our products in favor of competitive products manufactured by Ascend.

  Under our agreement with 3Com, 3Com has agreed to market our DSL customer premise equipment ("CPE") for an initial period of up to three years. Under this agreement we have agreed to manufacture, co-brand and sell our products to 3Com. Additionally, this agreement calls for both companies to co-market their DSL products. Moreover, 3Com may request to manufacture its own DSL CPE products based on our DSL technology. Both parties have agreed to use good faith efforts to effect such manufacturing license.

  The amount and timing of resources which our strategic partners devote to our business is not within our control. Our strategic partners may not perform their obligations as expected. Agreements with our strategic partners are relatively new, and we cannot be certain that any revenue will be derived from strategic arrangements. If any of our strategic partners breaches or terminates its agreement or fails to perform its obligations under its agreement, that could have a material adverse effect on our business, financial condition and results of operations. In the event that these relationships are terminated, we may not be able to continue to maintain or develop strategic relationships or to replace strategic partners. In addition, any strategic agreements negotiated in the future may not be successful.

COPPER MOUNTAIN'S MARKETS ARE HIGHLY COMPETITIVE

  The market for telecommunications equipment is highly competitive. We compete directly with the following companies: Cisco Systems, Inc., Ascend (acquisition by Lucent pending), Alcatel S.A., Diamond Lane Communications Corporation (acquisition by Nokia Corporation pending) and Paradyne Corporation. We also compete with other DSL equipment providers. Many of our current and potential competitors have significantly greater selling and marketing, technical, manufacturing, financial, and other resources, including vendor-sponsored lease financing programs. Moreover, our competitors may foresee the course of market developments more accurately than we do. Although we believe we have certain technological and other advantages over our competitors, realizing and maintaining such advantages will require a continued high level of investment in research and development, marketing and customer service and support. Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources, including other large telecommunications equipment manufacturers, may enter those markets, thereby further intensifying competition. We may not have sufficient resources to continue to make the investments or achieve the technological advances necessary to compete successfully with existing competitors or new competitors. Additionally, our markets are characterized by increasing consolidation both within the data communications sector and by companies combining or acquiring data communications assets and assets for delivering voice-related services, as exemplified by the recently announced acquisitions of Ascend by Lucent and Diamond Lane by Nokia. Increased competition and consolidation could result in price reductions and loss of market share, which would materially adversely affect our business, financial condition and results of operations. Also, to the extent we introduce new product offerings intended to capitalize on the anticipated trend toward broad deployment of DSL services, including DSL services targeted at residential subscribers seeking high-speed access to public communications networks, we will encounter new competitors such as coaxial cable and wireless equipment vendors. Even if we are successful in competing in the business DSL market, we may not be able to compete successfully in the market for residential subscribers.

COPPER MOUNTAIN IS SUBJECT TO RISKS ASSOCIATED WITH THE INTRODUCTION OF NEW PRODUCTS

  Copper Mountain intends to continue to invest in product and technology development. The development of new or enhanced products is a complex and uncertain process requiring the accurate anticipation of technological and market trends. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction or marketing of new products and enhancements. The introduction of new or enhanced products also requires that we manage the transition from older products in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. In the future, we expect to develop certain new products, such as new DSL Access Concentrators, UADSL and HDSL2 line cards and new CPE. We may not successfully develop, introduce or manage the transition of these new products. Furthermore, products such as those we currently offer may contain undetected or unresolved errors when they are first introduced or as new versions are released. Despite testing, errors may be found in new products or upgrades after commencement of commercial shipments. These errors could result in:

  .  delays in or loss of market acceptance and sales;

  .  diversion of development resources;

  .  injury to our reputation; and

  .  increased service and warranty costs.

Any of these could materially adversely affect our business, financial condition and results of operations.

COPPER MOUNTAIN IS DEPENDENT ON WIDESPREAD MARKET ACCEPTANCE OF ITS PRODUCTS

  Widespread market acceptance of Copper Mountain's products is critical to its future success. Factors that may affect the market acceptance of our products include market acceptance of DSL technology in particular, the performance, price and total cost of ownership of our products, the availability and price of competing products and technologies and the success and development of our resellers, OEMs and field sales channels. Many of these factors are beyond our control. The introduction of new and enhanced products may cause certain customers to defer or return orders for existing products. Although we maintain reserves against such returns, such resources may not be adequate. We cannot be certain that we will not experience delays in product development in the future. Failure of our existing or future products to maintain and achieve meaningful levels of market acceptance would materially adversely affect our business, financial condition and results of operations.

COPPER MOUNTAIN'S OPERATING RESULTS ARE SUBSTANTIALLY DEPENDENT ON A SMALL NUMBER OF PRODUCTS

  Copper Mountain currently derives substantially all of its revenues from its product family of DSL solutions and expects that this concentration will continue in the foreseeable future. As a result, our future performance will depend on:

  .  the demand for DSL solutions;

  . successful development, introduction and market acceptance of new and enhanced products that address customer requirements;

  .  product introductions or announcements by our competitors;

  .  price competition; and

  .  technological change.

The market may not continue to demand our current products, and we may not be successful in marketing any new or enhanced products.

COPPER MOUNTAIN'S FAILURE TO ADEQUATELY PROTECT ITS PROPRIETARY RIGHTS MAY ADVERSELY AFFECT ITS BUSINESS

  Copper Mountain's success and ability to compete is dependent in part upon its proprietary technology. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. We presently have no patents, although we have one patent application pending which we intend to pursue but which is not central to our current business. Despite our efforts to protect our proprietary rights, existing copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of certain foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to protect our proprietary rights against unauthorized third-party copying or use. Any infringement of our proprietary rights could materially adversely affect our future operating results. Furthermore, policing the unauthorized use of our products is difficult. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our future operating results.

COPPER MOUNTAIN IS SUBSTANTIALLY DEPENDENT ON ITS KEY PERSONNEL

  Copper Mountain's success depends to a significant degree upon the continued contributions of the principal members of its sales, engineering and management personnel, many of whom would be difficult to replace. Specifically, we believe that our future success is highly dependent on our senior management, and in particular on Richard Gilbert, President and Chief Executive Officer; Joseph Markee, Chief Technology Officer; Steven Hunt, Vice President of Engineering; and Michael Kelly, Vice President of Sales. Except for agreements with Mr. Gilbert, Mr. Markee and Mr. Hunt, we do not have employment contracts with our key personnel. In any event, employment contracts would not prevent key personnel from terminating their employment with Copper Mountain. The loss of the services of any key personnel, particularly senior management and engineers, could materially adversely affect our business, financial condition and results of operations.

INABILITY TO ATTRACT AND RETAIN PERSONNEL MAY ADVERSELY AFFECT COPPER MOUNTAIN

  Copper Mountain has experienced growth in revenues and expansion of its operations which have placed significant demands on its management, engineering staff and facilities. We have recently hired additional engineering, sales, marketing, customer support and accounting personnel. Continued growth will also require us to hire more engineering, sales and administrative personnel. We have at times experienced, and continue to experience, difficulty in recruiting qualified personnel. Recruiting qualified personnel is an intensely competitive and time-consuming process. We may not be able to attract and retain the necessary personnel to accomplish our growth strategies and we may experience constraints that will adversely affect our ability to satisfy customer demand in a timely fashion or to support satisfactorily our customers and operations. In addition, companies in the telecommunications industry whose employees accept positions with competitors frequently claim that such competitors have engaged in unfair hiring practices. We received one such notice from another company and, although to date this notice has not resulted in litigation, we may receive other notices in the future as we seek to hire qualified personnel and such notices may result in material litigation. We could incur substantial costs in defending ourselves against any such litigation, regardless of the merits or outcome of such litigation.

FAILURE TO MANAGE THE GROWTH OF COPPER MOUNTAIN'S OPERATIONS WILL ADVERSELY AFFECT ITS BUSINESS

  Copper Mountain has rapidly and significantly expanded its operations and anticipates that further significant expansion will be required to address potential growth in its client base and market opportunities. During 1998, we increased the number of employees from 56 to 111. This expansion is placing a significant strain on our managerial, operational and financial resources. Most of our existing senior management personnel joined us within the last 18 months, including our President and Chief Executive Officer, who joined us in April

1998; our Vice President of Finance and Chief Financial Officer, who joined us in March 1998; our Vice President of Marketing, who joined us in May 1998; our Vice President of Business Development, who joined us in June 1998; and our Vice President of Operations, who joined us in October 1998. Our new employees include a number of key managerial, technical and operations personnel who we have not yet fully integrated. We expect to add additional key personnel in the near future, including direct sales and marketing personnel. To manage the expected growth of our operations and personnel, we will be required to:

  . improve existing and implement new operational, financial and management controls, reporting systems and procedures;

  .  install new management information systems; and

  . train, motivate and manage our sales and marketing, engineering, technical and customer support employees.

  We may not be able to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we are unable to manage growth effectively, our business, financial condition and results of operations will be materially adversely affected.

  We operate our business from facilities in Palo Alto, California and San Diego, California. We face challenges related to effectively and efficiently coordinating our operations between these facilities. If we are unsuccessful in meeting these challenges, our business and operating results may be adversely affected. Moreover, we currently fully occupy our existing facilities in San Diego, and we are in the process of securing new facilities to replace them. The demand for suitable commercial real estate in San Diego presently is greater than the available supply. To the extent we are unable to secure, build-out and move into larger facilities in San Diego, our ability to add new personnel and expand our operations in San Diego will be adversely affected. We may not be able to complete this move in a timely or cost effective manner, and there may be disruptions related to such move that could materially adversely affect our business, financial condition and results of operations.

COPPER MOUNTAIN'S DEPENDENCE ON SOLE AND SINGLE SOURCE SUPPLIERS EXPOSES IT TO SUPPLY INTERRUPTION

  Although Copper Mountain generally uses standard parts and components for its products, many key components are purchased from sole or single source vendors for which alternative sources are not currently available. We presently purchase three key components from vendors for which there are currently no substitutes: a semiconductor chip, a power supply and a system control module. We are evaluating alternate source vendors for each of these key components, but any alternate vendors may not meet our quality standards for component vendors. The inability to obtain sufficient quantities of these components may in the future result in delays or reductions in product shipments which could materially adversely affect our business, financial condition and results of operations. In the event of a reduction or interruption of supply, as much as six months could be required before we would begin receiving adequate supplies from alternative suppliers, if any. It is possible that a source may not be available for us or be in a position to satisfy our production requirements at acceptable prices and on a timely basis, if at all. In such event, our business, financial condition and results of operations would be materially adversely affected. In addition, the manufacture of certain of these single or sole source components is extremely complex, and our reliance on the suppliers of these components exposes us to potential production difficulties and quality variations, which could negatively impact cost and timely delivery of our products. Any significant interruption in the supply, or degradation in the quality, of any component could have a material adverse effect on our business, financial condition and results of operations.

COPPER MOUNTAIN'S DEPENDENCE ON INDEPENDENT MANUFACTURERS COULD RESULT IN PRODUCT DELIVERY DELAYS

  Copper Mountain currently uses a small number of independent manufacturers to provide certain printed circuit boards, chassis and subassemblies and, in certain cases, to complete final assembly and testing of our products. Our reliance on independent manufacturers involves a number of risks, including the absence of adequate capacity, the unavailability of or interruptions in access to certain process technologies and reduced control over delivery schedules, manufacturing yields and costs. We have historically subcontracted substantially all of our manufacturing to one company, SMS Technology, located in San Diego, California. We recently entered into a letter of intent with Flextronics International Ltd., located in San Jose, California, and expect to have a formal agreement in place by the end of the first quarter of 1999. Under the letter of intent, Flextronics will be our main source of independent manufacturing. The transition from SMS Technology to Flextronics may result in delays, interruptions or quality problems, and we may not effectively manage the transition. If our manufacturers are unable or unwilling to continue manufacturing our components in required volumes, we will have to identify acceptable alternative manufacturers, which could take in excess of six months. It is possible that a source may not be available to us when needed or be in a position to satisfy our production requirements at acceptable prices and on a timely basis, if at all. Any significant interruption in supply would result in the allocation of products to customers, which in turn could have a material adverse effect on our business, financial condition and results of operations. Moreover, since all of our final assembly and tests are performed in one location, any fire or other disaster at our assembly facility would have a material adverse effect on our business, financial condition and results of operations.

A LONGER THAN EXPECTED SALES CYCLE MAY RESULT IN OPERATING LOSSES FOR COPPER MOUNTAIN

  Copper Mountain's customers tend to be significantly larger than Copper Mountain and are able to exert a high degree of influence over Copper Mountain. They have sufficient bargaining power to demand low prices and other terms and conditions that may materially adversely affect our business, financial condition and results of operations. Prior to selling our products to customers, we must undergo lengthy product approval processes, often taking up to one year. Accordingly, we are continually submitting successive versions of our products as well as new products to our customers for approval. The length of the approval process can vary and is affected by a number of factors, including customer priorities, customer budgets and regulatory issues affecting telecommunication service providers. Delays in the product approval process could materially adversely affect our business, financial condition and results of operations. While we have been successful in the past in obtaining product approvals from our customers, such approvals and the ensuing sales of such products may not continue to occur. Delays can also be caused by late deliveries by other vendors, changes in implementation priorities and slower than anticipated growth in demand for the services that our products support. A delay in, or cancellation of, the sale of our products could result in operating losses and cause our results of operations to vary significantly from quarter to quarter.

COPPER MOUNTAIN IS SUBJECT TO RISKS ASSOCIATED WITH THE REGULATORY UNCERTAINTY OF THE TELECOMMUNICATIONS INDUSTRY

  CLECs and other telecommunications service providers have been allowed to compete with incumbent local exchange carriers ("ILECs") in providing local exchange services, primarily as a result of the adoption of regulations under the Telecom Act which impose new duties on ILECs to open local telephone markets to competition. Although the Telecom Act was designed to expand competition in the telecommunications industry, the realization of the objectives of the Telecom Act is subject to many uncertainties, including

  . judicial and administrative proceedings designed to define rights and obligations pursuant to the Telecom Act;

  . actions or inactions by ILECs or other carriers that affect the pace at which changes contemplated by the Telecom Act occur;

  . resolution of questions concerning which parties will finance such changes; and

  .  other regulatory, economic and political factors.

  Any changes to legal requirements, the adoption of new regulations by federal or state regulatory authorities under the Telecom Act or any legal challenges to the Telecom Act could have a material adverse effect upon the market for our products. Moreover, our distributors or telecommunications service provider customers may require, or we may otherwise deem it necessary or advisable, that we modify our products to address actual or anticipated changes in the regulatory environment. Our inability to modify our products or address any regulatory changes could have a material adverse effect on our business, financial condition or results of operations.

FAILURE TO MEET FUTURE CAPITAL NEEDS MAY ADVERSELY AFFECT COPPER MOUNTAIN'S BUSINESS

  Copper Mountain requires substantial working capital to fund its business. We have had significant net losses and negative cash flow from operations since inception and may continue to experience net losses and negative cash flow in the future. As of December 31, 1998, we had approximately $18.5 million in cash and short term investments. We expect to use the net proceeds of this offering primarily to continue investments in product development, to expand sales and marketing activities and to make capital expenditures. We believe that such proceeds, together with our existing capital resources, will be sufficient to meet our capital requirements for at least the next twelve months. However, our capital requirements depend on several factors, including the rate of market acceptance of our products, the ability to expand our client base, the growth of sales and marketing and other factors. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or such equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. Additional financing may not be available when needed on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures, which could materially adversely affect our business, financial condition or results of operations.

INTELLECTUAL PROPERTY CLAIMS AGAINST COPPER MOUNTAIN CAN BE COSTLY AND RESULT IN THE LOSS OF SIGNIFICANT RIGHTS

  The telecommunications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. As the number of entrants in our market increases and the functionality of our products is enhanced and overlaps with the products of other companies, we may become subject to claims of infringement or misappropriation of the intellectual property rights of others. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. Any claims asserting that our products infringe or may infringe proprietary rights of third parties, if determined adversely to us, could have a material adverse effect on our business, financial condition or results of operations. In our agreements, we agree to indemnify our customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. Third parties may assert infringement or misappropriation claims against us in the future with respect to current or future products. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our operating results. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. Legal action claiming patent infringement may be commenced against us. We cannot assure you that we would prevail in such litigation given the complex technical issues and inherent uncertainties in patent litigation. In the event a patent claim against us was successful and we could not obtain a license on acceptable terms or license a substitute technology or redesign to avoid infringement, our business, financial condition and results of operations would be materially adversely affected.

FAILURE TO COMPLY WITH REGULATIONS AND EVOLVING INDUSTRY STANDARDS COULD DELAY COPPER MOUNTAIN FROM INTRODUCING NEW PRODUCTS

  The market for Copper Mountain's products is characterized by the need to meet a significant number of communications regulations and standards, some of which are evolving as new technologies are deployed. In order to meet the requirements of our customers, our products may be required to comply with various regulations including those promulgated by the FCC and standards established by Underwriters Laboratories and Bell Communications Research. Failure of our products to comply, or delays in compliance, with the various existing and evolving industry regulations and standards could delay the introduction of our products. Moreover, enactment by federal, state or foreign governments of new laws or regulations, changes in the interpretation of existing laws or regulations or a reversal of the trend toward deregulation in the telecommunications industry could have a material adverse effect on our customers, and thereby materially adversely affect our business, financial condition and results of operations.

YEAR 2000 RISKS MAY RESULT IN MATERIAL ADVERSE EFFECT ON COPPER MOUNTAIN'S BUSINESS

  As is true for most companies, the Year 2000 problem creates a risk for us. If systems do not correctly recognize date information when the year changes to 2000, there could be an adverse impact on our operations. The risk exists primarily in four areas:

  .  potential warranty or other claims from our customers;

  .  systems we use to run our business;

  .  systems used by our suppliers; and

  . the potential for failures of our products, particularly our central office-based systems, due to Year 2000 problems associated with products manufactured by other equipment vendors used in conjunction with our products.

  We are currently evaluating our exposure in all of these areas.

  We are in the process of conducting a comprehensive inventory and evaluation of the information systems used to run our business. Systems which are identified as non-compliant will be upgraded or replaced. For the Year 2000 non-compliance issues identified to date, the cost of remediation is not expected to be material to our operating results. However, if implementation of replacement systems is delayed, or if significant new non-compliance issues are identified, our business, financial condition or results of operations could be materially adversely affected.

  We intend to contact our critical suppliers and contract manufacturers to determine whether their operations and the products and services they provide are Year 2000 compliant. Where practicable, we will attempt to mitigate our risks with respect to the failure of our suppliers and contract manufacturers to be prepared for any Year 2000 problems. However, such failures remain a possibility and could have a material adverse impact on our business, financial condition or results of operations.

  Although we believe our products are Year 2000 compliant, because all customer situations cannot be anticipated, we may see an increase in warranty and other claims as a result of the Year 2000 transition. In addition, litigation regarding Year 2000 compliance issues is expected to escalate. For these reasons, the impact of customer claims could have a material adverse impact on our business, financial condition or results of operations.

COPPER MOUNTAIN MAY BE SUBJECT TO SIGNIFICANT LIABILITY CLAIMS FROM ITS CUSTOMERS AND THE END-USERS OF ITS PRODUCTS

  Copper Mountain's products have in the past contained, and may in the future contain, undetected or unresolved errors when first introduced or as new versions are released. Despite extensive testing, errors, defects or failures may be found in our current or future products or enhancements after commencement of commercial shipments. If this happens, we may experience delay in or loss of market acceptance and sales, product returns, diversion of development resources, injury to our reputation or increased service and warranty costs, any of which could have a material adverse effect on our business, financial condition and results of operations. Moreover, because our products are designed to provide critical communications services, we may receive significant liability claims. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. These limitations may not, however, preclude all potential claims resulting from a defect in one of our products. Although we maintain product liability insurance covering certain damages arising from implementation and use of our products, our insurance may not cover any claims sought against us. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful could seriously damage our reputation and our business.

COPPER MOUNTAIN MAY ENGAGE IN FUTURE ACQUISITIONS THAT DILUTE ITS
STOCKHOLDERS, CAUSE IT TO INCUR DEBT AND ASSUME CONTINGENT LIABILITIES

  As part of Copper Mountain's business strategy, we expect to review acquisition prospects that would complement our current product offerings, augment our market coverage or enhance our technical capabilities, or that may otherwise offer growth opportunities. While we have no current agreements or negotiations underway with respect to any such acquisitions, we may acquire businesses, products or technologies in the future. In the event of such future acquisitions, we could:

  . issue equity securities which would dilute current stockholders' percentage ownership;

  .  incur substantial debt; or

  .  assume contingent liabilities.

  Such actions by us could materially adversely affect our results of operations and/or the price of our common stock. Acquisitions also entail numerous risks, including:

  . difficulties in assimilating acquired operations, technologies or products;

  . unanticipated costs associated with the acquisition could materially adversely affect our results of operations;

  .  diversion of management's attention from other business concerns;

  . adverse effects on existing business relationships with suppliers and customers;

  . risks of entering markets in which we have no or limited prior experience; and

  .  potential loss of key employees of acquired organizations.

  We may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

COPPER MOUNTAIN MAY BE EXPOSED TO RISKS ASSOCIATED WITH INTERNATIONAL
OPERATIONS

  Copper Mountain does not currently sell its products or have operations in international markets. However, we may seek to expand sales by expanding into international markets. Conducting business outside of the United States is subject to certain risks, including:

  .  longer accounts receivable collection cycles;

  .  difficulties in managing operations across disparate geographic areas;

  . difficulties associated with enforcing agreements and collecting receivables through foreign legal systems;

  . changes in a specific country's or region's political or economic conditions;

  .  trade protection measures;

  .  import or export licensing requirements;

  .  potential adverse tax consequences;

  .  unexpected changes in regulatory requirements; and

  . reduced or limited protection of our intellectual property rights in some countries.

  In addition, we might not successfully market, sell and distribute our products in local markets and we cannot be certain that one or more of such factors will not materially adversely affect our future international operations, and consequently, our business, financial condition and results of operations.

CONTROL BY EXISTING STOCKHOLDERS MAY LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND CERTAIN TRANSACTIONS

  Upon completion of this offering, Copper Mountain's executive officers, directors and principal stockholders and their affiliates will beneficially
own      shares or approximately    % of the outstanding shares of common
stock (    % if the underwriters' over-allotment option is exercised in full).
These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

COPPER MOUNTAIN'S STOCK PRICE MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL SHARES AT OR ABOVE THE OFFERING PRICE

  There has previously not been a public market for Copper Mountain's common stock. We cannot predict the extent to which investor interest in Copper Mountain will lead to the development of a trading market or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the Underwriters and may not be indicative of prices that will prevail in the trading market. The trading price of our common stock could be subject to wide fluctuations in response to factors such as:

  .  actual or anticipated variations in quarterly operating results;

  .  announcements of technological innovations;

  .  new products or services offered by us or our competitors;

  .  changes in financial estimates by securities analysts;

  . announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

  .  additions or departures of key personnel;

  .  sales of common stock; and

  .  other events or factors, many of which are beyond our control.

  In addition, the stock market in general, and the Nasdaq National Market and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and these trading prices and multiples are substantially above historical levels. These trading prices and multiples may not be sustained. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would materially adversely affect our business, financial condition and results of operations.

SUBSTANTIAL FUTURE SALES OF COPPER MOUNTAIN'S COMMON STOCK IN THE PUBLIC MARKET COULD CAUSE ITS STOCK PRICE TO FALL

  Sales of Copper Mountain's common stock in the public market after this offering could adversely affect the market price of its common stock. Upon
completion of this offering, we will have approximately         shares of
common stock outstanding, of which approximately         shares (approximately
        shares if the underwriters' over-allotment option is exercised in full) will be freely transferable without restriction or registration under the Securities Act of 1933 (the "Securities Act"), unless such shares are held by our affiliates, as that term is defined in Rule 144 under the Securities Act. The officers and directors and all of our existing stockholders have agreed with Morgan Stanley & Co. Incorporated or have otherwise agreed with us not to sell or otherwise dispose of any of their shares for 180 days after the date of this prospectus. However, Morgan Stanley & Co. Incorporated may, in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. Sales of common stock by existing stockholders in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

  In addition, as soon as practicable after the date of this prospectus, we intend to file a registration statement on Form S-8 with the Securities and Exchange Commission covering the 8,173,383 shares of common stock reserved for issuance under our 1996 Equity Incentive Plan and 1999 Employee Stock Purchase Plan. On the date 180 days after the effective date of this offering, at least 1,531,294 shares will be subject to immediately exercisable options (based on options outstanding on February 26, 1999). Sales of a large number of shares could have an adverse effect on the market price for our common stock.

  After this offering, the holders of 15,690,530 shares of common stock (including shares issuable upon exercise of warrants) will have certain rights with respect to registration of such shares for sale to the public. If such holders, by exercising their registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for our common stock. If we were to include in a company-initiated registration shares held by such holders pursuant to the exercise of their registration rights, such sales may have an adverse effect on our ability to raise needed capital.

CERTAIN PROVISIONS IN COPPER MOUNTAIN'S CORPORATE CHARTER AND BYLAWS MAY DISCOURAGE TAKE-OVER ATTEMPTS AND THUS DEPRESS THE MARKET PRICE OF OUR STOCK

  Provisions in Copper Mountain's Certificate of Incorporation, as amended and restated upon the closing of this offering (the "Restated Certificate") may have the effect of delaying or preventing a change of control or changes in its management. These provisions include:

  . the right of the Board of Directors to elect a director to fill a vacancy created by the expansion of the board of directors;

  . the ability of the Board of Directors to alter our bylaws without getting stockholder approval; and

  . the requirement that at least 10% of the outstanding shares are needed to call a special meeting of stockholders.

  This could discourage potential take-over attempts and could adversely affect the market price of our common stock. In addition, these provisions may limit the ability of stockholders to remove our current management.

COPPER MOUNTAIN HAS NO SPECIFIC PLAN FOR ANY SIGNIFICANT PORTION OF PROCEEDS

  Copper Mountain currently has no specific plans for any significant portion of the net proceeds of the offering. As a consequence, our management will have the discretion to allocate the net proceeds of this offering to uses the stockholders may not deem desirable. We may not be able to invest these proceeds to yield a significant return. Substantially all of the proceeds of the offering will be invested in short-term, interest-bearing, investment grade securities for an indefinite period of time.

DILUTION

  Because Copper Mountain's common stock has in the past been sold at prices substantially less than the initial public offering price that you will pay,
you will suffer immediate dilution of $      per share in pro forma net
tangible book value. The exercise of outstanding options and warrants may result in further dilution. See "Dilution."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "except," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risks Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations.

                                USE OF PROCEEDS

  The net proceeds to be received by Copper Mountain from the sale of
shares of common stock in this offering are estimated to be $     ($     if
the underwriters exercise their over-allotment option in full), at an assumed
initial public offering price of $     and after deducting underwriting
discounts and commissions and estimated offering expenses of $     payable by
Copper Mountain.

  We expect to use the net proceeds for general corporate purposes, including working capital and other corporate purposes, such as expansion of sales and marketing activities and our overall operations. The amounts we actually expend for such working capital and other purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under "Risk Factors." Accordingly, our management will retain broad discretion in the allocation of the net proceeds of this offering. A portion of the net proceeds may also be used to acquire or invest in complimentary businesses, technologies, product lines or products. We have no current plans, agreements or commitments with respect to any such acquisition, and we are not currently engaged in any negotiations with respect to any such transaction. Pending such uses, the net proceeds of this offering will be invested in short term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

  We have never declared nor paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. In addition, our loan and security agreement with a commercial bank prohibits the payment of dividends. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, general business condition and such other factors as the Board of Directors may deem relevant.

                                CAPITALIZATION

  The following table sets forth our capitalization as of December 31, 1998:

  .  on an actual basis;

  . on a pro forma basis to reflect the conversion upon the closing of the offering of all outstanding shares of preferred stock into 15,334,824 shares of common stock; and

  .  on a pro forma basis as adjusted to reflect the sale of the common stock
     offered hereby at an assumed initial public offering price of $     per
     share and the receipt of the net proceeds therefrom, after deducting the estimated expenses, underwriting discounts and commissions payable by Copper Mountain.

  This information should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus.

                                                      DECEMBER 31, 1998
                                                --------------------------------
                                                                      PRO FORMA
                                                 ACTUAL   PRO FORMA  AS ADJUSTED
                                                --------  ---------  -----------
                                                 (IN THOUSANDS, EXCEPT SHARE
                                                            DATA)
Long-term debt, less current portion(1)........ $  1,965  $  1,965    $  1,965
                                                --------  --------    --------
Stockholders' equity:
  Convertible preferred stock, no par value,
   10,602,464 shares authorized, 10,223,230
   shares issued and outstanding actual; $.001
   par value, 5,000,000 shares authorized, no
   shares issued and outstanding pro forma and
   pro forma as adjusted(2)....................   44,502       --          --
  Common stock, $.001 par value,
   29,397,536 shares authorized, 2,516,873
   shares issued and outstanding actual,
   17,851,697 shares issued and outstanding pro
   forma; 100,000,000 shares authorized,
          shares issued and outstanding pro
   forma as adjusted(2)........................        3        18
  Notes receivable from stockholders...........      (41)      (41)        (41)
  Paid-in capital..............................    1,416    45,903
  Deferred compensation........................   (1,068)   (1,068)     (1,068)
  Accumulated deficit..........................  (17,969)  (17,969)    (17,969)
                                                --------  --------    --------
    Total stockholders' equity.................   26,843    26,843
                                                --------  --------    --------
      Total capitalization..................... $ 28,808  $ 28,808    $
                                                ========  ========    ========

--------
(1) See Notes 3 and 4 of Notes to Financial Statements.
(2) Based upon the number of shares of common stock outstanding as of December 31, 1998. Excludes, as of December 31, 1998, (i) 5,370,305 shares of common stock reserved for issuance under our 1996 Equity Incentive Plan, of which 4,265,471 shares were subject to outstanding options at a weighted average exercise price of $.52 per share; and (ii) 355,706 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.08 per share. See "Description of Capital Stock" and "Management--1996 Equity Incentive Plan."

                                   DILUTION

  Our pro forma net tangible book value as of December 31, 1998 was approximately $26.8 million or $1.50 per share of common stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, assuming conversion of all outstanding shares of preferred stock into common stock. Without taking into account any other changes in the net tangible book value after December 31, 1998, other than to give effect to our sale of the shares of common stock offered hereby at an assumed initial public
offering price of $    per share, and our receipt of the estimated net
proceeds therefrom, our pro forma net tangible book value as of December 31,
1998 would have been approximately $    million or $    per share. This
represents an immediate increase in net tangible book value of $    per share
to existing stockholders and an immediate dilution of $    per share to new
investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share...................       $
  Pro forma net tangible book value per share before this
   offering....................................................... $1.50
  Increase per share attributable to new investors................
                                                                   -----
Pro forma net tangible book value per share after this offering...
                                                                         -------
Dilution per share to new investors...............................       $
                                                                         =======

  The following table summarizes, on a pro forma basis as of December 31, 1998, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from Copper Mountain, the total consideration paid and the average price per share paid, before deducting the underwriting discounts and commissions and estimated offering expenses payable by Copper Mountain.

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                ------------------ ------------------- PRICE PER
                                  NUMBER   PERCENT   AMOUNT    PERCENT   SHARE
                                ---------- ------- ----------- ------- ---------
Existing stockholders.......... 17,851,697       % $45,651,000       %   $2.56
New investors..................
                                ----------  -----  -----------  -----
  Total........................             100.0% $            100.0%
                                ==========  =====  ===========  =====

  The foregoing discussion and tables assume no exercise of any stock options or warrants outstanding as of December 31, 1998. As of December 31, 1998, there were options outstanding to purchase a total of 4,265,471 shares of common stock with a weighted average exercise price of $.52 per share and warrants outstanding to purchase a total of 355,706 shares of common stock with a weighted average exercise price of $2.08 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Operating Results and Copper Mountain's Financial Statements and Notes thereto, included elsewhere in this Prospectus. The selected financial data for the period from March 11, 1996 (inception) through December 31, 1996 and for each of the two years in the period ended December 31, 1998 and as of December 31, 1996, 1997 and 1998, are derived from the financial statements of Copper Mountain that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere in this prospectus.

                                               PERIOD FROM
                                              MARCH 11, 1996
                                               (INCEPTION)     YEAR ENDED
                                                 THROUGH      DECEMBER 31,
                                               DECEMBER 31,  ----------------
                                                   1996       1997     1998
                                              -------------- -------  -------
                                                (IN THOUSANDS, EXCEPT PER
                                                        SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue..................................    $   --      $   211  $21,821
Cost of revenue..............................        --        1,717   12,400
                                                 -------     -------  -------
Gross profit (loss)..........................        --       (1,506)   9,421
Operating expenses:
  Research and development...................      1,483       4,753    7,225
  Sales and marketing........................        --        1,510    5,363
  General and administrative.................        553       1,928    3,428
  Amortization of deferred stock
   compensation..............................        --          --        49
                                                 -------     -------  -------
    Total operating expenses.................      2,036       8,191   16,065
                                                 -------     -------  -------
Loss from operations.........................     (2,036)     (9,697)  (6,644)
Interest income..............................         47         268      406
Interest expense.............................         (3)        (97)    (213)
                                                 -------     -------  -------
Net loss.....................................    $(1,992)    $(9,526) $(6,451)
                                                 =======     =======  =======
Basic and diluted net loss per share(1)......    $(10.66)    $(13.51) $ (4.84)
                                                 =======     =======  =======
Shares used to compute basic and diluted net
 loss per share(1)...........................        187         705    1,333
                                                 =======     =======  =======
Pro forma net loss per share, basic and
 diluted(2)..................................                         $  (.39)
                                                                      =======
Shares used in computing pro forma net loss
 per share(2)................................                          16,668
                                                                      =======

                                                             DECEMBER 31,
                                                        ----------------------
                                                         1996   1997    1998
                                                        ------ ------- -------
                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...... $3,406 $ 9,517 $18,529
Working capital........................................    366   7,653  24,326
Total assets...........................................  4,056  12,332  36,209
Long-term debt and capital lease obligation, less
 current portion.......................................    262     735   1,965
Total stockholders' equity.............................    750   9,069  26,843

--------
(1) See Note 1 of Notes to the Financial Statements for a description of the computation of the basic and diluted net loss per share and the number of shares used to compute basic and diluted net loss per share.
(2) Pro forma per share calculations reflect the conversion upon the closing of the offering of all outstanding shares of preferred stock into 15,334,824 shares of common stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND OPERATING RESULTS

  The following discussion should be read in conjunction with the Financial Statements and the related Notes contained elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of such terms and other comparable terminology. These statements are only predictions. Our actual results may differ significantly from those projected in the forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

  From Copper Mountain's inception in March 1996 through December 1997, our operating activities related primarily to developing, building and testing prototype products; building our technical support infrastructure; commencing the staffing of our marketing, sales and customer service organizations; and establishing relationships with customers. We commenced shipments of our CopperEdge product family in September 1997, including our initial line cards and our CopperRocket DSL customer premise equipment ("CPE"). Since inception, we have incurred significant losses and as of December 31, 1998, we had an accumulated deficit of $18.0 million. See "Risk Factors--Copper Mountain Has a History of Losses and May Experience Future Losses."

  Our revenue is generated primarily from sales of our central office based equipment: our CopperEdge 200 ("CE200") DSL Access Concentrators, the related wide area network ("WAN") cards and line cards and, to a lesser extent, from sales of our DSL CPE. Additionally, we plan to sell network management software which provides monitoring and management capabilities for the CE200, revenues from which have not been material to date. For the year ended December 31, 1998, sales to our four largest customers accounted for approximately 95% of our revenue. Sales to NorthPoint Communications, Inc. and Rhythms NetConnections Inc., both of which are CLECs, accounted for 61% and 18% of our revenue, respectively, for the same period. While the level of sales to any specific customer is expected to vary from period to period, we expect that we will continue to have significant customer concentration for the foreseeable future. See "Risk Factors--Copper Mountain Is Dependent on a Small Number of Customers."

  We market and sell our products directly to telecommunications service providers and, to a lesser extent, through strategic OEMs and distributors. We generally recognize revenue from product sales upon shipment if collection of the resulting receivable is probable and product returns are reasonably estimated. No revenue is recognized on products shipped on a trial basis. Estimated sales returns based on historical experience by product are recorded at the time the product revenue is recognized. To date, we have not generated any revenues from international sources.

  We expect our gross margin to be affected by many factors including competitive pricing pressures, fluctuations in manufacturing volumes, costs of components and sub-assemblies, the mix of products or system configurations sold and the volume and timing of sales of follow-on line cards for CE200 systems shipped in prior periods. Additionally, our gross margin may fluctuate due to changes in our mix of distribution channels. Currently we derive the majority of our revenue from sales made directly to telecommunications service providers. With the recent strategic OEM agreements with Lucent Technologies Inc. and 3Com Corporation, we expect to generate increasing OEM revenue in the future. A significant increase in our OEM revenue could further impact or reduce our gross margin.

  To date, gross margin on sales of our CE200 and related WAN and line cards, typically sold as a combined system, has been higher than gross margin on sales of DSL CPE. Furthermore, combined systems are not generally fully populated (i.e., eight line cards per system which can support up to 192 subscribers) when sold.

When our customers add more subscribers than are supported in the initial configuration, we expect that these customers will purchase additional line cards from us to increase subscriber capacity. The sale of additional line cards generates higher gross margin than the initial sale of combined systems. Gross margin on our DSL CPE is expected to decline in the future and we expect to face pricing competition which may result in lower average selling prices for these products as other suppliers of Copper Mountain compatible CPE enter the market. As the telecommunications service providers that purchase our products make their services broadly available to their customers, we expect our product mix to continue to shift more heavily toward sales of line cards. We expect gross margin for our CE200 systems and follow-on line cards to improve due to lower component costs and improved costs from our subcontractors as our revenue from these products increases. However, we cannot be sure that we will achieve or maintain the revenue volumes required for these increases in gross margin. See "Risk Factors--Copper Mountain's Operating Results Fluctuate Significantly."

  We outsource most of our manufacturing and supply chain management operations, and we conduct manufacturing engineering, quality assurance, program management, documentation control and product repairs at our manufacturing facility in San Diego, California. Accordingly, a significant portion of our cost of revenue consists of payments to our current contract manufacturer, SMS Technologies, Inc. We expect to transition to a new independent manufacturer in 1999, Flextronics International Ltd. See "Risk Factors--Copper Mountain's Dependence on Independent Manufacturers Could Result in Product Delivery Delays." The Company selected Flextronics as its new manufacturing partner with the goal of lowering per unit product costs as a result of manufacturing economies of scale. However, we cannot assure you when or if such cost reductions will occur. The failure to obtain such cost reductions could materially adversely affect our gross margins and operating results.

  Research and development expenses consist principally of salaries and related personnel expenses, consultant fees and prototype expenses related to the design, development and testing of our products and enhancement of our network management software. We expense all research and development expenses as incurred. We believe that continued investment in research and development is critical to attaining our strategic product and cost-reduction objectives and, as a result, we expect these expenses to increase in absolute dollars in the future.

  Sales and marketing expenses consist of salaries, commissions and related expenses for personnel engaged in marketing, sales and field service support functions, as well as trade shows and promotional expenses. We intend to invest in marketing, selling and promotional programs, and therefore we expect expenses related to these programs to continue to increase substantially in absolute dollars in the future. In addition, we expect to substantially expand our field sales operations and customer support organizations, which would also result in an increase in sales and marketing expenses.

  General and administrative expenses consist primarily of salaries and related expenses for executive, finance, human resources, and administrative personnel, recruiting expenses, professional fees and other general corporate expenses. We expect general and administrative expenses to increase in absolute dollars as we add personnel and incur additional costs related to the growth of our business and operation as a public company.

  Despite growing revenues, we have not been profitable on a fiscal-year basis, and we may continue to incur net losses. In addition to the customer concentration we have experienced, we also have a lengthy sales cycle for our products, and there is often a significant delay between the time we incur expenses and the time we realize the related revenue. To the extent that future revenues do not increase significantly in the same periods in which operating expenses increase, our operating results would be adversely affected. See "Risk Factors--Copper Mountain's Operating Results Fluctuate Significantly." In 1999, we expect to combine our two offices in San Diego, California in a new facility which we expect will provide us room for future expansion. The rent for this new San Diego facility will be significantly greater than our rent obligations for our current facilities.

  The Company first generated revenue from sales of its CE200 in September 1997. Prior to that time, the Company had no revenue. As a result, the Company believes that period-to-period comparisons of annual operating results prior to 1997 are less meaningful than an analysis of recent annual and quarterly operating results. Accordingly, the Company is providing a discussion and analysis of its results of operations that is primarily focused upon 1997, 1998 and the six quarters ended December 31, 1998.

QUARTERLY OPERATING RESULTS

  The following tables present unaudited quarterly operating results, in dollars and as a percentage of net revenue, for the six quarters ended December 31, 1998. We believe this information reflects all adjustments (consisting only of normal recurring adjustments) that we consider necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The results for any quarter are not necessarily indicative of results for any future period.

                                           QUARTER ENDED
                         -----------------------------------------------------------
                                                MAR.      JUNE      SEPT.     DEC.
                          SEPT.     DEC. 31,     31,       30,       30,       31,
                         30, 1997     1997      1998      1998      1998      1998
                         --------   --------   -------   -------   -------   -------
                                           (IN THOUSANDS)
Net revenue............. $     28   $    183   $   317   $ 1,281   $ 5,556   $14,667
Cost of revenue.........      271      1,282       217       795     3,359     8,029
                         --------   --------   -------   -------   -------   -------
Gross profit (loss).....     (243)    (1,099)      100       486     2,197     6,638
Operating expenses:
  Research and
   development..........    1,164      1,455     1,773     1,788     1,765     1,899
  Sales and marketing...      365        696       724       954     1,377     2,308
  General and
   administrative.......      451        653       535       721       971     1,201
  Amortization of
   deferred stock
   compensation.........      --         --        --        --          2        47
                         --------   --------   -------   -------   -------   -------
    Total operating
     expenses...........    1,980      2,804     3,032     3,463     4,115     5,455
                         --------   --------   -------   -------   -------   -------
Income (loss) from
 operations.............   (2,223)    (3,903)   (2,932)   (2,977)   (1,918)    1,183
Interest income.........       36        108       113        62        18       213
Interest expense........       (6)       (21)      (33)      (62)      (65)      (53)
                         --------   --------   -------   -------   -------   -------
Net income (loss)....... $ (2,193)  $ (3,816)  $(2,852)  $(2,977)  $(1,965)  $ 1,343
                         ========   ========   =======   =======   =======   =======
                                  AS A PERCENTAGE OF NET REVENUE
                         -----------------------------------------------------------
                                                MAR.      JUNE      SEPT.     DEC.
                          SEPT.     DEC. 31,     31,       30,       30,       31,
                         30, 1997     1997      1998      1998      1998      1998
                         --------   --------   -------   -------   -------   -------
Net revenue.............    100.0%     100.0%    100.0%    100.0%    100.0%    100.0%
Cost of revenue.........    967.9      700.5      68.5      62.1      60.5      54.7
                         --------   --------   -------   -------   -------   -------
Gross profit (loss).....   (867.9)    (600.5)     31.5      37.9      39.5      45.3
Operating expenses:
  Research and
   development..........  4,157.1      795.1     559.3     139.6      31.7      12.9
  Sales and marketing...  1,303.6      380.4     228.4      74.4      24.8      15.8
  General and
   administrative.......  1,610.7      356.8     168.8      56.3      17.5       8.2
  Amortization of
   deferred stock
   compensation.........      --         --        --        --        --        0.3
                         --------   --------   -------   -------   -------   -------
    Total operating
     expenses...........  7,071.4    1,532.3     956.5     270.3      74.0      37.2
                         --------   --------   -------   -------   -------   -------
Income (loss) from
 operations............. (7,939.3)  (2,132.8)   (925.0)   (232.4)    (34.5)      8.2
Interest income.........    128.6       59.0      35.7       4.8       0.3       1.5
Interest expense........    (21.4)     (11.5)    (10.4)     (4.8)     (1.2)     (0.4)
                         --------   --------   -------   -------   -------   -------
Net income (loss) ...... (7,832.1)% (2,085.3)%  (899.7)%  (232.4)%   (35.4)%     9.2%
                         ========   ========   =======   =======   =======   =======

SIX QUARTERS ENDED DECEMBER 31, 1998

  Net Revenue. Our revenue increased in each of the five quarters ended December 31, 1998. The increase in revenue over these periods reflected the introduction of our CE200 in September 1997, the successive release of various DSL line cards for the CE200 systems, release of our DSL CPE, investments made in our marketing and direct sales organization and the increased commercial acceptance of DSL technology.

  Gross Profit (Loss). Our gross profit increased in each of the five quarters ended December 31, 1998, with the exception of the quarter ended December 31, 1997, which increases were due to higher unit volumes, decreased unit costs associated with improved overhead absorption and favorable product mix. For the quarter ended December 31, 1997, we recorded a loss on purchase commitments and a writedown of inventory of $582,000 and $315,000, respectively, to take into consideration excess inventory levels and obsolete inventory. We include warranty reserves, which are accrued monthly under our warranty policy, in our cost of revenue figures. These warranty reserves are taken in connection with the repair and replacement of certain products.

  Research and Development. Our research and development expenses increased in each of the five quarters ended December 31, 1998, except in the quarter ended September 30, 1998, where research and development expenses declined due to lower expenses for contract labor. These expenses have generally increased because of increases in our personnel costs, quality and technical support expense, depreciation expense and costs of other outside services. Expenses for third-party contract development and prototype materials fluctuated, on a quarter to quarter basis, due to the timing of commercial releases of our products. While we believe future fluctuations in expenses for third-party contract development are unlikely, they may still occur, and, we may also continue to experience fluctuations in prototype material expenses in the future. Research and development expenses as a percentage of revenue declined in each of the last five quarters due to substantial increases in our net revenue in each such quarter.

  Sales and Marketing. Our sales and marketing expenses increased in each of the five quarters due to increases in personnel costs, sales commissions, public relations expenses, and other variable marketing expenses. Additionally, we have continued to increase our co-marketing efforts and expenditures with vendors supplying Copper Mountain compatible DSL CPE, strategic OEMs and customers. We expect these expenses, including costs of trade show participation, costs of sponsorship of industry forums and expenses for prototype and production products, to continue to increase in the future. Sales and marketing expenses as a percentage of revenue declined in each of the last five quarters due to substantial increases in our net revenue in each such quarter.

  General and Administrative. Our general and administrative costs increased in each of the five quarters except for the quarter ended March 31, 1998, when they decreased because of a fluctuation in our personnel costs. In the last five quarters, we experienced general growth in our recruiting and human resources expenses, legal expenses and administrative expenses. Also, beginning in the quarter ended June 30, 1998, we incurred additional expenses as a result of hiring two executive officers, including expenses for relocation, travel and compensation. General and administrative expenses as a percentage of revenue declined in each of the last five quarters due to substantial increases in our net revenue in each such quarter.

  Interest Income (Expense). Our quarterly interest income fluctuated over the last five quarters due to changes in our cash balances related to the timing of the sale of our Series C and Series D Preferred Stock in October 1997 and October 1998, respectively. Our quarterly interest expense has also fluctuated over the last five quarters, with increases occurring in all quarters except for the quarter ended December 31, 1998. This decline in the quarter ended December 31, 1998 was due to the repayment, in early October 1998, of our outstanding balance under our line of credit.

  Our quarterly and annual operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. For a discussion of some of these factors, see "Risk Factors--Copper Mountain's Operating Results Fluctuate Significantly." Because of these and other factors, our quarterly revenues, expenses and results of operations could vary significantly in the future, and period-to-period comparisons should not be relied upon as indications of future performance. We may not be able to increase our revenues in future periods or be able to sustain our existing level of revenues or our rate of revenue growth on a quarterly or annual basis. In addition, our annual or quarterly operating results may not meet the expectations of securities analysts and investors. If this happens, the trading price of our common stock could significantly decline.

RESULTS OF OPERATIONS

  The following table sets forth, as a percentage of total revenues, certain statement of operations data for the periods indicated.

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              ----------------
                                                                1997     1998
                                                              --------   -----
Net revenue..................................................    100.0%  100.0%
Cost of revenue..............................................    813.7    56.8
                                                              --------   -----
Gross profit (loss)..........................................   (713.7)   43.2
Operating expenses:
  Research and development...................................  2,252.6    33.1
  Sales and marketing........................................    715.6    24.6
  General and administrative.................................    913.8    15.7
  Amortization of deferred stock compensation................      --      0.2
                                                              --------   -----
    Total operating expenses.................................  3,882.0    73.6
                                                              --------   -----
Loss from operations......................................... (4,595.7)  (30.4)
Interest income..............................................    127.0     1.9
Interest expense.............................................    (46.0)   (1.0)
                                                              --------   -----
Net loss..................................................... (4,514.7)% (29.5)%
                                                              ========   =====

YEARS ENDED DECEMBER 31, 1997 AND 1998

  Net Revenue. Our revenue increased from $211,000 in 1997 to $21.8 million in 1998. This increase was primarily due to the successful transition from development of our products to commencement of commercial operations and the general release of our products. In 1998, we successfully introduced our 24 port SDSL line card, our 24 port IDSL line card, our frame relay-based WAN card and our IDSL CPE.

  Gross Profit (Loss). Our gross profit increased from a loss of $1.5 million in 1997 to $9.4 million in 1998. The increase in gross profit was primarily the result of the absorption of overhead associated with greater unit volumes and increased economies of scale. As a result, our gross margin in 1998 improved substantially over 1997.

  Research and Development. Our research and development expenses increased from $4.8 million in 1997 to $7.2 million in 1998. This increase in our research and development expenses was related to increases in personnel and personnel related costs, prototype material expenses, contract development expense and as well as expenses related to the completion and commercial release of our initial products. We intend to increase expenditures in research and development programs in future periods for the purpose of enhancing current products, reducing the cost of current products and developing new products.

  Sales and Marketing. Our sales and marketing expenses increased from $1.5 million in 1997 to $5.4 million in 1998. This increase was primarily a result of an increase in personnel and personnel-related costs, including increases in staffing for marketing program management, product marketing, account management, customer support and direct sales as well as a substantial increase in sales commissions. To a lesser extent, the increase resulted from higher trade show and marketing communications expenses.

  General and Administrative. Our general and administrative expenses increased from $1.9 million in 1997 to $3.4 million in 1998. This increase is a result of an increase in personnel costs for executive officers and support staff, legal, accounting and consulting fees. The increase in our general and administrative staffing, was required to support the growth in our operations, commercial activities and customer base.

  Interest Income (Expense). Net interest income increased by $22,000, from $171,000 in 1997 to $193,000 in 1998. This increase reflects an increase in interest income generated from higher average cash balances in 1998. The increases in interest income were partially offset by lesser increases, from 1997 to 1998, in interest expense associated with our equipment loans and our line of credit.

LIQUIDITY AND CAPITAL RESOURCES

  Since our inception, we have financed our operations primarily through the sale of preferred equity securities and more recently through the use of loans for the purchase of capital equipment. We have raised an aggregate of $44.5 million, net of offering expenses, through the sale of preferred stock offerings.

  At December 31, 1998, we had cash and cash equivalents of $7.6 million and short-term investments of $10.9 million. We have a $4.0 million line of credit agreement with a bank which allows us to borrow an amount equal to 80% of eligible accounts receivable plus the lesser of 25% of our eligible inventory or $500,000. There were no amounts outstanding under the line of credit at December 31, 1998. In addition, we have secured equipment financing with three lenders which terms allow us to borrow up to $3.7 million. As of December 31, 1998, we had $2.7 million outstanding under these lines and had the ability to borrow an additional $195,000. See Notes 3 and 4 of Notes to Financial Statements.

  Cash used in operating activities for the periods ended December 31, 1996, 1997 and 1998 was $1.5 million, $8.0 million and $14.3 million, respectively. The relative increase in cash used for operating activities for the year ended December 31, 1997 compared to the prior period was primarily due to an increase in net loss of $7.5 million which was partially offset by an increase in accounts payable and other accruals. The relative increase in cash used for operating activities for the year ended December 31, 1998 compared to the prior year was primarily due to increases in inventory, accounts receivable and other assets, as a result of the introduction of and growth in demand for our products. This increase was partially offset by increases in accounts payable and other accruals, as well as a $3.1 million decrease in the net loss.

  Cash used in investing activities for the periods ended December 31, 1996, 1997 and 1998 was $682,000, $1.5 million and $12.1 million, respectively. The relative increase in cash used for investing activities for the year ended December 31, 1997 compared to the prior period was primarily due to an $833,000 increase in the purchase of computers and other equipment. The relative increase in cash used for investing activities for the year ended December 31, 1998 compared to the prior year was primarily due to the purchase of $10.9 million in short term investments, which was partially offset by a decrease in the amount of equipment purchased.

  Cash provided by financing activities for the periods ended December 31, 1996, 1997 and 1998 was $5.6 million, $15.6 million and $24.5 million, respectively. The relative increase in cash provided by investing activities for the year ended December 31, 1997 compared to the prior period was primarily due to $15.2 million in net proceeds from our issuance of Series B and Series C Preferred Stock. The relative increase in cash provided from financing activities for the year ended December 31, 1998 compared to the prior year was primarily due to $24.1 million in net proceeds from our issuance of Series D Preferred Stock.

  The Company has no material commitments other than obligations under its credit facilities and operating and capital leases. See Notes 3, 4 and 6 of Notes to Financial Statements. Our future capital requirements will depend upon many factors, including the timing of research and product development efforts and expansion of our marketing efforts. We expect to continue to expend significant amounts on property and equipment related to the expansion of facility infrastructure, computer equipment and for research and development laboratory and test equipment to support on-going research and development operations.

  In future periods, we generally anticipate significant increases in working capital on a period-to-period basis primarily as a result of planned increased product revenue. In conjunction with the expected increase in revenue, we expect higher relative levels of inventory and accounts receivable. While we also expect an increase in accounts payable and other liabilities, we do not expect that they will offset the increases in inventory and accounts receivable.

  We believe that our cash and cash equivalents balances, short-term investments and funds available under our existing line of credit will be sufficient to satisfy our cash requirements for at least the next 12 months. Our management intends to invest our cash in excess of current operating requirements in short-term, interest-bearing, investment-grade securities.

INTEREST RATE RISK

  The Company is exposed to changes in interest rates primarily from its long-term debt arrangements and, secondarily, its investments in certain held-to-maturity securities. Under its current policies, the Company does not use interest rate derivative instruments to manage exposure to interest rate changes. A hypothetical 100 basis point adverse move in interest rates along the entire interest rate yield curve would not materially effect the fair value of interest sensitive financial instruments at December 31, 1998.

IMPACT OF YEAR 2000

  Many computers, software, and other equipment include computer code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches, and are commonly referred to as the "Year 2000 Problem."

  General Readiness Assessment. The Year 2000 Problem affects the computers, software and other equipment that we use, operate or maintain for our operations. As a result, we have formalized our Year 2000 compliance plan (the "Plan"), to be implemented by a team of employees, led by our internal information technology staff, responsible for monitoring the assessment and remediation status of our Year 2000 projects and reporting such status to the Audit Committee of our Board of Directors. This project team is currently assessing the potential effect and costs of remediating the Year 2000 Problem for our internal systems. To date, we have not obtained verification or validation from any independent third parties of our processes to assess and correct any of our Year 2000 Problems or the costs associated with these activities.

  Assessment of Copper Mountain's Software and Products. Beginning in 1998, we began assessing the ability of our software and products to operate properly in the year 2000. We believe that our current products are Year 2000 compliant. Additionally, as we design and develop new products, we subject them to testing for Year 2000 compliance and the ability to distinguish between various date formats. We expect to continue to test our software and products for Year 2000 compliance and compliance when used with other standard operating systems or computer platforms, including those developed by companies such as Microsoft Corporation and Sun MicroSystems, Inc.

  Assessment of Internal Infrastructure. We believe that we have identified most of the major computers, software application, and related equipment used in connection with our internal operations that will need to be evaluated to determine if they must be modified, upgraded or replaced to minimize the possibility of a material disruption to our business. We are currently assessing the potential impact of the Year 2000 problem on such applications and equipment. Upon completion of such evaluation, which we expect to occur by the end of June 1999, we expect to commence the process of modifying, upgrading, and replacing major systems that have been assessed as adversely affected. We expect to complete this process before the occurrence of any material disruption of our business.

  Systems Other than Information Technology Systems. In addition to computers and related systems, the operation of office and facilities equipment, such as fax machines, telephone switches, security systems and other common devices may be affected by the Year 2000 Problem. We are currently assessing the potential effect and costs of remediating the Year 2000 Problem on our office equipment and our facilities in San Diego, California and Palo Alto, California.

  Costs of Remediation. We estimate the total cost to us of completing any required modifications, upgrades or replacements of our internal systems will not exceed $100,000, most of which we expect to incur during calendar 1999. This estimate is being monitored, and we will revise it as additional information becomes available.

  Based on the activities described above, we do not believe that the Year 2000 Problem will have a material adverse effect on our business or operating results. In addition, we have not deferred any material information technology projects, nor equipment purchases, as a result of our Year 2000 Problem activities.

  Suppliers. As part of the Plan we intend to contact third-party suppliers of components and our key subcontractors used in the delivery of our products to identify and, to the extent possible, resolve issues involving the Year 2000 Problem. However, we have limited or no control over the actions of these third-party suppliers and subcontractors. Thus, while we expect that we will be able to resolve any significant Year 2000 Problems with these third parties, there can be no assurance that these suppliers will resolve any or all Year 2000 Problems before the occurrence of a material disruption to the operation of our business. Any failure of these third parties to timely resolve Year 2000 Problems with their systems could have a material adverse effect on our business, financial condition and results of operations.

  Most Likely Consequences of Year 2000 Problems. We expect to identify and resolve all Year 2000 Problems that could materially adversely affect our business operations. However, we believe that it is not possible to determine with complete certainty that all Year 2000 Problems affecting us have been identified or corrected. The number of devices and systems that could be affected and the interactions among these devices and systems are too numerous to address. In addition, no one can accurately predict which Year 2000 Problem-related failures will occur or the severity, timing, duration, or financial consequences of these potential failures. As a result, we believe that the following consequences are possible:

  . a significant number of operational inconveniences and inefficiencies for us, our contract manufacturers and our customers that will divert management's time and attention and financial and human resources from ordinary business activities;

  . possible business disputes and claims, including claims under product warranty, due to Year 2000 Problems experienced by our customers and incorrectly attributed to our products or performance, which we believe will be resolved in the ordinary course of business; and

  . a few serious business disputes alleging that we failed to comply with the terms of contracts or industry standards of performance, some of which could result in litigation or contract termination.

  Contingency Plans. We are currently developing contingency plans to be implemented if our efforts to identify and correct Year 2000 Problems affecting our internal systems are not effective. We expect to complete our contingency plans by the end of June 1999. Depending on the systems affected, these plans could include:

  .  accelerated replacement of affected equipment or software;

  . short to medium-term use of backup equipment and software or other redundant systems;

  . increased work hours for our personnel or the hiring of additional information technology staff; and

  . the use of contract personnel to correct, on an accelerated basis, any Year 2000 Problems that arise or to provide interim alternate solutions for information system deficiencies.

  Our implementation of any of these contingency plans could have a material adverse effect on our business, financial condition and results of operations.

  Disclaimer. The discussion of our efforts and expectations relating to Year 2000 compliance are forward-looking statements. Our ability to achieve Year 2000 compliance, and the level of incremental costs associated therewith, could be adversely affected by, among other things, the availability and cost of contract personnel and external resources, third-party suppliers' ability to modify proprietary software, and unanticipated problems not identified in the ongoing compliance review.

                                   BUSINESS

OVERVIEW

  Copper Mountain Networks is a leading supplier of high-speed DSL-based communication products for the broadband access market. Our solutions enable telecommunications service providers to provide high-speed, cost-effective connectivity over the existing copper wire telephone infrastructure to the business, multi-tenant unit and residential markets. We believe there is significant demand for high-speed data access services, especially among business users who have found current last-mile solutions to be inadequate or too costly. Therefore, Copper Mountain has initially focused on producing equipment that supports practical, large-scale deployment of DSL services to businesses and their associated teleworkers.

INDUSTRY BACKGROUND

  Over the past few years, the volume of data traffic across public communications networks has increased significantly due to the use of the Internet as a communications and transaction medium. According to International Data Corporation ("IDC"), the number of Internet users worldwide reached approximately 69 million in 1997 and is forecasted to grow to approximately 320 million by 2002. IDC also estimates that the value of goods and services sold worldwide through the Internet will increase from $12 billion in 1997 to over $400 billion in 2002. In addition to electronic commerce, business usage of web-based communications, remote access for teleworkers, applications hosting and other services have generated enormous traffic for the existing communications infrastructure. To meet this demand, service providers have installed high-bandwidth fiber optic transmission equipment, high-speed switches and core routers in backbone and interoffice networks.

  In contrast to these core networks, which support digital transmission speeds exceeding 9 Gbps, most access networks, or connections between subscribers and central offices, often called the "last mile," are made through the copper infrastructure originally built to transmit analog voice signals. In fact, over 140 million businesses and homes in the United States are served by this copper infrastructure, and the worldwide installed base of copper lines exceeds 700 million. We believe most business and residential users have found narrowband access, using dial-up analog modems with connection speeds that do not exceed 56.6 Kbps, inadequate to meet their high-bandwidth requirements.

  Until recently, the incumbent local exchange carriers ("ILECs"), consisting of the Regional Bell Operating Companies and GTE Corporation, were the exclusive operators of this last-mile, copper wire-based infrastructure and primarily offered ISDN and T-1 services to address the need for high-speed connectivity. These service offerings enable symmetrical data transmission at rates up to 128 Kbps and 1.5 Mbps, respectively. ISDN, which requires the installation of special equipment at each end of the copper access line, has achieved limited success due to complexity and high cost of deployment. T-1 services provide 12 times the bandwidth of ISDN, but require expensive infrastructure modification and investment. While there are various transmission media alternatives for providing broadband connectivity, such as coaxial cable and wireless, we believe none have the cost and coverage advantages of using the existing copper infrastructure.

  Digital Subscriber Line ("DSL") is a technology that was developed to address the last-mile bottleneck. While there are several variants of DSL implementations, they all share several important advantages over traditional high-speed services delivered over the copper infrastructure as well as cable and wireless broadband alternatives.

  . Guaranteed, Dedicated Bandwidth. DSL is a point-to-point technology that allows for guaranteed levels of bandwidth. Because DSL connections are dedicated to each user, DSL does not suffer from service degradation as other subscribers are added to the system, and, in addition, allows a higher level of security. Alternative broadcast solutions, such as cable and wireless, are shared systems which suffer service degradation and increase the risk of security breaches as additional users share bandwidth.

  . Low Cost. Because DSL uses the existing copper-based last-mile connection, it can be significantly less expensive to deploy to businesses and homes than other broadband solutions. In addition, recent advances in semiconductor technology and industry standardization have made the widespread deployment of DSL increasingly economical to both service providers and subscribers.

  . Universal Coverage. Since virtually all businesses and homes in the United States already have installed copper wire connections, DSL technologies can be made immediately available to a large percentage of potential customers. In addition, the leading variants of DSL can enable data transmission up to and beyond 20,000 feet without requiring repeaters.

  Despite the advantages of deploying DSL over existing copper infrastructure, ILECs historically have largely sought to protect their existing T-1 and ISDN businesses. In the mid-1990's, however, the prospect of greater competition from cable operators deploying cable modems to deliver high-bandwidth services prompted the ILECs to accelerate their investments in those DSL technologies that appeared most appropriate for residential subscribers. The ILECs promoted an asymmetrical DSL variant, called "ADSL," because consumers typically download large quantities of data-intensive content from the Internet, while the amount of data sent upstream by consumers is typically limited. As a result, most DSL vendors focused on ADSL solutions for the residential market. However, deployments of ADSL have been limited because of its cost and a variety of technical issues.

  More recently, DSL transmission technology has been embraced by a new set of telecommunications service providers that emerged as a result of the Telecommunications Reform Act of 1996 (the "Telecom Act"). The Telecom Act redefined the competitive landscape in the telecommunications industry by creating a legal framework for other service providers, such as competitive local exchange carriers ("CLECs"), to provide competing local communications services. The Telecom Act also eliminated a substantial barrier to entry for the CLECs by enabling them to use the existing copper-based network infrastructure built by the ILECs. Some of the new CLECs have focused on providing competitively priced, high-bandwidth connectivity for business customers who typically had used T-1 lines from the ILECs to meet their bandwidth needs or who used dial-up modems but are currently seeking cost-effective broadband services. These CLECs are focused on providing DSL solutions that meet the current needs of business subscribers and provide flexibility for future services.

  While many DSL equipment vendors focus on the needs of the residential market, few focus on the unique needs of business subscribers. In particular, CLECs are seeking equipment solutions that enable the deployment of cost-effective, full-coverage, high-bandwidth data access services. Moreover, as the demands of high-bandwidth users and technology mature, other telecommunications service providers are also looking for vendors that can effectively incorporate DSL into communications equipment solutions. Finally, telecommunications service providers generally want their equipment providers to support a variety of end-user devices. As the DSL market naturally evolves from business to residential users, telecommunications service providers will require equipment that enables them to provide high-speed services across their subscriber base.

THE COPPER MOUNTAIN SOLUTION

  We provide broadband access solutions based on DSL technology to telecommunication service providers. Our solutions enable CLECs, ILECs and other telecommunications service providers to provide high-speed, cost-effective, last-mile connectivity over the existing copper wire telephone infrastructure to the business, multiple tenant unit and residential markets. Our DSL solutions provide the following key benefits:

  Support for Business Applications. Our products enable CLECs, ILECs and other telecommunications service providers to deliver business services such as high-speed Internet access, corporate networking, teleworking and remote PBX extension. We focused our initial service offerings on symmetrical data transmission addressing the bi-directional bandwidth needs of business users because relevant applications, such as e-mail, file transfer, web hosting and corporate intranets, require subscribers to send as well as receive data. Our CopperEdge DSL Access Concentrator provides multiple networking models and advanced packet processing to meet the evolving needs of business subscribers by enabling simultaneous support for Internet access, Frame Relay, virtual private network and voice-over-packet services.

  Full Coverage DSL. Our products allow our service provider customers the flexibility to reach their targeted subscribers. Our SDSL service offering delivers symmetrical bandwidth between 128 Kbps and 1.5 Mbps to subscribers up to and beyond 20,000 feet from the central office. We also offer IDSL, which is the only variant of DSL that can reach the approximately 17% of U.S. subscribers connected through existing remote digital loop carriers ("DLCs") without requiring an upgrade of these remote DLCs. In addition to symmetrical bandwidth and long reach, our SDSL and IDSL products are based on a communications protocol that is already widely deployed throughout the access network ensuring compatibility with other network elements. We intend to develop products, including new DSL implementations, to enable our customers to deliver new services to subscribers.

  Multi-Vendor CPE Interoperability. We have partnered with third-party DSL customer premise equipment ("CPE") manufacturers through the CopperCompatible program to develop a broad line of modems, routers and other innovative CPE which are compatible with our CopperEdge DSL Access Concentrators. This program delivers more innovation in CPE products to address subscriber requirements than any single vendor could on its own, and gives telecommunications service providers multiple sources of compatible CPE. We provide CPE manufacturers with interoperability specifications and intellectual property to assist their development, and we run a test laboratory to certify the CopperCompatible status of their products. CPE vendors which currently have or are developing CopperCompatible CPE include 3Com Corporation, ADC Kentrox, a subsidiary of ADC Telecommunications, Inc., Netopia, Inc., Cayman Systems, Inc., Escalate Networks, Inc., FlowPoint Corporation and Ramp Networks, Inc., among others.

  Trouble-Free Operations. Our products are designed to reduce installation time and support requirements for our telecommunications service provider customers. Our CopperEdge 200 DSL Access Concentrator is designed to meet the stringent requirements of the telephone company ("telco") central office environment. Each concentrator supports full redundancy and is designed for easy support and service. In addition, our products and management software are designed for and proven in large-scale national deployments. Our initial service implementations, SDSL and IDSL, are based on a mature protocol that is spectrally compatible to existing ISDN and T-1 network elements which minimizes potential interference within the central offices of host ILECs. Finally, we have reduced CPE deployment complexity with a zero-installation "plug-and-play" CPE procedure that eliminates end-user configuration, removes the need to send a technician to the customer premise and provides centralized management and control.

STRATEGY

  Our objective is to be the leading supplier of DSL solutions to telecommunications service providers. The key elements of our strategy include:

  Extend Position in the Business DSL Market. Since our inception, we have focused on providing cost-effective solutions for telecommunications service providers targeting business subscribers. Business users increasingly require high-speed data services to conduct business, and non-DSL alternatives are often expensive, complex and lack sufficient bi-directional bandwidth. We are targeting telecommunications service providers focused on the business market, including well-financed CLECs and integrated national telecommunications service providers. To date, our major customers include NorthPoint Communications, Inc., Rhythms NetConnections Inc., ICG Communications, Inc. and UUNET, a subsidiary of MCI WorldCom, Inc. ("MCI WorldCom/UUNET"). We will continue to focus on supporting the requirements of our existing customers as well as providing solutions to existing and new carriers that are focused on business users.

  Enhance Service Offerings. We intend to continue to add functionality and services to increase the usefulness and performance of our products. We believe that our core product offerings can be enhanced to offer better value to service providers and business subscribers. Our products are designed to support future services and technology. Currently, we are developing additional quality of service capabilities to enable virtual private networking and voice-over-packet services to meet evolving subscriber requirements. In addition, we are developing new offerings with DSL technologies such as HDSL-2 and UADSL, and plan to enhance our offerings as needed by subscribers and service providers.

  Leverage OEM and Development Relationships. We have formed OEM relationships with Lucent Technologies Inc. and 3Com. We expect these relationships to allow us to gain greater distribution and market presence. Lucent has agreed to resell our product line as a co-branded sale. Additionally, it is our hope that we will work together to integrate our products with Lucent's complementary networking products. Under the OEM and development agreement with 3Com, they will offer our CPE products through their distribution channels. We intend to leverage 3Com's broad distribution network in the commercial and retail markets. We believe that our OEM and development relationships will enhance our market position, and we expect to continue to leverage these relationships and seek additional collaborations.

  Target Multi-Tenant Building Deployments Outside the Central Office. In addition to deploying DSL equipment in ILEC central offices for our CLEC and other telecommunications service provider customers, we have begun deploying DSL Concentrators in commercial office buildings and apartment and condominium buildings. We believe that this market, known as the multi-tenant unit market, will significantly expand the deployment of DSL technology. While we believe that our current product offerings are well suited to this market, we are developing new products that will allow carriers to reduce the cost of high-speed data access to tenants in these types of properties. In addition, we are working with service providers who are targeting multi-tenant property managers to focus on this emerging market.

  Drive Interoperability. We actively support the interoperability of DSL technology to facilitate faster and broader market acceptance. We have formed the CopperCompatible program through which we offer licenses of our DSL CPE technology to a number of third-party manufacturers of CPE equipment. This allows service providers easier deployment, as they can use a number of different CPE products with our central office or multi-tenant equipment, and gives subscribers the ability to choose their own premise equipment. Additionally, interoperability enables our technology to be combined with other networking products such as routers, access and aggregation devices.

  Address Emerging Opportunities in Residential Market. We believe that with the continued deployment of alternative data-based networks, telecommunications service providers will seek to offer DSL-based services beyond the core market for business subscribers. Specifically, telecommunications service providers will target residential subscribers seeking high-speed access to public communications networks. As this trend toward broad deployment of DSL services evolves, we anticipate significant opportunities for us to introduce new offerings that leverage both our technology and our relationships with service providers. For example, we are evaluating voice-over-packet and residential DSL alternatives.

PRODUCTS

  We provide end-to-end DSL solutions that enable service providers to deploy high-bandwidth services over traditional copper wire telephone infrastructure. Our product family is designed to offer telecommunication service providers flexibility in network deployment as well as a wide range of subscriber offerings. Telecommunications service providers using our products can allow subscribers access to a full range of DSL services at rates up to 25 times faster than using current 56.6 Kbps analog modems. Our products are scalable to enable carriers to serve a small number of end users in a particular region on a cost-effective basis as well as an entire metropolitan area with a high-performance manageable solution. Our products are designed to support a variety of service provider network architectures, such as ATM and Frame Relay. Our solution consists of the following:

  . CopperEdge DSL Access Concentrators: Telecommunications service providers deploy CopperEdge products in telco central offices and multi-tenant buildings to deliver services to potential end users.

  . CopperRocket DSL CPE: Subscriber connectivity is provided at the subscriber's premises with CopperRocket DSL modems. In addition, we license our DSL CPE technology to third-party vendors to create additional CPE that are compatible with our CopperEdge DSL Access Concentrators.

  . CopperView Network Management Tools: Our network management tools enable telecommunications service providers to manage their Copper Mountain DSL equipment as well as configure and provision subscriber services.

                            [DESCRIPTION OF DIAGRAM

  A diagram containing pictures of the Company's CopperEdge, CopperRocket and CopperView products depicting the locations and usage of these products within the telecommunications infrastructure.]

COPPEREDGE DSL ACCESS CONCENTRATORS

  CopperEdge DSL Access Concentrators enable telecommunications service providers to offer value-added, high-speed networking services to the rapidly growing Internet access, small to medium-sized office and teleworking markets. The CopperEdge platform can be expanded to accommodate additional subscribers, to provide advanced services and to operate in different networking models.

  Our current DSL Access Concentrator, the CopperEdge 200 ("CE200"), is a carrier-class platform designed specifically for central office environments, and meets or exceeds industry standards, such as Network Equipment Building System (or "NEBs," which are Bell Communications Research standards used by telcos), and other applicable regulatory requirements. The CE200 can be deployed in telco central offices and multi-tenant buildings. The CE200 consists of a modular chassis that can be configured to accommodate up to 192 subscribers through the addition of up to eight line cards. All line cards, indicators and switches are accessible from the front of the system, consistent with current telco industry practices. The CE200 connects to telecommunications service providers through WAN interface modules. The following are characteristics of the CE200:

  . contains dual redundant power supplies and hot-swappable modules to ensure high-availability for subscriber services;

  . supports a range of interfaces for network backbone and WAN connections, including 10/100 Base-T, V.35, HSSI, DS3 Frame and DS3 ATM; and

  . supports multiple advanced networking models, which can be used concurrently in the same chassis, including Frame Relay Multiplexing, Frame Relay to ATM interworking, Layer 3 IP multiplexing and Layer 2 Ethernet frame multiplexing.

  We currently provide two types of line cards to deliver subscriber services through the CE200:

  SDSL Line Cards. Our SDSL line cards use proven 2B1Q technology, a symmetric DSL technology already widely deployed in access networks, enhancing the ability of telecommunications service providers to deploy spectrally compatible solutions. Each SDSL line card provides 24 ports, each of which can provide service to a subscriber network at speeds between 160 Kbps and 1.544 Mbps over distances between 22,000 feet and 9,100 feet, respectively.

  IDSL Line Cards. For subscribers who can only be served over ISDN capable copper lines (such as through a digital loop carrier or through ISDN repeaters) we provide 24 port IDSL line cards. These line cards use proven 2B1Q technology, to deliver service at speeds between 64 Kbps and 144 Kbps up to a distance of 18,000 feet from the central office or digital loop carrier without repeaters. The use of repeaters increases the reach to over 30,000 feet.

COPPERROCKET CUSTOMER PREMISE EQUIPMENT

  The CopperRocket family of CPE products consists of SDSL and IDSL modems. These CPE products can operate at multiple transmission speeds and distances to satisfy the price and performance needs of each subscriber. The CopperRocket is a "plug-and-play" device. Unlike ISDN modems, there are no hardware switches, configuration parameters or end-user software to configure. Copper Mountain's ZIP! feature enables the CopperRocket to identify itself to a CopperEdge DSL Access Concentrator and automatically download all configuration parameters to immediately begin full operation.

  The CopperRocket operates over ordinary copper telephone wire and provides dedicated, full-duplex throughput at multiple speeds to support network activities like file transfers, intranet access and Internet Web browsing. The CopperRocket's multi-speed DSL feature enables service providers to remotely adjust line speed based upon subscriber requirements at no additional investment by the service provider. In addition to offering our own CPE products, we work with third-party providers to offer a broad range of interoperable customer premise equipment through our CopperCompatible program.

COPPERVIEW NETWORK MANAGEMENT TOOLS

  Our CopperView suite of network management tools are used to configure and manage our DSL solutions. This set of tools provides user interfaces necessary to manage large, geographically separated DSL Access Concentrator networks, individual concentrators and simple on-site or remote command line management. Because the CopperEdge DSL Access Concentrator also manages CopperRocket modems by proxy, CopperView allows carriers to manage their DSL networks end-to-end from one site.

  . The CopperView DSL Access Management System ("AMS") provides global management of large networks of CopperEdge DSL Access Concentrators with an intuitive graphical user interface ("GUI").

  . The CopperView Element Management System ("EMS") provides a GUI allowing precise configuration and management of a single CopperEdge DSL Access Concentrator and its CPE. The AMS can activate the EMS for a particular DSL Access Concentrator at the request of the operator.

  . The CopperCraft Command Line Interface provides a simple interface for on-site technicians and for remote access to a DSL Access Concentrator.

PRODUCT DEPLOYMENT

  We sell our products for deployment into both central offices and multi-tenant buildings. A particular telecommunications service provider may deploy in either or both of these environments in order to reach its target market in the most effective manner.

  Central Office-Based DSL Service Deployment. ILECs or CLECs may install our CopperEdge DSL Access Concentrator product in a central office in order to offer service to any telephone service subscriber served by that wiring center (within the distance limitations of DSL service). The diagram below shows how a CLEC can install a CopperEdge DSL Access Concentrator in a collocation cage within the ILEC central office. Typically, the CLEC leases from the ILEC a high-bandwidth trunk, usually a 45 Mbps DS-3 circuit, in order to connect the DSL Access Concentrator to the CLEC's regional switching office. The CLEC then requests from the ILEC an individual copper loop to a subscriber, for which the CLEC pays a monthly fee. The copper loop is provisioned through the ILEC's distribution facilities out to the subscriber premise. A CLEC then provisions the wiring inside the subscriber premise and installs the CPE.

                            [DESCRIPTION OF DIAGRAM

  A diagram depicting the telecommunications infrastructure, including a high capacity trunk line that links the collocation cage in an ILEC central office to a CLEC metropolitan office, and how these offices are linked to different CPE through either copper wire telephone lines alone or through T-1 lines that lead to copper wire telephone lines.]

  CLECs or ILECs deploying DSL from central offices may elect do so in selected central offices where the number of potential subscribers is highest, or they may choose to cover a region by installing in all central offices in that region. A CLEC may choose a regional deployment strategy or a nationwide deployment strategy.

  Multi-Tenant Building DSL Service Deployment. A telecommunications service provider can deploy our CopperEdge DSL Access Concentrators into multi-tenant buildings in order to provide Internet access and other data and voice services to the tenants of that building. For a CLEC or an independent service provider, multi-tenant building deployment can provide access to DSL subscribers in a highly selective manner without the high costs of central office collocation. Inside the building, the service provider can utilize the existing telephone wiring to deliver high-bandwidth connections to each tenant with no building re-wiring expense. A high-bandwidth leased circuit or wireless transmitter on the roof connects the building to the service provider's regional switching office or point of presence. Tenants in the building can use a single, high-bandwidth connection from the building to the service provider's switching office, providing good application performance at a lower cost than the same bandwidth dedicated to a single subscriber.

CUSTOMERS

  In 1998, sales to our top four customers represented approximately 95% of our revenues. Of these customers, NorthPoint Communications and Rhythms NetConnections accounted for approximately 61% and 18%, respectively, of our 1998 revenues. The loss of a significant customer could have a material adverse effect on our business.

CASE STUDIES

  NorthPoint Communications. NorthPoint Communications is a CLEC that delivers its NorthPoint DSLSM services to small and mid-sized businesses via wholesale agreements with service providers nationwide. NorthPoint is on a path of rapid expansion and is aggressively deploying service in major metropolitan areas nationwide. Customers can order NorthPoint DSL services from network service providers in the San Francisco Bay Area, the greater Los Angeles area, Boston, New York, Chicago, San Diego, Washington D.C., Dallas, Detroit, Houston, Cleveland and Austin. NorthPoint plans to expand to 16 additional metropolitan markets by the end of 1999 and to continually extend coverage within existing metropolitan service areas. Copper Mountain products are an integral part of NorthPoint's deployment strategy.

  Rhythms NetConnections. Rhythms NetConnections is a leading service provider of high-speed local access networking solutions using DSL technology. Rhythms has designed its network to give its customers a high-speed "always on" local connection to the Internet and to private local and wide area networks. Rhythms also recognized Copper Mountain's products would enable it to broaden its service platform to include both IDSL and SDSL services. Rhythms expects that its DSL-based solutions will be available in 50 major metropolitan markets by the end of the year 2000. Services are currently available in San Diego, San Francisco, San Jose, Oakland/East Bay, Chicago, Los Angeles, Orange County, Boston, Sacramento and New York.

  MCI Worldcom/UUNET. When UUNET, an MCI WorldCom Company and a global leader in Internet communications solutions, wanted to deploy a new SDSL service, it selected Copper Mountain's end-to-end DSL solution. Now, Copper Mountain is in more than 50 of UUNET's central offices nationwide, helping to bring their 768 Kbps dedicated DSL service to small and medium-sized businesses in the United States. UUNET offers a comprehensive range of services to businesses, online service providers and telecommunications firms. UUNET's network is comprised of more than 1,000 points of presence throughout the United States and in Canada, Europe and the Asia-Pacific region, as well as connections to Internet service providers around the world.

STRATEGIC RELATIONSHIPS AND INTEROPERABILITY PARTNERSHIPS

  We have established several strategic partnerships and licensing agreements with leading CPE companies to facilitate the deployment of our products and technology.

  . Lucent. Under a recently signed OEM agreement, Lucent will combine our DSL equipment with its NetCare(R) installation, network management and customer support professional services to create turnkey DSL solutions for CLECs. Lucent will co-brand and market our DSL equipment for a period of up to four years. We have agreed to manufacture, co-brand and sell our products to Lucent and to provide Lucent with training, installation and technical support for these products. Lucent also plans to offer the new DSL equipment in combination with some of its existing data networking, switching and access products to enable service providers to create broader voice and data network solutions that can evolve and grow with their business.

  . 3Com. 3Com will market our DSL CPE for up to three years. Under this agreement we have agreed to manufacture, co-brand and sell our products to 3Com and to collaborate on future development projects. Additionally, this agreement calls for both companies to co-market their DSL products. Moreover, 3Com may request to manufacture its own DSL CPE products. Both parties have agreed to use good faith efforts to effect such manufacturing license.

  We have established several CPE licensing relationships with certain vendors through our CopperCompatible interoperability program in order to promote the interoperability of our CopperEdge DSL Access Concentrators with such equipment. Under this interoperability program, licensees are allowed access to our technology which can be used in the design of their CPE. These CPE licensing relationships have been established with ADC Kentrox, Netopia, Cayman Systems, Escalate Networks, FlowPoint Corporation and Ramp Networks, among others.

  . ADC Kentrox. ADC Kentrox, a leading provider of managed Frame Relay DSU/CSUs (data service unit/channel service unit), is developing and will be introducing an SDSL version of their newest innovation, the ServicePoint(TM) Service Delivery Unit (SDU). The SDU will enable subscribers to use their pre-existing, non-SDSL routers with our telecommunications service provider customers' SDSL service. The SDU also can be upgraded to provide ADC Kentrox's Frame Relay performance and bandwidth usage monitoring, which would enable our service provider customers to provide the most sophisticated level of Frame Relay services, including Service Level Agreements and Traffic Management Reports.

  . Netopia. Through a development and co-marketing contract, Netopia, a market leader in developing Internet/Intranet communication tools, licensed our DSL networking technology, including integrated DSL management functionality, to provide business class customer premise equipment for small-to-medium sized companies. Since June 1998, Netopia has developed, announced and is shipping three products incorporating our licensed technology, including an IDSL router and an SDSL router. In addition, Netopia markets the CopperRocket SDSL modem under Netopia's own brand name through an OEM reseller agreement with Copper Mountain.

SALES AND MARKETING

  We sell and market our products through a direct sales force. Additionally, we have relationships with selected OEMs and distributors in order to expand our sales and distribution capabilities.

  Direct Sales. Our direct sales responsibilities are divided into three North American geographic regions: West, Central and East. Our sales effort is directed by regional directors and sales managers who are responsible for relationships with targeted customers. A key feature of our selling effort is the relationships we establish at various levels in our customer's organization. The sales management team for each customer is responsible for maintaining contact with key individuals who have planning and policy responsibility within the customer's organization. At the same time, our sales engineers work with customers to sell our products at key levels throughout the customer's organization. Direct sales accounted for approximately 98% of our revenue in 1998.

  OEM Sales. We have established key OEM relationships with leaders in the telecommunications equipment and customer premise equipment markets. We intend to maintain a limited number of relationships with key strategic OEMs who may offer products or have existing customer relationships which may complement ours. In line with our strategy to offer our telecommunications service provider customers and their subscribers a broad line of CPE, we have entered into several OEM relationships for our CopperRocket product line and a number of interoperability partnerships with CPE providers. We receive sales revenues from our OEM partners, but do not currently receive royalty revenue from interoperability arrangements.

  Marketing is structured along product and distribution channel lines for each of our major product areas. For each major product area, we employ dedicated product marketing and marketing program management specialists. The corporate marketing staff coordinates activities among our various business units and provides marketing support services, including marketing communications, marketing research, trademark administration and other support functions. Our marketing organization performs the following functions:

  .  develops specific marketing strategies for each product line;

  . works with our direct sales force and Lucent to develop key account and segmented market strategies; and

  .  defines the functions and features of our product and service offerings.

  Marketing is responsible for sales support, contract negotiations, in-depth product presentations, interfacing with operations, setting price levels to achieve targeted margins, developing new services and business opportunities and writing proposals in response to customer requests for information or quotations.

  As of December 31, 1998, our sales and marketing organization included 21 individuals. We have offices in Palo Alto and San Diego, California.

CUSTOMER SERVICE AND SUPPORT

  A high level of continuing service and support is critical to our objective of developing long-term customer relationships. The majority of our service and support activities are related to installation support and network configuration issues. These services are provided by telephone and directly at customer installations with resources from our customer support group based in San Diego, California. To date, our revenues from on-site installation and technical assistance have been immaterial.

  We provide technical support for our products which have warranties of up to 12 months, both directly and through our selected service subcontractors. We have a variety of comprehensive and flexible hardware and software maintenance and support programs available for products no longer under warranty, with services ranging from time and materials remote service support to 24-hour on-site support, depending on our customer's preferences. We also offer various training courses for our third-party resellers and telecommunications service provider customers. To date, revenues attributable to customer service and support services have been immaterial.

  In June 1998, we engaged Lucent NetCare(R), Lucent's data communications service organization, to provide field installation and maintenance support for our products. Other than service and support provided by our personnel located in San Diego, we do not intend to recruit and train our own direct field service and support organization.

RESEARCH AND DEVELOPMENT

  We believe that our future success depends on our ability to adapt to the rapidly changing telecommunications environment, to maintain our significant expertise in core technologies, and to continue meeting and anticipating our customers' needs. We continually review and evaluate technological changes affecting the telecommunications market and invest substantially in applications-based research and development. We are committed to an ongoing program of new product development that combines internal development efforts with acquisitions, joint ventures and licensing or marketing arrangements relating to new products and technologies from outside sources.

  We have focused our recent research and development expenditures on commercializing our DSL systems, including our CopperEdge solutions and CopperRocket modems along with CopperView Network Management Tools which support these technologies. We believe that our extensive experience designing and implementing high-quality network components has enabled us to develop high-value integrated systems solutions. As a result of these development efforts, we believe we have created an industry-leading platform for cost-effective DSL delivery.

  We are currently investing significant resources in network management product enhancements, development of a new chassis for multi-tenant units, development of line cards delivering UADSL and HDSL2, and enhancements to the CopperEdge DSL Access Concentrators enabling packet-based voice traffic.

COMPETITION

  The telecommunications equipment industry is highly competitive, and we believe that competition may increase substantially as the introduction of new technologies, deployment of broadband networks and potential regulatory changes create new opportunities for established and emerging companies in the industry. In addition, a number of our competitors have significantly greater financial and other resources than us to meet new competitive opportunities. We compete directly with other providers of DSL access concentrators including, Cisco Systems, Inc., Ascend Communications, Inc. (acquisition by Lucent pending), Alcatel S.A. and Diamond Lane Communications Corporation (acquisition by Nokia Corporation pending) and Paradyne Corporation, among others. In addition, DSL as a technology for deploying broadband connections is competing with alternative technologies including ISDN, T-1 and wireless solutions. To the extent we expand into the residential market, we will compete against certain other companies, including companies relying on coaxial cable infrastructure and cable modem technology.

  The rapid technological developments within the telecommunications industry have resulted in frequent changes to our group of competitors. The principal competitive factors in our market include:

  .  brand recognition;

  .  key product features;

  .  system reliability and performance;

  .  price;

  .  ease of installation and use;

  .  technical support and customer service; and

  .  size and stability of operations.

  We believe our success in competing with other manufacturers of telecommunications products depends primarily on our engineering, manufacturing and marketing skills, the price, quality and reliability of our products and our delivery and service capabilities. We may face increasing pricing pressures from current and future competitors in certain or all of the markets for our products and services.

  We believe that technological change, the increasing addition of voice, video and other services to networks, continuing regulatory change and industry consolidation or new entrants will continue to cause rapid evolution in the competitive environment of the telecommunications equipment market, the full scope and nature of which is difficult to predict. Increased competition could result in price reductions, reduced margins and loss of market share by us. We believe regulatory change in the industry may create new opportunities for suppliers of telecommunications equipment; however, we expect that such opportunities may attract increased competition from others as well. We also believe that the rapid technological changes which characterize the data communications industry will continue to make the markets in which we compete attractive to new entrants. There can be no assurance that we will be able to compete successfully with our existing or new competitors or that competitive pressures faced by us will not materially and adversely affect our business, financial condition and results of operations.

MANUFACTURING

  Our manufacturing operations consist primarily of supporting prototype development, materials planning and procurement, final assembly, testing and quality control. We use several independent suppliers to provide certain printed circuit boards, chassis and subassemblies. We have historically subcontracted substantially all of our manufacturing to one company, SMS Technology, located in San Diego, California. We recently entered into a letter of intent with Flextronics International Ltd. located in San Jose, California, and expect to have a formal agreement in place by the end of the first quarter of 1999. Under the letter of intent, Flextronics will be the sole source of contract manufacturing for our products.

  Our manufacturing process enables us to configure our products to meet a wide variety of individual customer requirements. We have initiated the process of seeking International Standard Organization (ISO) 9002 registration for quality assurance in production, installation and service. We plan to strengthen manufacturing capability both in our existing facilities and through expansion of activities with independent suppliers and manufacturers. Our future growth will require an extension of existing internal and external manufacturing resources, hiring of additional technical personnel, improved coordination of supplier relationships with our inventory ordering and management practices, and expansion of information systems to accommodate planned growth across these areas.

  We use a combination of standard parts and components, which are generally available from more than one vendor, and three key components that are purchased from sole or single source vendors for which alternative sources are not currently available: a semi-conductor chip, a power supply and a system control module. If supply of these key components should cease, we would be required to redesign our products. We are evaluating alternate source vendors for each of these key components but these vendors may not meet our quality standards for component vendors. While we work closely with some well-established vendors, we have no supply commitments from our vendors and we generally purchase components on a purchase order basis, as opposed to entering into long term procurement agreements with vendors. To date, we have generally been able to obtain adequate supplies in a timely manner from vendors or, when necessary, to meet production needs from alternative vendors. We believe that, in most cases, alternative supplies of standard parts and components can be identified if current vendors are unable to fulfill our needs. However, delays or failure to identify an alternate vendor, if required, or a reduction or interruption in supply, or a significant increase in the price of components would materially and adversely affect our business, financial condition and results of operations and could impact customer relationships.

INTELLECTUAL PROPERTY

  We rely on a combination of copyright, trademark, trade secret and other intellectual property law, nondisclosure agreements and other protective measures to protect our proprietary rights. We also utilize unpatented proprietary know-how and trade secrets and employ various methods to protect our trade secrets and know-how. We presently have no patents, although we do have one patent application pending which we intend to pursue but which is not central to our business. Although we employ a variety of intellectual property in the development and manufacturing of our products, we believe that none of such intellectual property is individually critical to our current operations. Taken as a whole, we believe our intellectual property rights are significant and that the loss of all or a substantial portion of such rights could have a material adverse effect on our results of operations. There can be no assurance that our intellectual property protection measures will be sufficient to prevent misappropriation of our technology. In addition, the laws of many foreign countries do not protect our intellectual properties to the same extent as the laws of the United States. From time to time, we may desire or be required to renew or to obtain licenses from others in order to further develop and market commercially viable products effectively. There can be no assurance that any necessary licenses will be available on reasonable terms.

PROPERTIES

  We lease an approximately 11,000 square foot facility in Palo Alto, California for executive offices and for administrative, sales and marketing purposes. The lease for this facility expires in April 2001. We also lease an approximately 17,000 square foot facility in San Diego, California, which serves as our principal engineering and product development facility as well as for executive offices. The current lease for this facility expires in October 2001. In addition, we lease an approximately 11,000 square foot facility in San Diego, California which is used primarily for manufacturing. The lease for this facility expires in August 2003. In 1999, we intend to combine our San Diego offices into a single larger facility in order to accommodate our growth.

EMPLOYEES

  As of December 31, 1998 we employed approximately 111 full-time employees, including 21 in sales and marketing, 15 in manufacturing, 53 in engineering, 15 in finance and administration and 7 in customer service. All of our employees are located in the United States. None of our employees is represented by collective bargaining agreements, and management considers relations with its employees to be good.

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of Copper Mountain, the positions held by them and their ages as of February 28, 1999 are as follows:

NAME                     AGE                             POSITION
----                     ---                             --------
Richard Gilbert......... 46  President, Chief Executive Officer and Director
John Creelman........... 42  Vice President of Finance, Chief Financial Officer and Secretary
Joseph D. Markee........ 45  Chief Technical Officer and Chairman of the Board of Directors
Mark Handzel............ 43  Vice President of Quality and Customer Support
Steven Hunt............. 41  Vice President of Engineering
Michael Kelly........... 48  Vice President of Sales
Bryan Long.............. 40  Vice President of Marketing
Michael Staiger......... 34  Vice President of Business Development
Joseph Harrington....... 49  Vice President of Operations
Diana Helfrich.......... 38  Vice President of Marketing Communications
Tench Coxe(1)........... 41  Director
Roger Evans(1).......... 53  Director
Richard H. Kimball(2)... 42  Director
Andrew W. Verhalen(2)... 42  Director

--------
(1) Member of Compensation Committee
(2) Member of Audit Committee

  Richard Gilbert has served as President and Chief Executive Officer of Copper Mountain since April 1998, and as a Director of Copper Mountain since August 1998. From July 1992 to April 1998, he worked for ADC Telecommunications Inc., most recently as Senior Vice President and, concurrently, as President and General Manager of its subsidiary, ADC Kentrox, a provider of high-speed access equipment for global networks. Mr. Gilbert holds an MS in Computer Science from Stanford University and a BA in Mathematics from the University of California at Berkeley.

  John Creelman has served as Vice President of Finance and Chief Financial Officer of Copper Mountain since March 1998 and as Secretary of Copper Mountain since February 1999. From July 1997 to March 1998, he worked as a Financial Consultant to DataWorks Corporation, a developer of Enterprise Resource Planning software. From July 1995 to May 1997, he served as Vice President Finance and Chief Financial Officer of ESI Software, Inc., a provider of Internet authoring software and services. From July 1994 to June 1995 he served as Financial Controller at Western Digital Corporation, a manufacturer of hard disk drives. From February 1992 to June 1994, he served as Director of Finance at MTI Technology Corporation, a manufacturer of high-end storage systems. Mr. Creelman holds an MBA and a BA in Social Sciences from the University of California at Irvine.

  Joseph D. Markee co-founded Copper Mountain in March 1996 and has served as Chief Technical Officer of Copper Mountain since December 1998 and as Chairman of the Board of Directors since inception. From Copper Mountain's inception in March 1996 to April 1998, he served as its President and Chief Executive Officer and from inception to February 1999, he served as Secretary of Copper Mountain. In June 1987, he co-founded Primary Access, a remote access server company acquired by 3Com Corporation. From June 1987 to January 1996, he served as Vice President of Operations and Vice President of Support of 3Com Primary Access. Mr. Markee holds a BS in Electrical Engineering from the University of California at Davis.

  Mark Handzel co-founded Copper Mountain in March 1996 and has served as Vice President of Quality and Customer Support since May 1998. From March 1996 to May 1998, he served as Vice President of Product Management of Copper Mountain. From June 1994 to March 1996, he served as Director of Marketing and Sales at Orckit Communications, a manufacturer of advanced DSL modems. From May 1993 to June 1994, he served as Vice President of Product Development at Coral Systems, a provider of software products for the wireless telecommunications industry. Mr. Handzel holds an MBA from the University of California at Irvine, a MS in Computer Science from the University of California at Los Angeles and a BA in Computer Science from the State University of New York at Potsdam.

  Steven Hunt has served as Vice President of Engineering of Copper Mountain since August 1996. From June 1980 to August 1996, he held various positions with AT&T Bell Laboratories, most recently as Department Head of the Internetworking Technology Department of Paradyne Corporation, which was then a subsidiary of AT&T. Paradyne is a provider of internetworking product definition, development and support. While at Paradyne, Mr. Hunt was responsible for the development of broadband DSL products. Mr. Hunt holds an MSEE from Stanford University and a BSEE from Drexel University.

  Michael Kelly has served as Vice President of Sales of Copper Mountain since April 1997. From November 1995 to March 1997, he served as Vice President of Sales at Ramp/Trancell Networks, a developer of small business network solutions. From September 1994 to October 1995, he served as Vice President of Sales at CoroNet Systems, a developer of network management software. From January 1994 to September 1994, Mr. Kelly served as Vice President of Sales at Brixton Systems, a developer of software. Mr. Kelly holds an MA in Computer Science from George Washington University, and a BS in General Studies from the University of Maryland.

  Bryan Long has served as Vice President of Marketing of Copper Mountain since May 1998. From June 1997 to May 1998, he founded and served as marketing consultant for the Apheta Group, a marketing consultant company. From January 1997 to June 1997, he served as Vice President, Marketing and Customer Support of Verilink, Inc., a supplier of wide-area network access products. From July 1996 to December 1996, he served as Director, Global Alliance Business Development of Cisco Systems Inc., a manufacturer of networking products. From May 1991 until its acquisition by Cisco Systems, Inc. in July 1996, he served in various positions at StrataCom, Inc., a developer of networking products, most recently serving as Director, Business Development and previously serving as Director of Marketing, Channel Development and Product Line Director, Enterprise Networks. Mr. Long holds an MS in Management from the Massachusetts Institute of Technology, and a BA in Mathematics from the University of Colorado.

  Michael Staiger has served as Vice President of Business Development of Copper Mountain since June 1998. From June 1996 to June 1998, he worked at Shiva Corporation, a provider of direct-dial business access solutions, serving most recently as Vice President of Business Development and previously as Senior Director of Business Development. From its inception in August 1993 until its acquisition by Shiva Corporation in June 1996, he served as a co-founder and Vice President of Business Development of AirSoft, Inc., a developer of remote access software. Mr. Staiger holds an MBA from the University of Chicago Graduate School of Business and a BA in English from the University of Michigan.

  Joseph Harrington has served as Vice President of Operations of Copper Mountain since October 1998. From February 1996 to October 1998, he served as Director of Operations of the Corollary Division of Intel Corporation, a manufacturer of symmetric multi-processing computers and network communications equipment. From June 1995 to February 1996, Mr. Harrington served as Director of Production of the Symtak Division of Aetrium, Inc., a manufacturer of handlers and test equipment for the integrated circuit industry. From September 1992 to August 1994, he served as Manufacturing Manager of IDT/Alston, a manufacturer of magnetic tape units and digital emulation systems for the telecommunications industry.

  Diana Helfrich has served as Vice President of Marketing Communications of Copper Mountain since July 1997. From April 1996 to July 1997, she was the principal of her own direct marketing and management consulting firm. From November 1991 to March 1996, she served as President and Managing Director of the Council on Education in Management, an employment law educator. Ms. Helfrich holds an MBA from St. Mary's College and a BA in English Literature from the University of California at Berkeley.

  Tench Coxe has served as a director of Copper Mountain since March 1996. Mr. Coxe joined Sutter Hill Ventures, a venture capital firm, in October 1987 and is currently a Managing Director of the General Partner of Sutter Hill Ventures. Mr. Coxe currently serves as a director of Clarus Corporation, Edify Corporation and NVIDIA Corporation and several privately-held companies. Mr. Coxe holds an MBA from Harvard University and a BA in Economics from Dartmouth College.

  Roger Evans has served as a director of Copper Mountain since March 1996. Mr. Evans joined Greylock Management Corporation in 1989 and is currently a General Partner of Greylock Limited Partnership, Greylock Equity Limited Partnership and Greylock IX Limited Partnership, each a venture capital firm. Mr. Evans is a director of Ascend Communications and several privately-held companies. Mr. Evans holds an MA in Economics from King's College, Cambridge.

  Richard H. Kimball has served as a Director of Copper Mountain since October 1998. Since 1995, Mr. Kimball has been a founding General Partner of Technology Crossover Ventures II, L.P. ("Technology Crossover"), a venture capital firm. Preceding Technology Crossover, Mr. Kimball spent more than ten years at Montgomery Securities, where he was a Managing Director from 1991 until his departure. He also serves on the board of directors of several privately-held technology companies. Mr. Kimball holds an MBA from the University of Chicago and an AB in History from Dartmouth College.

  Andrew W. Verhalen has served as a director of Copper Mountain since February 1999. Mr. Verhalen has been a partner of Matrix Partners, a venture capital firm, since April 1992. He also serves on the board of directors of several privately-held technology companies. Prior to Matrix Partners, Mr. Verhalen held senior management positions at 3Com Corporation and Intel Corporation. Mr. Verhalen holds BSEE, MEng and MBA degrees from Cornell University.

  Messers. Markee and Handzel are brothers-in-law. There are no other family relationships between any of the directors or executive officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee consists of Andrew W. Verhalen and Richard Kimball. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews and evaluates the Company's audit and control functions.

  The Compensation Committee consists of Tench Coxe and Roger Evans. The Compensation Committee makes recommendations regarding the Company's 1996 Equity Incentive Plan and makes decisions concerning salaries and incentive compensation for employees and consultants of the Company.

DIRECTOR COMPENSATION

  The Company's directors do not currently receive any cash compensation for services on the Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. All directors are eligible to participate in the Company's 1996 Equity Incentive Plan.

BOARD-COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

  The following table sets forth summary information concerning compensation awarded to, earned by, or accrued for services rendered to the Company in all capacities during the fiscal year ended December 31, 1998 by (i) the Company's Chief Executive Officer and (ii) the Company's four other most highly compensated executive officers (together, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                               ANNUAL COMPENSATION(1)        COMPENSATION
                         ----------------------------------- ------------
                                                              SECURITIES
NAME AND PRINCIPAL                          ALL OTHER ANNUAL  UNDERLYING     ALL OTHER
POSITION                 SALARY($) BONUS($) COMPENSATION ($)  OPTIONS(#)  COMPENSATION ($)
------------------       --------- -------- ---------------- ------------ ----------------
Richard Gilbert......... $185,358  $ 74,330                    844,645        $65,177(2)
 President and Chief
  Executive Officer
Michael Kelly...........  130,863   160,000     $559,230(3)    150,000
 Vice President of Sales
Joseph D. Markee........  157,256    40,000
 Chief Technical Officer
  and Chairman of the
  Board of Directors
Bryan Long..............   99,840    90,000                    338,292
 Vice President of
  Marketing
Steven Hunt.............  138,572    30,000                     75,000
 Vice President of
  Engineering

--------
(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits received which do not exceed the lesser of $50,000 or 10% of any officer's salary and bonus disclosed in this table.

(2) Represents relocation expenses.

(3) Represents sales commissions.

             STOCK OPTION GRANTS AND EXERCISES IN LAST FISCAL YEAR

  The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1998 to the Named Executive Officers.

                                        INDIVIDUAL GRANTS
                         ------------------------------------------------
                                                                          POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                                        % OF TOTAL                           ANNUAL RATES OF
                                         OPTIONS                           STOCK APPRECIATION
                             SHARES     GRANTED TO                             FOR OPTION
                           UNDERLYING   EMPLOYEES   EXERCISE                   TERM($)(4)
                            OPTIONS     IN FISCAL   PRICE PER  EXPIRATION ---------------------
NAME                     GRANTED (#)(1) YEAR(%)(2) SHARE($)(3)    DATE        5%        10%
----                     -------------- ---------- ----------- ---------- ---------- ----------
Richard Gilbert.........    844,645        27.4%       .32      06/11/08  $  169,982 $  430,767
Michael Kelly...........    150,000         4.9        .53      09/23/08      50,308    127,491
Bryan Long..............    338,292        11.0        .32      06/11/08      68,080    172,528
Steven Hunt.............     75,000         2.4        .53      09/23/08      25,154     63,746

--------
(1) Such options vest 25% on the first anniversary of the date of hire with the remainder vesting ratably and monthly over the three-year period following the first anniversary of the date of hire. The number of shares underlying the options granted has been adjusted to reflect the three-for-two stock split of the Company's common stock effective November 25, 1998.

(2) Based upon options to purchase a total of 3,086,812 shares of common stock of the Company granted during 1998.

(3) Options were granted at an exercise price equal to the fair market value of the Company's common stock, as determined by the Board of Directors on the date of grant. The exercise price per share has been adjusted to reflect the three-for-two stock split of the Company's common stock effective November 25, 1998.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth certain information as of December 31, 1998, regarding options held by the Named Executive Officers. There were no stock appreciation rights outstanding at December 31, 1998.

                                                         NUMBER OF SHARES
                                                      UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                            OPTIONS AT          IN-THE-MONEY OPTIONS AT
                            SHARES                     DECEMBER 31, 1998(#)     DECEMBER 31, 1998($)(2)
                         ACQUIRED ON      VALUE      ------------------------- -------------------------
NAME                     EXERCISE (#) REALIZED($)(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ------------ -------------- ----------- ------------- ----------- -------------
Richard Gilbert.........       --        $   --            --       844,645
Michael Kelly...........       --            --        155,216      200,284
Bryan Long..............       --            --            --       338,292
Steven Hunt.............    15,000        18,990       160,000      200,000

--------
(1) Equal to the fair market value of the purchased shares on the option exercise date, less the exercise price paid for such shares.
(2) Based on a value of $     per share, the initial public offering price,
    minus the per share exercise price multiplied by the number of shares.

1996 EQUITY INCENTIVE PLAN

  In August 1996, the Board of Directors adopted the Company's 1996 Equity Incentive Plan (the "1996 Plan"). A total of 7,873,383 shares of the Company's common stock, plus annual increases (beginning in 2000) equal to the least of:
(i) 4% of the outstanding shares on a fully diluted basis taking into account stock options and warrants and (ii) a lesser amount determined by the Board of Directors, are currently reserved for issuance pursuant to the 1996 Plan. The 1996 Plan provides for the grant of options to directors, officers and key employees of, and consultants and certain advisors to, the Company.

  The 1996 Plan permits the granting of options intended to qualify as Incentive Stock Options within the meaning of Section 422 of the Code to employees (including officers and employee directors) and Nonstatutory Stock Options (together with Incentive Stock Options, "Options") to employees (including officers and employee directors), directors and consultants (including non-employee directors). In addition, the 1996 Plan permits the granting of stock appreciation rights ("SARs") appurtenant to or independently of Options, as well as stock bonuses and rights to purchase restricted stock (Options, SARs, stock bonuses and rights to purchase restricted stock are hereinafter referred to as "Stock Awards"). No person is eligible to be granted Options and SARs covering more than 500,000 shares of the Company's common stock in any calendar year.

  The 1996 Plan is administered by the Board of Directors or a committee appointed by the Board of Directors. Subject to the limitations set forth in the 1996 Plan, the Board of Directors has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each Stock Award, to determine whether an Option is to be an Incentive Stock Option or a Nonstatutory Stock Option, to establish vesting schedules, to specify the Option exercise price and the type of consideration to be paid to the Company upon exercise and, subject to certain restrictions, to specify other terms of Stock Awards.

  The maximum term of Options granted under the 1996 Plan is ten years. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000, or the Options or portion thereof which exceed such limit (according to the order in which they are granted) shall be treated as Nonstatutory Stock Options. Incentive Stock Options granted under the 1996 Plan generally are non-transferable. Nonstatutory Stock Options are generally transferable. Options expire three months after the termination of an optionee's service to the Company. In general, if an optionee is permanently disabled or dies during his or her service to the Company, such person's Options may be exercised up to 12 months following such disability or 18 months following such death.

  The exercise price of Options granted under the 1996 Plan is determined by the Board of Directors in accordance with the guidelines set forth in the 1996 Plan. The exercise price of an Incentive Stock Option cannot be less than 100% of the fair market value of the common stock on the date of the grant. The exercise price of a Nonstatutory Stock Option cannot be less than 85% of the fair market value of the common stock on the date of grant. Options granted under the 1996 Plan vest at the rate specified in the option agreement. The exercise price of Incentive Stock Options granted to any person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of the Company's capital stock must be at least 110% of the fair market value of such stock on the date of grant and the term of such Incentive Stock Options cannot exceed five years.

  Any stock bonuses or restricted stock purchase awards granted under the 1996 Plan shall be in such form and will contain such terms and conditions as the Board of Directors deems appropriate. The purchase price under any restricted stock purchase agreement will not be less than 85% of the fair market value of the Company's common stock on the date of grant. Stock bonuses and restricted stock purchase agreements awarded under the 1996 Plan are generally transferable.

  Pursuant to the 1996 Plan, shares subject to Stock Awards that have expired or otherwise terminated without having been exercised in full again become available for grant, but exercised shares repurchased by the Company pursuant to a right of repurchase will not again become available for grant.

  Upon certain changes in control of the Company, all outstanding Stock Awards under the 1996 Plan must either be assumed or substituted by the surviving entity. In the event the surviving entity does not assume or substitute such Stock Awards, such Stock Awards will be terminated to the extent not exercised prior to such change in control.

  As of December 31, 1998, the Company had issued and outstanding under the 1996 Plan options to purchase 4,265,471 shares of common stock.

EMPLOYEE STOCK PURCHASE PLAN

  In February 1999, the Company adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 300,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. The initial offering under the Purchase Plan will commence on the effective date of this offering and terminate on July 31, 2000.

  Unless otherwise determined by the Board, employees are eligible to participate in the Purchase Plan only if they are employed by the Company or a subsidiary of the Company designated by the Board of Directors for at least
20 hours per week and are customarily employed by the Company or a subsidiary of the Company designated by the Board of Directors for at least five months per calendar year. Employees who participate in an offering may have up to 10% of their earnings withheld pursuant to the Purchase Plan. The amount withheld is then used to purchase shares of the common stock on specified dates determined by the Board of Directors. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock at the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

  In the event of a merger, reorganization, consolidation or liquidation involving the Company, the Board of Directors has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation or the Board of Directors may provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The Board of Directors has the authority to amend or terminate the Purchase Plan, provided, however, that no such action may adversely affect any outstanding rights to purchase common stock.

401(K) PLAN

  The Company has established a tax-qualified employee savings and retirement plan (the "401(k) Plan"). The 401(k) Plan provides that each participant may contribute up to 10% of his or her pre-tax gross compensation (up to a statutorily prescribed annual limit of $10,000 in 1999). Employees must be twenty-one years old to participate and are eligible on the first day of the first quarter following commencement as an employee of the Company. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times. Employee participants may elect to invest their contributions in various established funds.

EMPLOYMENT AGREEMENTS

  On July 26, 1996, the Company entered into an employment offer letter with Steven Hunt, the Company's Vice President, Engineering, pursuant to which Mr. Hunt's annual compensation was initially set at $130,000. In addition, the Company granted Mr. Hunt an option to purchase 300,000 shares of common stock. Such option vests 25% on the first anniversary of the date of hire with the remainder vesting monthly over the following three years. Pursuant to the employment offer letter, in the event Mr. Hunt's employment is terminated without cause, he will receive severance compensation equal to three months salary.

  On March 18, 1998, the Company entered into an employment agreement with Richard Gilbert, the Company's President and Chief Executive Officer. Mr. Gilbert's annual compensation was initially set at a base salary of $200,000 and an on-target bonus of $100,000 for the 1998 calendar year, prorated from April 6, 1998. In addition, the Company granted Mr. Gilbert an option to purchase 844,645 shares of common stock. Such option vests 25% on the first anniversary of the date of hire with the remainder vesting monthly over the following three years. Pursuant to Mr. Gilbert's employment agreement, in the event Mr. Gilbert's employment is terminated by the Company without Cause or by Mr. Gilbert for Good Reason, as defined in his option agreement, following the occurrence of a Change in Control, as defined in his option agreement, the vesting of his option accelerates such that one half of the unvested portion of the option becomes immediately exercisable. Pursuant to Mr. Gilbert's employment agreement, the Company reimbursed Mr. Gilbert for relocation expenses of $65,177, and the Company loaned Mr. Gilbert $1 million pursuant to an interest-free promissory note for the purchase of his principal residence in California. The principal amount of such note is due on March 30, 2003. The note is secured by a second trust deed on Mr. Gilbert's residence. Mr. Gilbert's obligation to repay the note may be accelerated upon the occurrence of certain events, including the termination of Mr. Gilbert's employment.

LIMITATIONS ON DIRECTORS' AND EXECUTIVE OFFICERS' LIABILITY AND
INDEMNIFICATION

  The Company's Bylaws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law, except with respect to certain proceedings initiated by such persons. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and executive officers and to purchase insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnification agreements with each of its directors and certain of its executive officers.

  In addition, the Company's Restated Certificate provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derives an improper personal benefit. The Restated Certificate also provides that if the Delaware General Corporation Law is amended after the approval by the Company's stockholders of the Restated Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company's directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

                             CERTAIN TRANSACTIONS

  The following is a description of transactions since inception (March 1996), to which the Company has been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than 5% of the capital stock of the Company had or will have a direct or indirect material interest other than compensation arrangements which are otherwise required to be described under "Management."

  In April 1996, the Company sold in a private placement 2,723,000 shares of Series A Preferred Stock at a purchase price of $1.00 per share, pursuant to a Series A Preferred Stock Agreement dated April 10, 1996 (the "Series A Agreement"). See Note 5 of Notes to Financial Statements for a description of the Series A Preferred Stock. Upon the closing of this offering, each share of Series A Preferred Stock will automatically convert into one and one-half shares of common stock. The following directors and beneficial owners of more than 5% of the Company's common stock (assuming the conversion of all shares of preferred stock into common stock) acquired beneficial ownership of Series A Preferred Stock pursuant to the Series A Agreement.

DIRECTORS / 5% STOCKHOLDERS                                        NO. OF SHARES
---------------------------                                        -------------
Roger Evans/Greylock Equity Limited Partnership...................   1,250,000
Tench Coxe/Entities Affiliated with Sutter Hill Ventures..........   1,250,000
Joseph D. Markee..................................................      50,000
Tench Coxe........................................................      42,350

  In January 1997, the Company sold in a private placement 1,850,063 shares of Series B Preferred Stock at a purchase price of $3.39 per share (the "Series B Financing"), pursuant to a Series B Preferred Stock Agreement dated January 14, 1997 (the "Series B Agreement"). See Note 5 of Notes to Financial Statements for a description of the Series B Preferred Stock. Upon the closing of this offering, each share of Series B Preferred Stock will automatically convert into one and one-half shares of common stock. The following directors and beneficial owners of more than 5% of the Company's common stock (assuming the conversion of all shares of preferred stock into common stock) acquired beneficial ownership of Series B Preferred Stock pursuant to the Series B Agreement.

DIRECTORS / 5% STOCKHOLDERS                                       NO. OF SHARES
---------------------------                                       -------------
Andrew W. Verhalen/Entities Affiliated with Matrix Partners......    739,725
Roger Evans/Greylock Equity Limited Partnership..................    368,732
Tench Coxe/Entities Affiliated with Sutter Hill Ventures.........    368,731
Joseph D. Markee.................................................     50,000
Tench Coxe.......................................................     12,492

  In October 1997, the Company sold in a private placement 2,422,361 shares of Series C Preferred Stock at a purchase price of $4.75 per share, pursuant to a Series C Preferred Stock Agreement, dated October 29, 1997 (the "Series C Agreement"). See Note 5 of Notes to Financial Statements for a description of the Series C Preferred Stock. Upon the closing of this offering, each share of Series C Preferred Stock will automatically convert into one and one-half shares of common stock. The following directors and beneficial owners of more than 5% of the Company's common stock (assuming the conversion of all shares of Preferred Stock into common stock) acquired beneficial ownership of Series C Preferred Stock pursuant to the Series C Agreement.

DIRECTORS / 5% STOCKHOLDERS                                       NO. OF SHARES
---------------------------                                       -------------
Canaan Equity, L.P...............................................    736,843
Entities Affiliated with InterWest Partners VI, L.P..............    736,843
Roger Evans/Greylock Equity Limited Partnership..................    242,106
Tench Coxe/Entities Affiliated with Sutter Hill Ventures.........    242,106
Andrew W. Verhalen/Entities Affiliated with Matrix Partners......    210,527
Tench Coxe.......................................................      8,059

  In October 1998, the Company sold in a private placement 3,225,806 shares of Series D Preferred Stock at a purchase price of $7.75 per share (the "Series D Financing"), pursuant to a Series D Preferred Stock Agreement dated October 9, 1998 (the "Series D Agreement"). See Note 5 of Notes to Financial Statements for a description of the Series D Preferred Stock. Upon the closing of this offering, each share of Series D Preferred Stock will automatically convert into one and one-half shares of common stock. The following directors and beneficial owners of more than 5% of the Company's common stock (assuming the conversion of all shares of preferred stock into common stock) acquired beneficial ownership of Series D Preferred Stock pursuant to the Series D Agreement.

DIRECTORS / 5% STOCKHOLDERS                                       NO. OF SHARES
---------------------------                                       -------------
Richard H. Kimball/Entities Affiliated with Technology Crossover
 Ventures.......................................................     774,194
Roger Evans/Greylock Equity Limited Partnership.................     147,805
Tench Coxe/Entities Affiliated with Sutter Hill Ventures........     147,805
Andrew W. Verhalen/Entities Affiliated with Matrix Partners.....      75,478
Entities Affiliated with Canaan Equity, L.P.....................      58,527
Entities Affiliated with InterWest Partners VI, L.P.............      58,527
Tench Coxe/Wells Fargo Bank, Trustee SHV M/P/T FBO Tench Coxe...       4,918
Richard Gilbert.................................................       1,422

  Pursuant to the Amended and Restated Investors' Rights Agreement between the Company and certain stockholders of the Company, the Underwriters have reserved for sale to the holders of the Company's Series D Preferred Stock in this offering, an aggregate of $2 million worth of shares of Copper Mountain common stock at the price per share set forth on the cover page of this prospectus.

  The Company has entered into employment agreements and related compensatory arrangements with certain of its executive officers. See "Management-- Employment Agreements."

  In the past, the Company has granted options to its executive officers and directors. The Company intends to grant options to its officers and directors in the future. See "Management-Executive Compensation."

  The Company has also entered into an indemnification agreement with each of its directors and certain of its executive officers. See "Management-- Limitations on Directors' and Executive Officers' Liability and
Indemnification."

  All of the Company's securities referenced above were sold and purchased at prices equal to the fair market value of the securities, as determined by the Company's Board of Directors, on the date of issuance.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of January 31, 1999 and as adjusted to reflect our sale of shares for (i) each person who we know to own beneficially more than five percent of the common stock, (ii) each of our directors, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers as a group. Unless otherwise indicated in the table set forth below, each person or entity named below has an address in care of Copper Mountain's principal executive offices.

                                                     PERCENTAGE OF SHARES
                                                   BENEFICIALLY OWNED (1)(2)
                                         SHARES    -------------------------
                                      BENEFICIALLY   PRIOR TO        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER  OWNED (1)(2)   OFFERING       OFFERING
------------------------------------  ------------ ------------   -------------
Greylock Equity Limited
 Partnership(3).....................   3,012,964            16.6%              %
  755 Page Mill Road, Suite A-100
  Palo Alto, CA 94304
Roger Evans(4)......................   3,012,964            16.6%              %
  Greylock Equity Limited
   Partnership
  755 Page Mill Road, Suite A-100
  Palo Alto, CA 94304
Entities Affiliated with............   3,012,956            16.6%              %
  Sutter Hill Ventures(5)
  755 Page Mill Road, Suite A-200
  Palo Alto, CA 94304
Tench Coxe(6).......................   2,361,455            13.0%              %
  Sutter Hill Ventures
  755 Page Mill Road, Suite A-200
  Palo Alto, CA 94304
Entities Affiliated with............   1,538,594             8.5%              %
  Matrix Partners IV, L.P. (7)
  2500 Sand Hill Road, Suite 113
  Menlo Park, CA 94025
Andrew W. Verhalen(8)...............   1,538,594             8.5%              %
  Matrix Partners IV, L.P.
  2500 Sand Hill Road, Suite 113
  Menlo Park, CA 94025
Entities Affiliated with............   1,193,054             6.6%              %
  InterWest Partners VI, L.P.(9)
  3000 Sand Hill Road
  Building 3, Suite 255
  Menlo Park, CA 94025
Cannan Equity, L.P..................   1,193,054             6.6%              %
  2884 Sand Hill Road, Ste. 115
  Menlo Park, CA 94025
Entities Affiliated with............   1,161,290             6.4%              %
  Technology Crossover Ventures (10)
  575 High Street, Suite 400
  Palo Alto, CA 94301

                                                         PERCENTAGE OF SHARES
                                                       BENEFICIALLY OWNED (1)(2)
                                             SHARES    -------------------------
                                          BENEFICIALLY   PRIOR TO        AFTER
NAME AND ADDRESS OF BENEFICIAL  OWNER     OWNED (1)(2)   OFFERING       OFFERING
-------------------------------------     ------------ ------------   --------------
Richard H. Kimball(11)..................    1,161,290            6.4%              %
  Technology Crossover Ventures II, L.P.
  575 High Street, Suite 400
  Palo Alto, CA 94301
Joseph D. Markee(12)....................      956,739            5.3%              %
Mark Handzel(13)........................      778,302            4.3%              %
Steve Hunt(14)..........................      193,750            1.1%              %
Mike Kelly(15)..........................      168,878              *               %
Richard Gilbert(16).....................        2,133              *               %
All directors and officers as a group (9
 persons)(17)...........................   10,174,105           55.6%              %

--------
  * Represents beneficial ownership of less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 18,107,182 shares of common stock outstanding on an as-converted basis as of January 31, 1999.

 (2) Assumes no exercise of the Underwriters' over-allotment option. If the Underwriters' over-allotment option is exercised in full, the Company
     will sell up to an aggregate of          shares of common stock of the
     Company, and up to           shares of common stock will be outstanding
     after the completion of this offering.

 (3) Mr. Evans, a director of the Company, is a General Partner of Greylock Equity GP Limited Partnership, the General Partner of Greylock Equity Limited Partnership ("Greylock"). Mr. Evans disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

 (4) Includes 3,012,964 shares held by Greylock. Mr. Evans, a director of the Company, is a General Partner of Greylock Equity GP Limited Partnership, the General Partner of Greylock and disclaims beneficial ownership of the shares held by Greylock, except to the extent of his pecuniary interest therein.

 (5) Includes 101,728 shares held by or for the benefit of Tench Coxe, a director of Copper Mountain and a Managing Director of the General Partner of Sutter Hill Ventures, a California Limited Partnership ("Sutter Hill"), 331,580 shares held by or for the benefit of other Managing Directors of the General Partner of Sutter Hill, and 8,559 shares held by, or for the benefit of, individuals and entities affiliated with Sutter Hill, all of whom disclaim beneficial ownership of the shares held by Sutter Hill, except as to their pecuniary interest in Sutter Hill. Also includes 101,728 shares held by TOW Partners, a California Limited Partnership ("TOW"), 81,653 shares held by Anvest, L.P. and 109,950 shares held by Saunders Holdings, L.P., the General Partners of each of which include individuals who are Managing Directors of the General Partner of Sutter Hill. Such individuals disclaim beneficial ownership of the shares held by TOW, Anvest, L.P. and Saunders Holdings, L.P., except as to their pecuniary interest in these three partnerships. Also includes 18,031 shares held by a former officer of Sutter Hill.

 (6) Includes 2,259,727 shares held by Sutter Hill and 7,377 shares held by Wells Fargo Bank, trustee SHV M/P/T FBO Tench Coxe. Mr. Coxe is a Managing Director of the General Partner of Sutter Hill and disclaims beneficial ownership of the shares held by Sutter Hill, except as to his pecuniary interest therein.

 (7) Of the total shares indicated as beneficially owned, Matrix Partners IV, L.P. ("Matrix Partners") owns 1,461,664 shares which represent 8.1% and
          % of total shares before and after this offering, respectively. Matrix IV Entrepreneurs Fund, L.P. owns 76,930 shares which represent less than 1% of total shares before and after this offering, respectively. Mr. Verhalen, a director of the Company, is a General Partner of Matrix Partners. Mr. Verhalen disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

 (8) Includes 1,538,594 shares held by entities affiliated with Matrix Partners. See Note 5 above. Mr. Verhalen is a General Partner of Matrix Partners and disclaims beneficial ownership of the 1,538,594 shares held by these entities, except to the extent of his pecuniary interest therein.

 (9) Of the total shares indicated as beneficially owned, Interwest Partners
     IV, L.P. owns 1,157,261 shares which represent 6.4% and      % of total
     shares before and after this offering, respectively. Interwest Investors IV, L.P. owns 35,793 shares which represent less than 1% of total shares before and after this offering, respectively.

(10) Includes 18,046 shares held by TCV II, V.O.F. which represent less than 1% of total shares before and after this offering, respectively, 555,531 shares held by Technology Crossover Ventures II, L.P. which represent
     3.1% and   % of total shares before and after this offering,
     respectively, 427,099 shares held by TCV II (Q), L.P. which represent
     2.4% and   % of total shares before and after this offering,
     respectively, 75,795 shares held by TCV II Strategic Partners, L.P. which represent less than 1% of total shares before and after this offering, respectively, and 84,819 shares held by Technology Crossover Ventures II, C.V. which represent less than 1% of total shares before and after this offering, respectively (collectively, "Technology Crossover Ventures"). Mr. Kimball, a Director of the Company, is a managing member of Technology Crossover Management II, L.L.C., the general partner of Technology Crossover Ventures. Mr. Kimball disclaims beneficial ownership of the shares held by Technology Crossover Ventures, except to the extent of his pecuniary interest therein arising from his interest in Technology Crossover Management II, L.L.C.

(11) Includes 1,161,290 shares held by Technology Crossover Ventures. See note 10 above. Mr. Kimball is a managing member of Technology Crossover Management II, L.L.C., the general partner of Technology Crossover Ventures. Mr. Kimball disclaims beneficial ownership of the shares held by Technology Crossover Ventures, except to the extent of his pecuniary interest therein arising from his interest in Technology Crossover Management II, L.L.C.

(12) Includes 28,437 shares of common stock held by Teresa L. Boley, Mr. Markee's spouse, and 227,005 shares subject to repurchase by the Company as of January 31, 1999.

(13) Includes 227,005 shares subject to repurchase by the Company as of January 31, 1999.

(14) Includes 178,750 shares of common stock issuable upon exercise of options exercisable within 60 days of January 31, 1999.

(15) Includes 9,108 shares issuable upon exercise of options exercisable within 60 days of January 31, 1999.

(16) Does not include 884,645 shares of common stock issuable upon the exercise of options held by Mr. Gilbert, none of which will be vested within 60 days of January 31, 1999.

(17) Includes 187,858 shares subject to options exercisable within 60 days of January 31, 1999.

                         DESCRIPTION OF CAPITAL STOCK

  Effective upon the closing of this offering, the authorized capital stock of the Company consists of 100,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value.

COMMON STOCK

  As of January 31, 1999, there were 18,107,182 shares of common stock outstanding, after giving effect to the conversion of all outstanding shares of preferred stock into 15,334,824 shares of common stock.

  The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

  Upon the closing of this offering, all outstanding shares of preferred stock will be converted at a rate of one and one half shares of common stock for each share of preferred stock into an aggregate of 15,334,824 shares of common stock. See Note 5 of Notes to Financial Statements for a description of the currently outstanding preferred stock. Following the conversion, the Company's Certificate of Incorporation will be amended and restated to delete all references to such shares of preferred stock. Under the Restated Certificate, the Board has the authority, without further action by stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock could have the effect of delaying, deterring or preventing a change in control of the Company. The Company has no present plans to issue any shares of preferred stock.

WARRANTS

  In October 1996, in conjunction with the execution of an equipment financing agreement, the Company issued ten-year warrants to purchase up to 10,000 shares and 40,000 shares of Series A Preferred Stock at an exercise price of $1.00 per share. In January 1997, in connection with the execution of a license agreement, the Company issued a seven-year warrant to purchase up to 147,401 shares of Series B Preferred Stock at an exercise price of $3.39 per share. In October 1997 and in April 1998, in connection with the execution of an equipment financing agreement, the Company issued ten-year warrants to purchase 8,421 and 6,316 shares of Series C Preferred Stock at an exercise price of $4.75 per share. In August 1998, in connection with the execution of a loan agreement, the Company issued a five-year warrant to purchase up to 25,000 shares of Series C Preferred Stock at an exercise price of $4.75 per share.

  Upon the closing of this offering, all warrants described herein will become exercisable for common stock at the rate of one and one-half shares of common stock for each share of preferred stock underlying the warrants.

REGISTRATION RIGHTS

  After this offering, the holders of 15,690,530 shares of common stock issued upon conversion of the Company's preferred stock (including shares issuable upon exercise of warrants (collectively, the "Registrable Shares")), or their permitted transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act for its own account or the account of any of its stockholders other than the holders of the Registrable Shares, holders of such Registrable Shares are entitled, subject to certain limitations and conditions, to notice of such registration and are, subject to certain conditions and limitations, entitled to include Registrable Shares therein, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. In addition, commencing 180 days after the effective date of the Registration Statement of which this prospectus is a part, the Company may be required to prepare and file a registration statement under the Securities Act at its expense if requested to do so by the holders of at least 25% of the Registrable Shares, provided the reasonably expected aggregate offering price will equal or exceed $5,000,000 including underwriting discounts and commissions. The Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. The Company is not obligated to effect more than two of such stockholder-initiated registrations. Further, holders of Registrable Securities may require the Company to file additional registration statements on Form S-3, subject to certain conditions and limitations.

  The Company is required to bear substantially all costs incurred in connection with any such registrations, other than underwriting discounts and commissions. The foregoing registration rights could result in substantial future expenses to the Company and adversely affect any future equity or debt offerings of the Company.

DELAWARE ANTI-TAKEOVER LAW

  The Company is governed by the provisions of Section 203 of the Delaware Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sale or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The statute could have the effect of delaying, deferring or preventing a change in control of the Company.

  The Company's Restated Certificate provides that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, the Company's Bylaws provide that special meetings of the stockholders of the Company may be called only by the Chairman of the Board of Directors, the Chief Executive Officer of the Company, by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors, or by the holders of 10% of the outstanding voting stock of the Company. The Company's Restated Certificate also specifies that the authorized number of directors may be changed only by resolution of the Board of Directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. These and other provisions contained in the Restated Certificate and the Company's Bylaws could delay or discourage certain types of transactions involving an actual or potential change in control of the Company or its management (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may limit the ability of stockholders to remove current management of the Company or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of the Company's common stock.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's common stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of the common stock.

  Upon completion of this offering, Copper Mountain will have outstanding
shares of common stock, assuming the issuance of     shares of common stock
offered hereby and no exercise of options after January 31, 1998. Of these
shares, the     shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act (whose sales would be subject to certain limitations and restrictions described below).

  We issued and sold the remaining 18,107,182 shares of common stock held by existing stockholders in reliance on exemptions from the registration requirements of the Securities Act. All of these shares will be subject to "lock-up" agreements described below on the effective date of this offering. Upon expiration of the lock-up agreements 180 days after the effective date of this offering, all of these shares will become eligible for sale, subject in most cases to the limitations of Rule 144. In addition, holders of stock options could exercise such options and sell certain of the shares issued upon exercise as described below.

                      SHARES
 DAYS AFTER DATE OF  ELIGIBLE
  THIS PROSPECTUS    FOR SALE                     COMMENT
 ------------------ ---------- ---------------------------------------------
 Upon Effectiveness            Shares sold in this offering

 180 days                      Lock-up released; saleable shares under Rules
                    18,107,182 144 and 701

  As of December 31, 1998, there were a total of 4,265,471 shares of common stock subject to outstanding options under our 1996 Equity Incentive Plan, 630,139 of which were vested. However, all of these shares are subject to lock-up agreements. Immediately after the completion of this offering, we intend to file registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 1996 Equity Incentive Plan and 1999 Employee Stock Purchase Plan. On the date 180 days after the effective date of this offering, a total of 1,531,294 shares of common stock subject to outstanding options will be vested. After the effective date of the registration statement on Form S-8, shares purchased upon exercise of options granted pursuant to the 1996 Equity Incentive Plan and Employee Stock Purchase Plan generally would be available for resale in the public market.

  The officers, directors and stockholders of Copper Mountain have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this offering. Morgan Stanley & Co. Incorporated, however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements.

RULE 144

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of Copper Mountain's common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of

  (i) 1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

  (ii) the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

  Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice filing and the availability of current public information about Copper Mountain.

RULE 144(K)

  Under Rule 144(k), a person who is not deemed to have been one of Copper Mountain's "affiliates," as defined in Rule 144, at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

  In general, under Rule 701, any Copper Mountain employee, director, officer, consultant or advisor who purchases shares from Copper Mountain in connection with a compensatory stock or option plan or other written agreement before the effective date of the offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with certain restrictions, including the holding period, contained in Rule 144.

  The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates" (as defined in Rule 144) subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one-year minimum holding period requirement.

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in the underwriting agreement dated the date hereof, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, BancBoston Robertson Stephens, Inc. and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels") are acting as representatives, have severally agreed to purchase,
and we have agreed to sell to them an aggregate of              shares of
common stock. The number of shares of common stock that each underwriter has agreed to purchase is set forth opposite its name below:

                                                                       NUMBER OF
   NAME                                                                 SHARES
   ----                                                                ---------
   Morgan Stanley & Co. Incorporated..................................
   BancBoston Robertson Stephens, Inc.................................
   Dain Rauscher Wessels..............................................
                                                                          ---
     Total............................................................
                                                                          ===

  The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered hereby, other than those covered by the over-allotment option described below, if any such shares are taken.

  The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $            a share under the public offering
price. Any underwriters may allow, and such dealers may reallow, a concession
not in excess of $       a share to other underwriters or to certain other
dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

  Pursuant to the underwriting agreement, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to
purchase up to an aggregate of                 additional shares of common
stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered hereby. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as the number set forth next to such underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table. If the underwriter's over-allotment option is exercised in
full, the total price to public would be $      , the total underwriters'
discounts and commissions would be $        , and the total proceeds to us
would be $     .

  We, the directors, officers, stockholders and certain optionholders of Copper Mountain have each agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, during the period ending 180 days after the date of this prospectus, we will not, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

  The restrictions described in the previous paragraph do not apply to (a) the sale to the underwriters of the shares of common stock under the underwriting agreement, (b) the issuance by Copper Mountain of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus which is described in this prospectus, (c) transactions by any person other than Copper Mountain relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares, or (d) issuances of certain shares of common stock or options to purchase shares of common stock pursuant to our employee benefit plans as in existence on the date of this prospectus.

  The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

  We have submitted an application to have our common stock approved for quotation on the Nasdaq National Market under the symbol "CMTN."

  In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

  Of the         shares of common stock to be offered in this offering, the underwriters have reserved for sale, at the price set forth on the cover page
of this prospectus, at the request of the Company, up to         shares of the
Company's common stock. As a result, the number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase the reserved shares. The underwriters will offer to the general public (on the same basis as the other shares to be sold in this offering) any reserved shares that are not so purchased.

  We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  Morgan Stanley & Co. Incorporated acted as the placement agent of our Series D Preferred Stock financing, and in connection with that placement, received a fee for their services. In addition, entities affiliated with Morgan Stanley & Co. Incorporated purchased an aggregate of 338,709 shares of our Series D Preferred Stock, and an affiliate of BancBoston Robertson Stephens, Inc. purchased 58,065 shares of our Series D Preferred Stock.

PRICING OF THE OFFERING

  Prior to this offering, there has been no public market for our common stock. Consequently, the public offering price for the shares of common stock will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the public offering price will be our record of operations, our current financial position and future prospects, the experience of our management, sales, earnings and certain of our other financial and operating information in recent periods, the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

  The legality of the shares of common stock offered hereby will be passed upon for us by Cooley Godward LLP, San Diego, California. Certain legal matters will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this prospectus, certain partners and associates of Cooley Godward LLP and certain partners and associates of Wilson Sonsini Goodrich & Rosati beneficially own an aggregate of approximately 60,943 and 15,790 shares of the Company's common stock, respectively, through investment partnerships.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1997 and 1998 and for the period from March 11, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  We have filed with the Commission a Registration Statement on Form S-1 under the Securities Act, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Commission, this prospectus, which is a part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to Copper Mountain and the common stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents or provisions of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's web site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, was filed with the Commission through EDGAR.

                         COPPER MOUNTAIN NETWORKS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

CONTENTS
Report of Ernst & Young LLP, Independent Auditors.........................  F-2
Balance Sheets............................................................  F-3
Statements of Operations..................................................  F-4
Statement of Stockholders' Equity.........................................  F-5
Statements of Cash Flows..................................................  F-6
Notes to Financial Statements.............................................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Copper Mountain Networks, Inc.

We have audited the accompanying balance sheets of Copper Mountain Networks, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for the period March 11, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Copper Mountain Networks, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period March 11, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

San Diego, California
February 25, 1999,
except for Note 10, as to which the date is , 1999

-------------------------------------------------------------------------------

The foregoing report is in the form that will be signed upon completion of certain events as described in Note 10 to the financial statements.

San Diego, California
February 26, 1999

                               ERNST & YOUNG LLP

                         COPPER MOUNTAIN NETWORKS, INC.

                                 BALANCE SHEETS

                                              DECEMBER 31,           PRO FORMA
                                        --------------------------  STOCKHOLDERS
                                            1997          1998         EQUITY
                                        ------------  ------------  ------------
                                                                    (UNAUDITED)
                                                                      (NOTE 1)
                ASSETS
 Current assets:
  Cash and cash equivalents...........  $  9,517,000  $  7,631,000
  Short-term investments..............            --    10,898,000
  Accounts receivable.................       183,000     8,026,000
  Inventory...........................       383,000     4,668,000
  Other current assets................        98,000       476,000
                                        ------------  ------------
 Total current assets.................    10,181,000    31,699,000
 Property and equipment, net..........     1,905,000     3,214,000
 Other assets.........................       246,000     1,296,000
                                        ------------  ------------
 Total assets.........................  $ 12,332,000  $ 36,209,000
                                        ============  ============
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Accounts payable....................  $    748,000  $  4,371,000
  Accrued liabilities.................     1,435,000     2,219,000
  Current portion of obligations under
   capital leases and equipment notes
   payable............................       345,000       783,000
                                        ------------  ------------
 Total current liabilities............     2,528,000     7,373,000
 Obligations under capital leases and
  equipment notes payable.............       735,000     1,965,000
 Other accrued........................            --        28,000
 Stockholders' equity:
  Convertible preferred stock, no par
   value, 10,602,464 shares
   authorized, 6,997,424 and
   10,223,230, shares issued and
   outstanding at December 31, 1997
   and 1998, respectively; $.001 par
   value, 5,000,000 shares authorized,
   none issued and outstanding in pro
   forma (unaudited) (liquidation
   preference of $45,508,000 at
   December 31, 1998).................    20,425,000    44,502,000  $         --
  Common stock, $.001, 29,397,536
   shares authorized, 2,230,679,
   2,516,873, and 17,851,697 shares
   issued and outstanding at December
   31, 1997, 1998, and pro forma
   (unaudited), respectively..........         2,000         3,000        18,000
  Notes receivable from stockholders..       (69,000)      (41,000)      (41,000)
  Paid-in capital.....................       229,000     1,416,000    45,903,000
  Deferred compensation...............            --    (1,068,000)   (1,068,000)
  Accumulated deficit.................   (11,518,000)  (17,969,000)  (17,969,000)
                                        ------------  ------------  ------------
 Total stockholders' equity...........     9,069,000    26,843,000    26,843,000
                                        ------------  ------------  ------------
 Total liabilities and stockholders'
  equity..............................  $ 12,332,000  $ 36,209,000  $ 36,209,000
                                        ============  ============  ============

                            See accompanying notes.

                         COPPER MOUNTAIN NETWORKS, INC.

                            STATEMENTS OF OPERATIONS

                                    PERIOD FROM MARCH       YEAR ENDED
                                        11, 1996           DECEMBER 31,
                                     (INCEPTION) TO   ------------------------
                                    DECEMBER 31, 1996    1997         1998
                                    ----------------- -----------  -----------
Net revenue.......................     $       --     $   211,000  $21,821,000
Cost of revenue...................             --       1,717,000   12,400,000
                                       -----------    -----------  -----------
Gross profit (loss)...............             --      (1,506,000)   9,421,000
Operating expenses:
  Research and development........       1,483,000      4,753,000    7,225,000
  Sales and marketing.............             --       1,510,000    5,363,000
  General and administrative......         553,000      1,928,000    3,428,000
  Amortization of deferred stock
   compensation...................             --             --        49,000
                                       -----------    -----------  -----------
    Total operating expenses......       2,036,000      8,191,000   16,065,000
                                       -----------    -----------  -----------
Loss from operations..............      (2,036,000)    (9,697,000)  (6,644,000)
Interest income...................          47,000        268,000      406,000
Interest expense..................          (3,000)       (97,000)    (213,000)
                                       -----------    -----------  -----------
Net loss..........................     $(1,992,000)   $(9,526,000) $(6,451,000)
                                       ===========    ===========  ===========
Basic and diluted net loss per
 share............................     $    (10.66)   $    (13.51) $     (4.84)
                                       ===========    ===========  ===========
Shares used to compute basic and
 diluted net loss per share.......         186,938        705,236    1,333,036
                                       ===========    ===========  ===========
Pro forma net loss per share,
 basic and diluted (unaudited)....                                 $      (.39)
                                                                   ===========
Shares used in computing pro forma
 net loss per share (unaudited)...                                  16,667,860
                                                                   ===========


                            See accompanying notes.

                         COPPER MOUNTAIN NETWORKS, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                              NOTES
                     PREFERRED STOCK       COMMON STOCK     RECEIVABLE                                              TOTAL
                  ---------------------- -----------------     FROM      PAID-IN      DEFERRED    ACCUMULATED   STOCKHOLDERS'
                    SHARES     AMOUNT     SHARES    AMOUNT STOCKHOLDERS  CAPITAL    COMPENSATION    DEFICIT        EQUITY
                  ---------- ----------- ---------  ------ ------------ ----------  ------------  ------------  -------------
Issuance of
 common stock at
 $0.03 per share
 for notes
 receivable.....         --  $       --  1,556,604  $2,000   $(42,000)  $   40,000  $       --    $        --    $       --
Issuance of
 Series A
 convertible
 preferred stock
 at $1.00 per
 share for
 cash...........   2,723,000   2,723,000       --      --         --           --           --             --      2,723,000
Issuance of
 Series A
 convertible
 preferred stock
 warrants in
 connection with
 note payable...         --          --        --      --         --        18,000          --             --         18,000
Issuance of
 common stock at
 $0.07 per share
 for notes
 receivable.....         --          --    408,000     --     (27,000)      27,000          --             --            --
Net loss........         --          --        --      --         --           --           --      (1,992,000)   (1,992,000)
                  ---------- ----------- ---------  ------   --------   ----------  -----------   ------------   -----------
Balance at
 December 31,
 1996...........   2,723,000   2,723,000 1,964,604   2,000    (69,000)      85,000          --      (1,992,000)      749,000
Issuance of
 Series B
 convertible
 preferred stock
 at $3.39 per
 share for cash
 and conversion
 of convertible
 bridge note
 payable, net of
 offering
 expenses of
 $76,000........   1,850,063   6,196,000       --      --         --           --           --             --      6,196,000
Issuance of
 Series C
 convertible
 preferred stock
 at $4.75 per
 share for
 cash...........   2,422,361  11,506,000       --      --         --           --           --             --     11,506,000
Exercise of
 options to
 purchase common
 stock..........         --          --    238,437     --         --        16,000          --             --         16,000
Stock grants for
 consulting
 services.......       2,000         --     27,638     --         --        15,000          --             --         15,000
Issuance of
 warrants to
 purchase
 convertible
 preferred stock
 in connection
 with technology
 agreement,
 notes payable,
 and consulting
 services.......         --          --        --      --         --       113,000          --             --        113,000
Net loss........         --          --        --      --         --           --           --      (9,526,000)   (9,526,000)
                  ---------- ----------- ---------  ------   --------   ----------  -----------   ------------   -----------
Balance at
 December 31,
 1997...........   6,997,424  20,425,000 2,230,679   2,000    (69,000)     229,000          --     (11,518,000)    9,069,000
Exercise of
 options to
 purchase common
 stock..........         --          --    514,635   1,000        --        60,000          --             --         61,000
Stock grants for
 consulting
 services.......         --          --      9,560     --         --         5,000          --             --          5,000
Deferred
 compensation
 related to the
 grant of
 certain stock
 options........         --          --        --      --         --     1,117,000   (1,117,000)           --            --
Amortization
 related to
 deferred
 compensation...         --          --        --      --         --           --        49,000            --         49,000
Stock forfeited
 by employee....         --          --   (238,001)    --      16,000      (16,000)         --             --            --
Repayment of
 stockholder
 note...........         --          --        --      --      12,000          --           --             --         12,000
Issuance of
 Series C
 convertible
 preferred stock
 warrants in
 connection with
 a financing
 agreement......         --          --        --      --         --        21,000          --             --         21,000
Issuance of
 Series D
 convertible
 preferred stock
 at $7.75 per
 share for cash,
 net of offering
 expenses of
 $923,000.......   3,225,806  24,077,000       --      --         --           --           --             --     24,077,000
Net loss........         --          --        --      --         --           --           --      (6,451,000)   (6,451,000)
                  ---------- ----------- ---------  ------   --------   ----------  -----------   ------------   -----------
Balance at
 December 31,
 1998...........  10,223,230 $44,502,000 2,516,873  $3,000   $(41,000)  $1,416,000  $(1,068,000)  $(17,969,000)  $26,843,000
                  ========== =========== =========  ======   ========   ==========  ===========   ============   ===========

                            See accompanying notes.

                         COPPER MOUNTAIN NETWORKS, INC.

                            STATEMENTS OF CASH FLOWS

                                        PERIOD FROM
                                         MARCH 11,
                                           1996
                                        (INCEPTION)  YEAR ENDED DECEMBER 31,
                                        TO DECEMBER  -------------------------
                                         31, 1996       1997          1998
                                        -----------  -----------  ------------
OPERATING ACTIVITIES
Net loss..............................  $(1,992,000) $(9,526,000) $ (6,451,000)
Adjustments to reconcile net loss to
 net cash used in operating
 activities:
 Depreciation and amortization........      109,000      511,000     1,231,000
 Noncash compensation.................        1,000       13,000        54,000
 Changes in operating assets and
  liabilities:
  Accounts receivable.................          --      (183,000)   (7,843,000)
  Inventory...........................          --      (383,000)   (4,285,000)
  Other current assets and other
   assets.............................      (58,000)    (155,000)   (1,469,000)
  Accounts payable and accrued
   liabilities........................      448,000    1,735,000     4,435,000
                                        -----------  -----------  ------------
Net cash used in operating
 activities...........................   (1,492,000)  (7,988,000)  (14,328,000)
INVESTING ACTIVITIES
Purchases of short-term investments,
 net..................................          --           --    (10,898,000)
Purchases of property and equipment...     (682,000)  (1,515,000)   (1,171,000)
                                        -----------  -----------  ------------
Net cash used for investing
 activities...........................     (682,000)  (1,515,000)  (12,069,000)
FINANCING ACTIVITIES
Proceeds from issuance of equipment
 notes payable........................      367,000      615,000       921,000
Proceeds from convertible bridge note
 payable..............................    2,500,000          --            --
Payments on capital lease
 obligations..........................          --       (18,000)     (293,000)
Payments on equipment notes payable...      (10,000)    (201,000)     (267,000)
Proceeds from issuance of preferred
 stock................................    2,723,000   15,202,000    24,077,000
Proceeds from issuance of common
 stock................................          --        16,000        73,000
                                        -----------  -----------  ------------
Net cash provided by financing
 activities...........................    5,580,000   15,614,000    24,511,000
                                        -----------  -----------  ------------
Net increase (decrease) in cash and
 cash equivalents.....................    3,406,000    6,111,000    (1,886,000)
Cash and cash equivalents at beginning
 of the period........................          --     3,406,000     9,517,000
                                        -----------  -----------  ------------
Cash and cash equivalents at end of
 the period...........................  $ 3,406,000  $ 9,517,000  $  7,631,000
                                        ===========  ===========  ============
SUPPLEMENTAL SCHEDULE OF INVESTING AND
 FINANCING ACTIVITIES:
Interest paid.........................  $       --   $    74,000  $    150,000
                                        ===========  ===========  ============
Capital lease obligations entered into
 for equipment........................  $       --   $   327,000  $  1,307,000
                                        ===========  ===========  ============
Conversion of convertible bridge note
 payable to preferred stock...........  $       --   $ 2,500,000  $        --
                                        ===========  ===========  ============
Stock issued (forfeited) for notes
 receivable...........................  $    69,000  $       --   $    (16,000)
                                        ===========  ===========  ============
Issuance of convertible preferred
 stock warrants.......................  $    18,000  $   113,000  $     21,000
                                        ===========  ===========  ============
Issuance of stock for consulting
 services.............................  $     1,000  $    13,000  $      5,000
                                        ===========  ===========  ============

                            See accompanying notes.

                        COPPER MOUNTAIN NETWORKS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization and Business Activity

  Copper Mountain Networks, Inc. (the "Company" or "Copper Mountain") was incorporated in California on March 11, 1996, and is a supplier of high-speed DSL-based communication solutions for the broadband access market. The Company's solutions enable telecommunication service providers to provide high speed, cost effective connectivity over the existing copper wire infrastructure to the business, multiple tenant unit and residential markets.

  During the period from March 11, 1996 to December 31, 1997, Copper Mountain was a developmental stage company as defined in Financial Accounting Standards Board Statement No. 7 "Development Stage Enterprises." Planned principal operations commenced as of January 1, 1998 and, accordingly, Copper Mountain is no longer considered a developmental stage company.

   Management Estimates and Assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash and Cash Equivalents

  Cash and cash equivalents consist of cash, money market funds, and other highly liquid investments with maturities of three months or less when purchased. The carrying value of these instruments approximates fair value. The Company generally invests its excess cash in debt instruments of the U.S. Treasury, government agencies and corporations with strong credit ratings. Such investments are made in accordance with the Company's investment policy, which establishes guidelines relative to diversification and maturities designed to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company has not experienced any losses on its cash and cash equivalents.

   Fair Value of Financial Instruments

  The carrying value of cash, cash equivalents, short-term investments, accounts receivable, accounts payable, accrued liabilities, short-term bank borrowings and notes payable approximates fair value.

   Investments

  At December 31, 1998, the Company held investments in investment grade debt securities with various maturities through August 1999. Management determines the appropriate classification of its investments in debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company's total investments in these securities as of December 31, 1998 totaled $12,896,000. The Company has included $1,998,000 of these securities in cash and cash equivalents, as of December 31, 1998, as they have original maturities of less than 90 days. The remaining $10,898,000 as of December 31, 1998 has been classified as short-term investments. The Company has designated all of its investments as held to maturity.

   Concentration of Credit Risk

  The Company operates in one business segment, developing, marketing and supporting advanced communications products which enable high-speed data access to business, multi-tenant unit and residential

                        COPPER MOUNTAIN NETWORKS, INC.

users. The markets for high-speed data access products are characterized by rapid technological developments, frequent new product introductions, changes in end user requirements and evolving industry standards. The Company's future success will depend on its ability to develop, introduce and market enhancements to its existing products, to introduce new products in a timely manner which meet customer requirements and to respond to competitive pressures and technological advances. Further, the emergence of new industry standards, whether through adoption by official standards committees or widespread use by telephone companies or other telecommunications service providers, could require the Company to redesign its products.

  A relatively small number of customers account for a significant percentage of the Company's revenues. The Company expects that the sale of its products to a limited number of customers may continue to account for a high percentage of revenues for the foreseeable future. The Company's revenues for the year ended December 31, 1998 include sales to two significant customers totaling $13,227,000 and $3,995,000, respectively. The Company's four largest customers (by revenues) generated approximately 95% of the Company's total revenues for the year ended December 31, 1998.

  The Company performs ongoing credit evaluations of its customers and generally requires no collateral. The Company had significant accounts receivable balances due from three customers individually representing 63%, 11% and 10% of total accounts receivable at December 31, 1998.

  The Company from time to time maintains a substantial portion of its cash and cash equivalents in money market accounts with one financial institution. The Company invests its excess cash in debt instruments of the U.S. Treasury, governmental agencies and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities that attempt to maintain safety and liquidity. The Company has not experienced any significant losses on its cash equivalents or short-term investments.

   Inventory

  Inventory is stated at the lower of cost, principally standard costs, which approximate actual costs on a first-in, first-out basis, or market. During the year ended December 31, 1997, the Company recorded a charge of $582,000 for commitments to purchase inventory which could not be used in its current products. The charge is included in cost of revenue for the year ended December 31, 1997.

   Property and Equipment

  Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets, ranging from three to seven years, using the straight-line method.

   Revenue Recognition

  The Company generally recognizes revenue from product sales upon shipment if collection of the resulting receivable is probable and product returns are reasonably estimated. No revenue is recognized on products shipped on a trial basis. Estimated sales returns based on historical experience by product, are recorded at the time the product revenue is recognized.

  Revenue from perpetual licenses of the Company's software for which there are no significant continuing obligations and collection of the related receivables is probable is recognized on delivery of the software.

   Research and Development Costs

  Costs incurred in connection with research and development are charged to operations as incurred.

                        COPPER MOUNTAIN NETWORKS, INC.

   Software Costs

  Software product development costs incurred from the time technological feasibility is reached until the product is available for general release to customers are capitalized and reported at the lower of cost or net realizable value. Through December 31, 1998, no significant amounts were expended subsequent to reaching technological feasibility.

   Impairment of Long-Lived Assets

  The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. An impairment loss would be recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset. The Company has identified no such impairment losses.

   Warranty Reserves

  The Company provides limited warranties on certain of its products for periods of up to one year. The Company recognizes warranty reserves when products are shipped based upon an estimate of total warranty costs, and such reserves are included in current liabilities.

   Income Taxes

  Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on the difference between the financial statement bases and the tax bases of assets and liabilities using enacted tax rates. A valuation allowance is established to reduce a deferred tax asset to the amount that is expected more likely than not to be realized.

   Stock Based Compensation

  The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net loss and net loss per share as if the fair value method had been applied in measuring compensation expense (See Note 5). Options or stock awards issued to non-employees are valued using the fair value method and expensed over the period services are provided.

   Net Loss Per Share and Pro Forma Stockholders' Equity

  Historical basic and diluted net loss per share has been computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," using the weighted-average number of shares of common stock outstanding during the period. Options, warrants, and preferred stock were not included in the computation of diluted net loss per share because the effect would be anti-dilutive.

  Pro forma net loss per share has been computed as described above and also gives effect to common equivalent shares from preferred stock that will automatically convert upon the closing of the Company's initial public offering (using the as-if-converted method). If the offering contemplated by this Prospectus is consummated, all of the convertible preferred stock outstanding as of the closing date will automatically be converted into an aggregate of 15,334,824 shares of common stock based on the shares of convertible preferred stock outstanding at December 31, 1998. Unaudited pro forma stockholders' equity at December 31, 1998, as adjusted for the conversion of the convertible preferred stock, is disclosed on the balance sheet.

  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, common shares issued in each of the periods presented for nominal consideration, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No such shares have been issued.

                        COPPER MOUNTAIN NETWORKS, INC.

  A reconciliation of shares used in the calculation of historical and pro forma basic and diluted net loss per share attributable to common shareholders is as follows:

                                                           DECEMBER 31,
                                                    --------------------------
                                                     1996    1997      1998
                                                    ------- ------- ----------
   Net loss per share:
     Shares used in computing historical net loss
      per common share, basic and diluted.......... 186,938 705,236  1,333,036
     Adjustment to reflect the assumed conversion
      of outstanding convertible preferred stock...                 15,334,824
                                                                    ----------
     Shares used in computing pro forma net loss
      per common share, basic and diluted..........                 16,667,860
                                                                    ==========

  Potentially dilutive securities including options, warrants, preferred stock and restricted stock subject to vesting was excluded from historical earnings per share because of their anti-dilutive effect. Total shares excluded were 6,933,441, 13,812,858 and 20,442,440 for the years end December 31, 1996, 1997 and 1998, respectively.

   Recapitalization

  In November 1998, the Company filed a Certificate of Amendment to its Articles of Incorporation to effect a three for two forward stock split of all outstanding shares of common stock and stock options. The Amended and Restated Certificate of Incorporation increases the authorized stock of the Company such that the Company is authorized to issue 10,602,464 shares of no par value preferred stock, and 29,397,536 shares of no par value common stock. The conversion ratio of the Company's preferred stock is automatically modified to reflect this common stock split. All common shares, common stock options and related per share data in the accompanying financial statements have been adjusted retroactively to give effect to the stock split.

   New Accounting Standards

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. There was no difference between the Company's net loss and its total comprehensive loss for the years ended December 31, 1996, 1997 and 1998.

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). This standard requires companies to capitalize qualifying computer software costs, which are incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company is currently evaluating the impact of SOP 98-1 on its financial statements and related disclosures.

  In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities"(SOP 98-5). This standard requires companies to expense the

                        COPPER MOUNTAIN NETWORKS, INC.

costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The Company believes the adoption of SOP 98-5 will not have a material impact on its results of operations.

2. COMPOSITION OF CERTAIN BALANCE SHEET CAPTIONS

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1997        1998
                                                        ----------  -----------
Inventory:
  Raw materials........................................ $  332,000  $ 2,582,000
  Work in process......................................        --       790,000
  Finished goods.......................................     51,000    1,296,000
                                                        ----------  -----------
                                                        $  383,000  $ 4,668,000
                                                        ==========  ===========
Property and Equipment:
  Laboratory equipment and software.................... $  868,000  $ 2,265,000
  Computer equipment and software......................  1,296,000    1,885,000
  Office furniture and equipment.......................    360,000      840,000
                                                        ----------  -----------
                                                         2,524,000    4,990,000
Less accumulated depreciation and amortization.........   (619,000)  (1,776,000)
                                                        ----------  -----------
                                                        $1,905,000  $ 3,214,000
                                                        ==========  ===========
Accrued Liabilities:
  Accrued compensation................................. $  294,000  $   621,000
  Accrued vacation.....................................    278,000      493,000
  Accrued warranty.....................................      2,000      418,000
  Accrued purchase commitments.........................    582,000          --
  Other................................................    279,000      687,000
                                                        ----------  -----------
                                                        $1,435,000  $ 2,219,000
                                                        ==========  ===========

3. SHORT-TERM BANK BORROWINGS

  In August 1998, the Company entered into a $4,000,000 line of credit agreement with a bank which allows it to borrow an amount equal to 80% of eligible accounts receivable plus the lesser of 25% of the Company's eligible inventory or $500,000. Interest accrues at the bank's prime rate plus .25% (8.0% at December 31, 1998). The credit agreement includes covenants, which, among other things, require the Company to maintain stated net worth amounts plus specific liquidity and long-term solvency ratios. The line of credit expires on August 13, 1999. Amounts borrowed are secured by substantially all of the Company's assets. There were no borrowings outstanding as of December 31, 1998.

  In connection with this financing agreement, the Company granted warrants to the bank to purchase an aggregate of 25,000 shares of Series C convertible preferred stock at $4.75 per share. The warrants are exercisable for five years from the date of issuance. The estimated fair value of the warrants was approximately $21,000, which has been capitalized as debt issuance costs and is being amortized over the life of the financing agreement.

                        COPPER MOUNTAIN NETWORKS, INC.

4. NOTES PAYABLE

  In August 1998, the Company entered into an equipment line of credit with a bank that allows the Company to borrow up to $1,000,000 for the purchase of equipment. All borrowings under the equipment line must be made before August 14, 1999, at which time all unpaid principal under such loan will be converted into a fully amortizing loan for a period of 36 months with a maturity date of August 14, 2002. As of December 31, 1998 there was $921,000 outstanding under the equipment line of credit.

  In 1996, the Company entered into an equipment financing agreement with a bank and leasing company that allows the Company to borrow up to $1,000,000 for purchases of equipment. The notes are secured by the related equipment. As of December 31, 1998 the full amount of funds available under the equipment financing agreement was utilized.

  In connection with the equipment financing agreement, the Company agreed to make a final payment equal to 12.5% of the equipment financed at the end of the amortization period. Additionally, the Company granted warrants to the bank and leasing company to purchase an aggregate of 50,000 shares of Series A convertible preferred stock at $1.00 per share. The warrants are exercisable for the longer of ten years from the date of issuance or five years after an initial public offering. The estimated fair value of the warrants was approximately $18,000, which has been capitalized as debt issuance costs and is being amortized over the life of the equipment financing agreement.

  In December 1996, the Company received $2,500,000 in connection with a convertible bridge note payable that accrued interest at 8.0% per annum. During 1997, the note was converted into Series B convertible preferred stock at a rate of $3.39 per share.

  A summary of the notes payable is as follows:

                                                              DECEMBER 31,
                                                          ---------------------
                                                            1997        1998
                                                          ---------  ----------
   Bank and leasing company installment loans, with
    various maturity dates through December 2000, total
    monthly payments of $27,000 with interest rates
    ranging between 8.99% and 9.76%, collateralized by
    equipment...........................................  $ 771,000  $  504,000
   Bank installment loan, with a maturity date of August
    2002, interest only payments until August 1999 with
    a variable interest rate at the bank prime rate plus
    0.25%, collateralized by equipment..................        --      921,000
                                                          ---------  ----------
                                                            771,000   1,425,000
   Less current portion.................................   (267,000)   (395,000)
                                                          ---------  ----------
                                                          $ 504,000  $1,030,000
                                                          =========  ==========

  Future aggregate annual principal payments on the notes payable are $395,000, $519,000, $307,000 and $204,000 for 1999, 2000, 2001 and 2002,
respectively.

                        COPPER MOUNTAIN NETWORKS, INC.

5. STOCKHOLDERS' EQUITY

   Convertible Preferred Stock

  A summary of convertible preferred stock issued and outstanding at December 31, 1998 is as follows:

                                                           SHARES
                                                         ISSUED AND  LIQUIDATION
                                                         OUTSTANDING PREFERENCE
                                                         ----------- -----------
   Series A.............................................  2,723,000  $ 2,723,000
   Series B.............................................  1,852,063    6,279,000
   Series C.............................................  2,422,361   11,506,000
   Series D.............................................  3,225,806   25,000,000
                                                         ----------  -----------
                                                         10,223,230  $45,508,000
                                                         ==========  ===========

  The Company has authorized for issuance 10,602,464 shares of preferred stock of which 2,773,000, 1,999,464, 2,530,000 and 3,300,000 shares have been authorized for Series A, Series B, Series C and Series D convertible preferred stock, respectively. At the option of the holder, the outstanding shares of Series A, Series B, Series C and Series D convertible preferred stock are convertible into common shares, subject to adjustment for antidilution, on a three-for-two basis. The preferred stockholders have voting rights equal to the common shares they would own upon conversion.

  The Series A and Series B convertible preferred stock will automatically convert into common shares upon the earlier of the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $5,000,000 in gross proceeds at a price of at least $5.00 per share, or on the date specified by written consent or agreement of the holders of 66 2/3% of the then outstanding shares of each of the Series A and Series B convertible preferred stock.

  The Series C convertible preferred stock will automatically convert into common shares upon the earlier of the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $10,000,000 in gross proceeds at a price of at least $9.50 per share, or on the date specified by written consent or agreement of the holders of 66 2/3% of the then outstanding shares of Series C convertible preferred stock.

  The Series D convertible preferred stock will automatically convert into common shares upon the earlier of the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $20,000,000 in gross proceeds at a price of at least $12.00 per share if the closing of such public offering occurs on or before March 30, 2000, and at a per share issuance price of at least $15.50 per share if the closing of such public offering occurs after March 30, 2000. Additionally, the Series D convertible preferred stock will automatically convert on the date specified by written consent or agreement of the holders of more than a majority of the then outstanding shares of Series D convertible preferred stock.

  In the event of a liquidation of the Company, holders of Series A, Series B, Series C and Series D convertible preferred stock are entitled to a liquidation preference of $1.00, $3.39, $4.75 and $7.75 per share, respectively, plus any declared but unpaid dividends on such shares. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the convertible preferred stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the convertible preferred stock in proportion to the aggregate liquidation preferences of the respective shares, and ratably among the holders of that series in proportion to the amount of such stock owned by each such holder. Any remaining assets of the Company are to be distributed to the common stockholders.

                        COPPER MOUNTAIN NETWORKS, INC.

  The holders of Series A, Series B, Series C and Series D convertible preferred stock are entitled to receive annual noncumulative dividends of $.08, $.27, $.38 and $.62 per share, respectively, when, as and if declared by the Board of Directors, prior and in preference to holders of common stock. As of December 31, 1998, no dividends have been declared.

   Common Stock

  The Company has issued 1,964,604 shares of common stock to the founders of the Company at prices ranging from $.03 to $.07 per share in exchange for promissory notes bearing interest at rates ranging from 5.5% to 10% and maturing March 12, 2000. The Company has the option to repurchase, at the original issue price, unvested shares in the event of termination of employment. In 1998, 238,001 unvested common shares were forfeited upon the termination of one of the founders. Shares issued under these agreements generally vest over four years. At December 31, 1998, 486,439 shares of common stock are subject to repurchase by the Company.

   Stock Options

  In August 1996, the Company adopted the 1996 Equity Incentive Plan (the "Plan") and reserved 2,190,720 shares of common stock for grants under the Plan. The Company has amended the plan to reserve an additional 3,932,663 shares of common stock under the Plan. The Plan provides for the grant of incentive and nonstatutory stock options, stock bonuses and rights to purchase stock to employees, directors or consultants of the Company. The Plan provides that incentive stock options will be granted only to employees at no less than the fair value of the Company's common stock (no less than 85% of the fair value for nonstatutory stock options), as determined by the Board of Directors at the date of the grant. Options generally vest 25% one year from date of grant and ratably each month thereafter for a period of 36 months, and are exercisable up to ten years from date of grant.

  Certain option grants under the Plan are subject to an early exercise provision. Common shares obtained on early exercise of unvested options are subject to repurchase by the Company at the original issue price and will vest according to the respective option agreement. At December 31, 1998, 105,000 shares are subject to repurchase by the Company.

  The purchase price under each stock purchase agreement resulting from stock bonuses and purchase rights granted will be at no less than 85% of the fair value of the Company's common stock on the award date. Shares of stock sold or awarded under the Plan may be subject to repurchase by the Company.

                        COPPER MOUNTAIN NETWORKS, INC.

  Transactions under the stock option plan are summarized as follows:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                             NUMBER OF  EXERCISE
                                                              SHARES     PRICE
                                                             ---------  --------
    Granted................................................. 1,160,700   $ .07
    Exercised...............................................       --      --
    Cancelled...............................................       --      --
                                                             ---------
   Balance at December 31, 1996............................. 1,160,700   $ .07
    Granted................................................. 1,069,725   $ .23
    Exercised...............................................  (238,437)  $ .07
    Cancelled...............................................  (115,563)  $ .07
                                                             ---------
   Balance at December 31, 1997............................. 1,876,425   $ .16
    Granted................................................. 3,086,812   $ .66
    Exercised...............................................  (514,641)  $ .12
    Cancelled...............................................  (183,125)  $ .23
                                                             ---------
   Balance at December 31, 1998............................. 4,265,471   $ .52
                                                             =========

  As of December 31, 1996, 1997, and 1998 there were 735,450, 614,734 and
630,139, options, respectively, exercisable at weighted average exercise prices of $.07, $.08 and $.17, respectively.

  The following table summarizes all options outstanding and exercisable by price range as of December 31, 1998:

                     OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
   ----------------------------------------------------------------------------
                                                  WEIGHTED             WEIGHTED
       RANGE OF                  WEIGHTED AVERAGE AVERAGE              AVERAGE
       EXERCISE        NUMBER       REMAINING     EXERCISE   NUMBER    EXERCISE
        PRICES       OUTSTANDING CONTRACTUAL LIFE  PRICE   EXERCISABLE  PRICE
   ----------------- ----------- ---------------- -------- ----------- --------
         $.07           455,144        7.84        $ .07     291,241     $.07
       $.23-$.32      2,950,827        9.20        $ .30     328,896     $.25
      $.53-$1.33        712,500        9.77        $ .82      10,002     $.53
         $5.00          147,000        9.96        $5.00         --       --

   Stock Based Compensation

  The Company has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees" to account for their employee stock option plans. Under APB No. 25, when the exercise price of the Company's employee stock options equals the fair value price of the underlying stock on the date of grant, no compensation expense is recognized in the Company's financial statements. With respect to certain options granted during 1998, the Company has recorded deferred compensation of $1,117,000, for the difference at the grant date between the exercise price per share and the fair value per share, based upon the Board of Directors' estimate of the fair value of the Company's stock on the various grant dates of the common stock underlying the options. This amount is being amortized over the vesting period of the individual options, generally four years.

                        COPPER MOUNTAIN NETWORKS, INC.

  Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net loss would have increased to the pro forma amounts indicated below:

                                                    DECEMBER 31,
                                         -------------------------------------
                                            1996         1997         1998
                                         -----------  -----------  -----------
   Net loss as reported................  $(1,992,000) $(9,526,000) $(6,451,000)
   Pro forma net loss under SFAS 123...   (2,006,000)  (9,540,000)  (6,462,000)
   Pro forma basic and diluted net loss
    under SFAS 123.....................  $    (10.73) $    (13.53) $     (4.85)

  The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividend yield; risk free interest rate of 5.7% to 6.5%; and expected life for the option of five years.

  The weighted-average estimated fair value of employee stock options granted during 1996, 1997 and 1998 was $.02, $.06 and $.16 per share, respectively. For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the vesting period.

   Warrants

  In January 1997, the Company entered into an agreement with a corporate partner, whereby the two companies exchanged certain technology and services. In addition, the Company issued a warrant to such corporate partner to purchase 147,401 shares of Series B convertible preferred stock at a price of $3.39 per share. The warrant is exercisable for four years following the date of issuance. The estimated fair value of the warrant was $88,000, which has been capitalized as an intangible asset and is being amortized over the two-year term of the agreement.

   Common Shares Reserved for Future Issuance

  At December 31, 1998, common shares reserved for future issuance consist of the following:

   Conversion of convertible preferred stock......................... 15,334,824
   Preferred stock warrants..........................................    355,706
   Stock options.....................................................  5,370,305
                                                                      ----------
                                                                      21,060,835
                                                                      ==========

6. COMMITMENTS

  The Company leases its facilities under noncancelable operating leases expiring in 2001. The leases contain renewal options and are subject to cost increases. Included in the minimum payments under the noncancelable operating leases for the year ending December 31, 1999 is $147,000 due from the sub-lease of certain facilities. Rent expense totaled $69,000 $219,000 and $501,000 for the period from March 11, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

                        COPPER MOUNTAIN NETWORKS, INC.

  Future minimum payments under the noncancelable operating leases and equipment under capital leases consist of the following at December 31, 1998:

                                                          OPERATING   CAPITAL
                                                            LEASES     LEASES
                                                          ---------- ----------
   Year ending December 31,
     1999................................................ $  791,000 $  471,000
     2000................................................    928,000    471,000
     2001................................................    568,000    443,000
     2002................................................    156,000     98,000
     2003................................................    106,000        --
                                                          ---------- ----------
   Total minimum lease payments.......................... $2,549,000  1,483,000
                                                          ==========
   Less amount representing interest.....................              (160,000)
                                                                     ----------
   Total present value of minimum payments...............             1,323,000
   Less current portion..................................              (388,000)
                                                                     ----------
   Non-current portion...................................            $  935,000
                                                                     ==========

  During September 1997, the Company entered into a capital lease agreement, which allows for the Company to borrow up to $1,750,000 to finance capital expenditures. As of December 31, 1998, the Company has $116,000 available for future borrowings under the capital lease agreement. Equipment held under the capital leases totaled $327,000 and $1,743,000 and the related accumulated amortization totaled $45,000 and $559,000 at December 31, 1997 and 1998, respectively. The obligations under the capital leases are secured by the related equipment.

  In conjunction with the capital lease agreement, the Company issued a warrant to the lessor to purchase 14,737 shares of Series C convertible preferred stock at a price of $4.75 per share. The warrant is exercisable for the longer of ten years from the date of issuance or five years after an initial public offering. The estimated fair value of the warrant was $25,000, which has been capitalized as debt issuance costs and is being amortized over the life of the financing agreement.

7. INCOME TAXES

  Significant components of the Company's deferred tax assets as of December 31, 1997 and 1998 are shown below. A valuation allowance of $7,781,000 has been recorded at December 31, 1998 to offset the net deferred tax assets as realization is uncertain.

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1997         1998
                                                      -----------  -----------
   Deferred tax liability:
     Depreciation.................................... $   (21,000) $   (12,000)
   Deferred tax assets:
     Tax credit carryforwards........................     571,000    1,185,000
     Net operating loss carryforwards................   4,000,000    5,757,000
     Other, net......................................     456,000      851,000
                                                      -----------  -----------
   Total deferred tax assets.........................   5,027,000    7,793,000
   Valuation allowance...............................  (5,006,000)  (7,781,000)
                                                      -----------  -----------
   Net deferred tax assets........................... $       --   $       --
                                                      ===========  ===========

                        COPPER MOUNTAIN NETWORKS, INC.

  The Company had federal and California tax net operating loss carryforwards at December 31, 1998 of approximately $14,368,000 and $15,168,000, respectively. The federal and California tax loss carryforwards will begin to expire in 2011 and 2004, respectively, unless previously utilized. The Company also has federal and California research tax credit carryforwards of approximately $876,000 and $475,000, respectively, which will begin to expire in 2011 unless previously utilized.

  Pursuant to Internal Revenue Service Code Sections 382 and 383, use of the Company's net operating loss carryforwards may be limited because of a cumulative change in ownership of more than 50% which occurred during 1996, 1997 and 1998. However, the Company does not believe such limitations will have a material impact on the Company's ability to use these carryforwards.

8. EMPLOYEE SAVINGS PLAN

  The Company has a 401(k) plan, which allows participating employees to contribute up to 15% of their salary, subject to annual limits. The Board of Directors may, at its sole discretion, approve Company contributions. No such contributions have been approved or made.

9. RELATED PARTY TRANSACTIONS

  At December 31, 1998, the Company had a note receivable from an officer with a face value of $1,000,000 included in other assets. This note was issued in connection with the officer's employment and relocation agreement. The note bears no interest, is secured by the officer's residence and is due at the earlier of March 30, 2003, or 15 days from the date the officer ceases to be an employee of the Company.

10. RECENT EVENT (UNAUDITED)

  If the initial public offering is closed under the terms presently anticipated, the Company will reincorporate as a Delaware corporation. The authorized shares of the Company will be 100,000,000 shares of common stock ($.001 par value) and 5,000,000 shares of preferred stock ($.001 par value).

  All common share data in the accompanying financial statements have been adjusted retroactively to give effect to the reincorporation.

                     [COPPER MOUNTAIN NETWORKS, INC. LOGO]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates, except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market application fee.

                                                                    AMOUNT TO BE
                                                                        PAID
                                                                    ------------
     Registration fee..............................................   $ 16,680
     NASD filing fee...............................................      6,500
     Nasdaq Stock Market Listing Application fee...................     95,000
     Blue sky qualification fees and expenses......................      5,000
     Printing and engraving expenses...............................    125,000
     Legal fees and expenses.......................................    250,000
     Accounting fees and expenses..................................    125,000
     Transfer agent and registrar fees.............................     10,000
     Miscellaneous.................................................     66,820
                                                                      --------
       Total.......................................................    700,000
                                                                      ========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its Directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

  The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its Directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as Directors and officers. These provisions do not eliminate the Directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each Director will continue to be subject to liability for breach of the Director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the Director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the Director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the Director's duty to the Registrant or its stockholders when the Director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the Director's duty to the Registrant or its stockholders, for improper transactions between the Director and the Registrant and for improper distributions to stockholders and loans to Directors and officers. The provision also does not affect a Director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

  The Registrant has entered into indemnity agreements with each of its Directors and certain executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a Director or an executive officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

  At present, there is no pending litigation or proceeding involving a Director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

  The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since March 11, 1996 (inception), the Registrant has sold and issued the following unregistered securities:

    (a) On April 10, 1996 the Registrant issued and sold 2,723,000 shares of its Series A Preferred Stock to certain accredited investors for an aggregate purchase price of $2,723,000.00. Upon the closing of this offering, the shares of Series A Preferred Stock will automatically convert into 4,084,500 shares of common stock. The Registrant relied on the exemption provided by Section 4(2) under the Act.

    (b) On October 4, 1996, in connection with the execution of an equipment financing agreement with Silicon Valley Bank ("SVB") and MMC/GATV Partnership 1 ("MMC"), the Registrant issued to SVB and MMC warrants to purchase up to 10,000 and 40,000 shares, respectively, of Series A Preferred Stock. These two warrants have an exercise price of $1.00 per share and expire on October 4, 2006. Upon the closing of this offering, these warrants will become exercisable for common stock at the rate of one and one-half shares of common stock for each share of preferred stock underlying the warrants. The Registrant relied on the exemption provided by
  Section 4(2) under the Act.

    (c) On January 14, 1997, the Registrant issued and sold 1,850,063 shares of Series B Preferred Stock to certain accredited investors for an aggregate purchase price of $6,278,493.57. Upon the closing of this offering the shares of Series B Preferred Stock will automatically convert into 2,778,092 shares of common stock. The Registrant relied on the exemption provided by Section 4(2) under the Act.

    (d) On January 14, 1997, the Company issued a warrant to a corporate partner to purchase up to 147,401 shares of Series B Preferred Stock at an exercise price of $3.39 per share. This warrant expires on January 14, 2004. Upon the closing of this offering, this warrant will become exercisable for common stock at the rate of one and one-half shares of common stock for each share of preferred stock underlying the warrant. The Registrant relied on the exemption provided by Section 4(2) under the Act.

    (e) On October 29, 1997, the Registrant issued and sold 2,422,361 shares of its Series C Preferred Stock to certain accredited investors for an aggregate purchase price of $11,506,214.75. Upon the closing of this offering, the shares of Series C Preferred Stock will automatically convert into 3,633,534 shares of common stock. The Registrant relied on the exemption provided by Section 4(2) under the Act.

    (f) On August 14, 1998, in connection with the execution of the Loan and Security Agreement with SVB, the Company issued to SVB a warrant to purchase up to 25,000 shares of Series C Preferred Stock at an exercise price of $4.75 per share. Upon the closing of this offering, this warrant will become exercisable for common stock at the rate of one and one-half shares of common stock for each share of preferred stock underlying the warrant. This warrant expires on August 14, 2003. The Registrant relied on the exemption provided by Section 4(2) under the Act.

    (g) On October 29, 1997 and on April 27, 1998, in connection with the execution of the Master Lease Agreement with Comdisco, Inc. ("Comdisco") the Company issued to Comdisco warrants to purchase 8,421 and 6,316 shares of Series C Preferred Stock at an exercise price of $4.75 per share. These warrants expire on October 29, 2007 and on April 27, 2008. Upon the closing of this offering, these warrants will become exercisable for common stock at the rate of one and one-half shares of common stock for each share of preferred stock underlying the warrants. The Registrant relied on the exemption provided by Section 4(2) under the Act.

    (h) On October 9, 1998, the Registrant issued and sold 3,225,806 shares of its Series D Preferred Stock to certain to certain accredited investors for an aggregate purchase price of $24,999,996.50. Upon the closing of this offering, the shares of Series D Preferred Stock will automatically convert into 4,838,698 shares of common stock. The Registrant relied on the exemption provided by Section 4(2) under the Act.

    (i) From March 11, 1996 to December 31, 1998, the Registrant granted common stock options and issued shares of common stock to employees and consultants in reliance on the exemption provided by either Section 4(2) under the Act or Rule 701 promulgated under the Act as follows: (i) options to purchase an aggregate of 5,317,237 shares of common stock with exercise prices ranging from $.067 to $5.00; and (ii) 1,964,604 shares of common stock at prices ranging from $.03 to $.07 per share.

  The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS.

   EXHIBIT
   NUMBER                         DESCRIPTION OF DOCUMENT
   -------                        -----------------------
    1.1    Form of Underwriting Agreement.
    3.1    Articles of Incorporation effective prior to reincorporation of the
            Company in Delaware.
    3.2    Bylaws effective prior to reincorporation of the Company in
            Delaware.
    3.3    Form of Certificate of Incorporation to be filed and become effective prior to effectiveness of this Registration Statement.
    3.4    Form of Bylaws to become effective prior to effectiveness of this
            Registration Statement.
    3.5    Restated Certificate of Incorporation, to be filed and become effective upon the closing of this offering.
    4.1    Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5.
    4.2    Specimen Stock Certificate.
    5.1    Opinion of Cooley Godward LLP.(1)
   10.1    Amended and Restated 1996 Equity Incentive Plan (the "1996 Plan").
   10.2    Form of Stock Option Agreement pursuant to the 1996 Plan.
   10.3    1999 Employee Stock Purchase Plan and related offering documents.
   10.4    Employment Offer Letter between the Company and Steve Hunt, dated
            July 31, 1996.
   10.5    Employment Offer Letter between the Company and Richard Gilbert, dated March 22, 1998.
   10.6    Master Equipment Lease between the Company and Comdisco, Inc., dated
            September 30, 1997.
   10.7    Loan and Security Agreement between the Company and Silicon Valley
            Bank, dated August 14, 1998.

   EXHIBIT
   NUMBER                         DESCRIPTION OF DOCUMENT
   -------                        -----------------------
    10.8   Loan and Security Agreement between the Company and Silicon Valley
            Bank and MMC/GATX Partnership No. 1, dated October 4, 1996.
    10.9   Office Lease between the Company and Public Storage Properties
            XVIII, Inc., dated June 14, 1996.
    10.10  Office Lease between the Company and R.G. Harris & Company, dated
            August 12, 1997.
    10.11  Office Sublease between the Company and Stuart Leeb and Associates, dated May 1, 1998.
    10.12  Office Lease between the Company and Palomar Enterprises, Inc., dated July 20, 1998.
    10.13  Warrant Agreement between the Company and MMC/GATX Partnership No.
            1, dated October 4, 1996.
    10.14  Warrant Agreement between the Company and Silicon Valley Bank, dated
            October 4, 1996.
    10.15  Warrant Agreement between the Company and Comdisco, Inc., dated
            October 29, 1997.
    10.16  Warrant Agreement between the Company and Comdisco, Inc., dated
            April 27, 1998.
    10.17  Warrant Agreement between the Company and Silicon Valley Bank, dated
            August 14, 1998.
    10.18  Amended and Restated Investors' Rights Agreement by and among the
            Company and certain stockholders of the Company, dated October 9,
            1998.
    10.19  Right of First Refusal and Co-Sale Agreement by and among the
            Company and certain stockholders of the Company, dated October 9,
            1998.
    10.20  Voting Agreement by and among the Company and certain stockholders of the Company, dated October 9, 1998.
    10.21  Founder Stock Purchase Agreement between the Company and Joseph D.
            Markee, dated March 11, 1996.
    10.22  First Amendment to Founder Stock Purchase Agreement between the
            Company and Joseph D. Markee, dated June 12, 1998.
    10.23  Founder Stock Purchase Agreement between the Company and Mark J.
            Handzel, dated March 11, 1996.
    10.24  First Amendment to Founder Stock Purchase Agreement between the
            Company and Mark J. Handzel, dated January 27, 1999.
   +10.25  General Agreement for the Procurement of Products and Services and
            the Licensing of Software between the Company and Lucent
            Technologies Inc., dated November 17, 1998.
   +10.26  OEM Purchase and Development Agreement between the Company an 3COM
            Corporation, dated November 24, 1998.
   +10.27  Development, Manufacturing and Supply Agreement between the Company and Netopia, Inc., dated May 19, 1998.
    23.1   Consent of Ernst & Young LLP, Independent Auditors.
    23.2   Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.(1)
    24.1   Power of Attorney. Reference is made to page II-6.
    27     Financial Data Schedule.

--------
+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
(1) To be filed by amendment.

  (B) FINANCIAL STATEMENT SCHEDULES.

  Schedule II--Valuation and Qualifying Accounts.

  All other schedules are omitted because they are not required, are not applicable or the information is included in our financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes:

    (1) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) That, for purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on March 1, 1999.

                                          By:        Richard Gilbert
                                             ----------------------------------
                                                      RICHARD GILBERT
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Gilbert and John Creelman and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                   DATE
             ---------                           -----                   ----

          Richard Gilbert            President, Chief Executive      March 1, 1999
____________________________________  Officer and Director
          RICHARD GILBERT             (Principal Executive
                                      Officer)

           John Creelman             Vice President of Finance,      March 1, 1999
____________________________________  Chief Financial Officer and
           JOHN CREELMAN              Secretary (Principal
                                      Financial and Accounting
                                      Officer)

          Joseph D. Markee           Chief Technical Officer and     March 1, 1999
____________________________________  Chairman of the Board
          JOSEPH D. MARKEE

         Andrew W. Verhalen          Director                        March 1, 1999
____________________________________
         ANDREW W. VERHALEN

             Tench Coxe              Director                        March 1, 1999
____________________________________
             TENCH COXE

            Roger Evans              Director                        March 1, 1999
____________________________________
            ROGER EVANS

         Richard H. Kimball          Director                        March 1, 1999
____________________________________
         RICHARD H. KIMBALL

                                                                     SCHEDULE II

                         COPPER MOUNTAIN NETWORKS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                                               ADDITIONS
                                               ----------
                                    BALANCE AT CHARGED TO            BALANCE AT
                                    BEGINNING  COSTS AND               END OF
ACCRUED WARRANTY                     OF YEAR    EXPENSES  DEDUCTIONS    YEAR
----------------                    ---------- ---------- ---------- ----------
Year ended December 31, 1997.......   $  --     $  2,000   $   --     $  2,000
Year ended December 31, 1998.......    2,000     426,000    10,000     418,000

NOTE: The Company had no activity in accrued warranty prior to 1997.

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                          DESCRIPTION OF DOCUMENT
 -------                         -----------------------
  1.1    Form of Underwriting Agreement.
  3.1    Articles of Incorporation effective prior to reincorporation of the
          Company in Delaware.
  3.2    Bylaws effective prior to reincorporation of the Company in Delaware.
  3.3    Form of Certificate of Incorporation to be filed and become effective prior to effectiveness of this Registration Statement.
  3.4    Form of Bylaws to become effective prior to effectiveness of this
          Registration Statement.
  3.5    Restated Certificate of Incorporation, to be filed and become effective upon the closing of this offering.
  4.1    Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5.
  4.2    Specimen Stock Certificate.
  5.1    Opinion of Cooley Godward LLP.(1)
 10.1    Amended and Restated 1996 Equity Incentive Plan (the "1996 Plan").
 10.2    Form of Stock Option Agreement pursuant to the 1996 Plan.
 10.3    1999 Employee Stock Purchase Plan and related offering documents.
 10.4    Employment Offer Letter between the Company and Steve Hunt, dated July
          31, 1996.
 10.5    Employment Offer Letter between the Company and Richard Gilbert, dated
          March 22, 1998.
 10.6    Master Equipment Lease between the Company and Comdisco, Inc., dated
          September 30, 1997.
 10.7    Loan and Security Agreement between the Company and Silicon Valley
          Bank, dated August 14, 1998.
 10.8    Loan and Security Agreement between the Company and Silicon Valley
          Bank and MMC/GATX Partnership No. 1, dated October 4, 1996.
 10.9    Office Lease between the Company and Public Storage Properties XVIII,
          Inc., dated June 14, 1996.
 10.10   Office Lease between the Company and R.G. Harris & Company, dated
          August 12, 1997.
 10.11   Office Sublease between the Company and Stuart Leeb and Associates, dated May 1, 1998.
 10.12   Office Lease between the Company and Palomar Enterprises, Inc., dated
          July 20, 1998.
 10.13   Warrant Agreement between the Company and MMC/GATX Partnership No. 1, dated October 4, 1996.
 10.14   Warrant Agreement between the Company and Silicon Valley Bank, dated
          October 4, 1996.
 10.15   Warrant Agreement between the Company and Comdisco, Inc., dated
          October 29, 1997.
 10.16   Warrant Agreement between the Company and Comdisco, Inc., dated April
          27, 1998.
 10.17   Warrant Agreement between the Company and Silicon Valley Bank, dated
          August 14, 1998.
 10.18   Amended and Restated Investors' Rights Agreement by and among the
          Company and certain stockholders of the Company, dated October 9,
          1998.
 10.19   Right of First Refusal and Co-Sale Agreement by and among the Company and certain stockholders of the Company, dated October 9, 1998.
 10.20   Voting Agreement by and among the Company and certain stockholders of the Company, dated October 9, 1998.
 10.21   Founder Stock Purchase Agreement between the Company and Joseph D.
          Markee, dated March 11, 1996.

 EXHIBIT
 NUMBER                          DESCRIPTION OF DOCUMENT
 -------                         -----------------------
  10.22  First Amendment to Founder Stock Purchase Agreement between the
          Company and Joseph D. Markee, dated June 12, 1998.
  10.23  Founder Stock Purchase Agreement between the Company and Mark J.
          Handzel, dated March 11, 1996.
  10.24  First Amendment to Founder Stock Purchase Agreement between the
          Company and Mark J. Handzel, dated January 27, 1999.
 +10.25  General Agreement for the Procurement of Products and Services and the
          Licensing of Software between the Company and Lucent Technologies
          Inc., dated November 17, 1998.
 +10.26  OEM Purchase and Development Agreement between the Company an 3COM
          Corporation, dated November 24, 1998.
 +10.27  Development, Manufacturing and Supply Agreement between the Company and Netopia, Inc., dated May 19, 1998.
  23.1   Consent of Ernst & Young LLP, Independent Auditors.
  23.2   Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.(1)
  24.1   Power of Attorney. Reference is made to page II-6.
  27     Financial Data Schedule.

--------
+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(1) To be filed by amendment.